    As filed with the Securities and Exchange Commission on May 3, 2001

                                                 Registration No. 333-56410
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------

                                FORM S-1/A

                              AMENDMENT NO. 1

                                    TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                         SeaChange International, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                   3663                    04-3197974
       (State or Other         (Primary Standard            (IRS Employer
     Jurisdiction of             Industrial              Identification No.)
      Incorporation or        Classification Code
      Organization)                Number)

              124 Acton Street, Maynard, MA 01754, (978) 897-0100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           William C. Styslinger, III
                Chairman, President and Chief Executive Officer
                         SeaChange International, Inc.
                                124 Acton Street
                               Maynard, MA 01754
                                 (978) 897-0100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ---------------
                                    Copy to:

                         William B. Simmons, Jr., Esq.
                        TESTA, HURWITZ & THIBEAULT, LLP
                                125 High Street
                          Boston, Massachusetts 02110
                                 (617) 248-7000

                                ---------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION DATED MAY 3, 2001

                                   PROSPECTUS

                                 856,144 SHARES

                         SEACHANGE INTERNATIONAL, INC.

                                  COMMON STOCK

                                  -----------

  This prospectus is part of a registration statement that covers 856,144 shares of our common stock held by Comcast SC Investment, Inc., a wholly-owned subsidiary of Comcast Corporation, or which may be acquired by it upon the exercise of a warrant held by it. The shares may be offered and sold from time to time by Comcast SC. We will receive no proceeds from the sale of the shares.

  Our shares are traded on the Nasdaq National Market under the symbol "SEAC." On May 2, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $16.050 per share.

                                  -----------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 5.

                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                  -----------

                   The date of this Prospectus is     , 2001.

                            SEACHANGE INTERNATIONAL

   We develop, manufacture and sell systems, known as video storage servers, that automate the management and distribution of both short-form video streams, such as advertisements, and long-form video streams, such as movies or other feature presentations, each of which requires precise, accurate and continuous execution, to television operators, telecommunications companies and broadcast television companies. Our systems utilize both standard industry components and our embedded proprietary software that performs the specific functions of information processing such as order processing, invoicing and other similar functions. Our digital video systems with their state-of-the-art electronic storage and retrieval capabilities are designed to provide a higher image quality and to be more reliable, easier to use and less expensive than analog tape-based systems that are based on transmission of a continuous electronic signal that may vary in both frequency and amplitude. We believe that by automating the management and distribution process our systems help our customers reduce their ongoing operating costs while simultaneously allowing our customers to increase revenues by offering more targeted services such as local advertising segments, known as geography-specific spot advertising, inserted into cable programming; movies, known as video-on-demand movies, that the subscriber is able to watch at any time with pause, rewind and fast forward features; and other services, known as interactive television services, that allow consumers to customize and/or interact with their television viewing experience in a manner similar to that of using a personal computer.

   In our broadband or high bandwidth network or facility business systems segment, we have one existing movie product and two video-on-demand products for the interactive television markets. Our Movie System product provides long-form video storage and delivery for the pay-per-view movie markets. Our GuestServe System product delivers video-on-demand and other guest services, Internet access and personal computer games in a hotel environment for cable television and telecommunications companies. Our ITV System product provides residential video on demand or interactive television system services, including accessing movies and other programs, purchasing products and retrieving Internet content through the television, to digitally manage, store and distribute digital video for cable television operators and telecommunications companies. Starting in 1998, the market for our ITV System expanded when we entered into agreements with several cable companies to provide our ITV System for demonstration and testing of their video-on-demand systems and in 2000, several of these cable operators began deploying our ITV System. We also have agreements with producers of digital set-top boxes to test and integrate their products with our ITV System. Examples of these agreements include our relationships with Scientific-Atlanta, Motorola and Sony Corporation whereby we developed integrated interactive television systems to ensure our video server systems interfaced with the set-top boxes to provide long form video content to the potential subscriber.

   In addition to our video on demand systems, our broadband system business segment includes our SPOT System product, which, based on currently available industry sources and our internal data, we believe to be the leading system in the United States in terms of market share for the transmission of video content, known as a video insertion system, in the multichannel television market for digital advertisement and other short-form video. Our SPOT System converts analog video forms such as advertisements and news updates to digital video forms, stores the digital video forms in remote or local storage devices, known as digital libraries, and inserts them automatically into television network streams. The SPOT System provides both high accuracy relative to the volume of video being played and high video image quality, permits geographic and demographic specificity of advertisements and we believe reduces operating costs by automating the management and distribution process. Our Advertising Management Software product operates in conjunction with our SPOT System to automate and simplify complex sales, scheduling and billing processes for the multichannel television market. A majority of our customers for these products consist of major cable television operators and telecommunications companies in the United States.

   In our broadcast or cable network systems business segment, our Broadcast MediaCluster product offers call letter stations, such as KSTP-Saint Paul, the ability to directly transmit content, such as commercials and syndicated or other programming for broadcast television companies, to their viewers. Today, the technology utilized by broadcasters is going through a transition away from analog tape libraries to digital server based storage of content. We believe that our broadcast Mediacluster system will eliminate the need for analog tape libraries and will provide broadcasters the automated storage and playback features that they require. Since 1998, we have installed broadcast systems at customer locations including network affiliates and multi-channel operations in the United States, Europe and the Far East.

   Nevertheless, we face significant challenges in our business, as the market in which we operate is intensely competitive and still emerging, meaning that the success of our business is contingent upon the widespread marketplace acceptance of our products and the technology on which they are based. Currently, we have a certain limited number of customers that each account for more than ten percent of our revenues and we also have sole raw material supplier relationships with several of our vendors. Each of these factors, along with the challenges inherent in managing our growth, could limit our ability to grow and succeed in accordance with our business plan.

   We were incorporated in Delaware in July 1993. Our principal executive offices are located at 124 Acton Street, Maynard, Massachusetts 01754, and our telephone number is (978) 897-0100. Our web site is located at www.schange.com. The information contained on our web site is not incorporated by reference into this document and should not be considered a part of this prospectus. Our web site address is included in this document as an inactive textual reference only.

                                  RISK FACTORS

   You should carefully consider the following risks before investing in our common stock. If any of the following risks come to fruition, our business, results of operations or financial condition could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the accompanying notes.

If we are unable to manage our growth and the related expansion in our operations effectively, our business may be harmed through a decreased ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees.

   Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires effective planning and management. Not only are we growing in size, but we are also continuing to transition towards greater reliance on our video-on-demand products for an increased portion of our revenue. Our growth has placed, and our anticipated future operations will continue to place, a significant strain on our management, administrative, operational and other resources. To manage future growth effectively, we must continue to improve our management and operational controls, enhance our reporting systems and procedures, integrate new personnel and manage expanded operations. A failure to manage our growth may harm our business through a decreased ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees upon which our business is dependent.

We may not be able to hire and retain highly skilled employees, particularly managerial, engineering, selling and marketing, finance and manufacturing personnel, which could affect our ability to compete effectively because our business is technology-based and there is a shortage of these employees within the New England area.

   Our success depends to a significant degree upon the continued contributions of our key management, engineering, selling and marketing and manufacturing personnel, many of whom would be difficult to replace given the shortage within the New England area of qualified persons for these positions. We do not have employment contracts with our key personnel. We believe that our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, selling and marketing, finance and manufacturing personnel, as our business is technology-based. Because competition for these personnel is intense, we may not be able to attract and retain qualified personnel in the future. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly software engineers and sales personnel, could have a material adverse effect on our business, financial condition and results of operations because our business is technology-based.

Cancellation or deferral of purchases of our products could cause our operating results to be below the expectations of the public market stock analysts who cover our stock, resulting in a decrease in the market price of our common stock.

   Any significant cancellation or deferral of purchases of our products could have a material adverse effect on our business, financial condition and results of operations in any particular quarter due to the resulting decrease in revenue and our relatively fixed costs. In addition, to the extent significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected because our expense levels are based, in part, on our expectations as to our future revenues, and we may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Because of these factors, in some future quarter our operating results may be below the expectations of public market analysts and investors which may adversely affect the market price of our common stock.

Seasonal trends may cause our quarterly operating results to fluctuate, making period-to-period comparisons of our operating results meaningless.

   We have experienced significant variations in the revenue, expenses and operating results from quarter to quarter and these variations are likely to continue. We believe that fluctuations in the number of orders being placed from quarter to quarter are principally attributable to the buying patterns and budgeting cycles of television operators and broadcast companies, the primary buyers of the digital advertising systems and broadcast systems, respectively. We expect that there will continue to be fluctuations in the number and value of orders received. As a result, our results of operations have in the past and likely will, at least in the near future, fluctuate in accordance with this purchasing activity making period-to-period comparisons of our operating results meaningless. In addition, because these factors are difficult for us to forecast, our business, financial condition and results of operations for one quarter or a series of quarters may be adversely affected and below the expectations of public market analysts and investors, resulting in a decrease in the market price of our common stock.

Due to the lengthy sales cycle involved in the sale of our products, our quarterly results may vary and should not be relied on as an indication of future performance.

   Digital video, movie and broadcast products are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of these products typically requires coordination and agreement among a potential customer's corporate headquarters and its regional and local operations. For these and other reasons, the sales cycle associated with the purchase of our digital video, movie and broadcast products are typically lengthy and subject to a number of significant risks, including customer's budgetary constraints and internal acceptance reviews, over which we have little or no control. Based upon all of the foregoing, we believe that our quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of our results of operations are not necessarily meaningful and that, in any event, these comparisons should not be relied upon as indications of future performance.

If we are unable to successfully compete in our marketplace, our financial condition and operating results may be adversely affected.

   We currently compete against suppliers of both analog tape-based and digital systems in the digital advertisement insertion market and against both computer companies offering video server platforms and more traditional movie application providers in the movie system market. In the television broadcast market, we compete against various computer companies offering video server platforms and television equipment manufacturers.

   Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including computer hardware and software companies and television equipment manufacturers, may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions and loss of market share which would adversely affect our business, financial condition and results of operations. Many of our current and potential competitors have greater financial, selling and marketing, technical and other resources than we do. Moreover, our competitors may also foresee the course of market developments more accurately than us. Although we believe that we have certain technological and other advantages over our competitors, realizing and maintaining these advantages will require a continued high level of investment by us in research and product development, marketing and customer service and support. In the future we may not have sufficient resources to continue to make these investments or to make the technological advances necessary to compete successfully with our existing competitors or with new competitors.

   If we are unable to compete effectively, our business, prospects, financial condition and operating results would be materially adversely affected because of the difference in our operating results from the assumptions on which our business model is based.

If the emerging digital video market does not gain commercial acceptance, our business, financial condition and results of operations would be negatively affected because the market for our products would be more limited than we currently believe and have communicated to the financial markets.

   Cable television operators and television broadcasters have historically relied on traditional analog technology for video management, storage and distribution. Digital video technology is still a relatively new technology and requires a significant initial investment of capital. Our future growth will depend on the rate at which television operators convert to digital video systems.

   In addition, to date our products have been purchased primarily by cable television operators and telecommunications companies. An inability to penetrate new markets would have a material adverse effect on our business, financial condition and results of operations because the market for our products would be more limited than we currently believe and have communicated to the financial markets.

If there were a decline in sales of our SPOT System, our revenues could be materially affected because we currently derive a large percentage of our revenues from this product.

   Sales of our SPOT System have historically accounted for a large percentage of our revenues, and this product and related enhancements are expected to continue to account for a significant portion of our revenues in the remainder of fiscal year 2000 and in fiscal year 2001. Our success depends in part on continued sales of our SPOT System product. Accordingly, a decline in demand or average selling prices for our SPOT System product line, whether as a result of new product introductions by others, price competition, technological change, inability to enhance the products in a timely fashion, or otherwise, would have a material adverse effect on our business, financial condition and results of operations.

If we fail to respond to rapidly changing technologies related to digital video, our business, financial condition and results of operations would be materially adversely affected because the competitive advantage of our products relative to those of our competitors would decrease.

   The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with the solutions provided by us or reduce the cost of existing products or services, any of which could enable our existing or potential customers to fulfill their video needs better and more cost efficiently than with our products. Our future success will depend on our ability to enhance our existing digital video products, including the development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. In the future, we may not be successful in enhancing our digital video products or developing, manufacturing and marketing new products which satisfy customer needs or achieve market acceptance. In addition, there may be services, products or technologies developed by others that render our products or technologies uncompetitive, unmarketable or obsolete, or announcements of currently planned or other new product offerings either by us or our competitors that cause customers to defer or fail to purchase our existing solutions.

If we are unable to successfully introduce to our marketplace new products or enhancements to existing products, our financial condition and operating results may be adversely effected by a decrease in purchases of our products.

   Because our business plan is based on technological development in the form of both development of new products and enhancements to our existing products, our future success is dependent on our successful introduction to the marketplace of these products and enhancements. In the future we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these and other new products and enhancements, or find that our new products and enhancements do not adequately meet the requirements of the marketplace or achieve market acceptance. Announcements of currently planned or other new product offerings may cause customers to defer purchasing our existing products. Moreover, despite testing by us, and by current and potential customers, errors or failures may be found in our products, or, if discovered, successfully corrected in a timely manner. These errors or failures could cause delays in product introductions and shipments, or require design modifications that could adversely affect our competitive position. Our inability to develop on a timely basis new products, enhancements to existing products or error corrections, or the failure of these new products or enhancements to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

Because our customer base is highly concentrated among a limited number of large customers, the loss of or reduced demand of these customers could have a material adverse effect on our business, financial condition and results of operations.

   Our customer base is highly concentrated among a limited number of large customers, and, therefore, a limited number of customers account for a significant percentage of our revenues in any year. In the years ended December 31, 1998 and 1999, the one month ended January 31, 2000, and the year ended January 31, 2001, revenues from our five largest customers represented approximately 55%, 47%, 47% and 44%, respectively, of our total revenues. In the years ended December 31, 1998 and 1999, the one month ended January 31, 2000, and the year ended January 31, 2001, two customers each accounted for more than 10% of our revenues. We generally do not have written continuing purchase agreements with our customers and do not generally have written agreements that require customers to purchase fixed minimum quantities of our products. Our sales to specific customers tend to vary significantly from year to year depending upon these customers' budgets for capital expenditures and new product introductions. In addition, we derive a substantial portion of our revenues from products that have a selling price in excess of $200,000. We believe that revenue derived from current and future large customers will continue to represent a significant proportion of our total revenues. The loss of, or reduced demand for products or related services from, any of our major customers could have a material adverse effect on our business, financial condition and results of operations.

Because we purchase certain of the components used in manufacturing our product from a sole supplier and we use a limited number of third party manufacturers to manufacture our product, our business, financial condition and results of operation could be materially adversely affected by a failure of this supplier or these manufacturers.

   Certain key components of our products are currently purchased from a sole supplier, including a computer chassis manufactured by Trimm Technologic Inc., a different computer chassis manufactured by JMR Electronics, Inc., a switch chassis manufactured by Ego Systems, a decoder card manufactured by Vela Research, Inc. for MPEG-2, the industry standard for digital video and audio compression, and an MPEG-2 encoder manufactured by Optibase, Inc. We have in the past experienced quality control problems, where products did not meet specifications or were damaged in shipping, and delays in the receipt of these components. These problems were generally of short duration and did not have a material adverse effect on us. However, we may in the future experience similar types of problems which could be more severe or more prolonged. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

   In addition, we rely on a limited number of third parties who manufacture certain components used in our products. While to date there has been suitable third party manufacturing capacity readily available at acceptable quality levels, in the future there may not be manufacturers that are able to meet our future volume or quality requirements at a price that is favorable to us. Any financial, operational, production or quality assurance difficulties experienced by these third party manufacturers that result in a reduction or interruption in supply to us could have a material adverse effect on our business, financial condition and results of operations.

The success of our business model depends on both the response of the market to the current regulatory structure and the continued deregulation of the telecommunications and television industries.

   The telecommunications and television industries are subject to extensive regulation which may limit the growth of our business, both in the United States and other countries. Although recent legislation has lowered the legal barriers to entry for telecommunications companies into the United States multichannel television market, telecommunications companies may either choose not to enter or be unable to successfully enter this or related markets. Moreover, the growth of our business internationally in the manner and to the extent currently contemplated by our business model is dependent in part on similar deregulation of the telecommunications industry abroad, the timing and magnitude of which is uncertain.

   Television operators are also subject to extensive government regulation by the Federal Communications Commission and other federal and state regulatory agencies. These regulations could have the effect of limiting capital expenditures by television operators and thus could have a material adverse effect on our business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could adversely affect our customers, and thereby materially adversely affect our business, financial condition and results of operations.

If we are unable to protect our intellectual property we may lose valuable assets on which our business is based or incur costly litigation to protect our rights.

   Our success and ability to compete depends upon our intellectual property, including our proprietary technology and confidential information, as the broadband and broadcast systems that we develop, market, license and sell are dependent on this technology and information. We rely on patent, trademark, trade secret and copyright laws to protect our intellectual property. Despite our efforts to protect our intellectual property, a third party could copy or otherwise obtain our proprietary information without authorization. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, or duplicate our products or our other intellectual property. We may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending our proprietary technology is expensive, could cause the diversion of our resources, and may not prove successful. Our protective measures may prove inadequate to protect our proprietary rights, and any failure to enforce or protect our rights could cause us to lose a valuable asset.

Future acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

   As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including:

  . difficulties in assimilation of acquired personnel, operations, technologies or products which may affect our ability to develop new products and services and compete in our rapidly changing marketplace due to a resulting decrease in the quality of work and innovation of our employees upon which our business is dependent; and

  . adverse effects on our existing business relationships with suppliers and customers, which may be of particular importance to our business because our customer base is highly concentrated among a limited number of large customers and we purchase certain of the components used in manufacturing our product from a sole supplier and we use a limited number of third party manufacturers to manufacture our product.

   In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer significant dilution. Any future acquisitions, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

Because our business is susceptible to risks associated with international operations, we may not be able to maintain or increase international sales of our products.

   International sales accounted for approximately 13%, 23%, 18% and 20% of our revenues in the years ended December 31, 1998 and 1999, the one month ended January 31, 2000 and the year ended January 31, 2001, respectively. We expect that international sales will account for a significant portion of our business in the future. However, in the future we may be unable to maintain or increase international sales of our products. International sales are subject to a variety of risks, including:

  . difficulties in establishing and managing international distribution channels;

  . difficulties in selling, servicing and supporting overseas products and in translating products into foreign languages;

  . the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property;

  .  multiple and possibly overlapping tax structures;

  .  currency and exchange rate fluctuations; and

  .  economic or political changes in international markets.

Our executive officers, directors and major stockholders possess significant control over us which may lead to conflicts with other stockholders over corporate governance matters.

   Our officers, directors and their affiliated entities, and other holders of 5% or more of our outstanding capital stock, together beneficially owned approximately 26.83% of the outstanding shares of our common stock as of April 23, 2001. As a result, these persons will strongly influence the composition of our board of directors and the outcome of corporate actions requiring stockholder approval, irrespective of how other of our stockholders may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of us which may be favored by a majority of the remaining stockholders, or cause a change of control not favored by our other stockholders.

                          FORWARD-LOOKING STATEMENTS

   This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, as more fully described in the preceding section and elsewhere in the prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of shares by Comcast SC. See "Comcast SC Investment, Inc." and "Plan of Distribution" described below.

                            SELECTED FINANCIAL DATA

   The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The consolidated statement of operations data for each of the five years ended December 31, 1996, 1997, 1998, 1999 and January 31, 2001 and for the one month period ended January 31, 2000 and the consolidated balance sheet data at December 31, 1996, 1997, 1998, 1999 and at January 31, 2000 and 2001 are detailed below. During the fourth quarter of twelve months ended January 31, 2001, SeaChange implemented the SEC's SAB 101 guidelines, retroactive to the beginning of the year (see Note 3 of the consolidated financial statements). The pro forma results for prior periods presented below were calculated assuming the accounting change was made retroactively to all prior periods presented. An explanation of the determination of the number of shares used in computing net income (loss) per share is given in the notes to the consolidated financial statements.

                                                               One month
                                                                 ended    Year ended
                              Year ended December 31,         January 31, January 31,
                         -----------------------------------  ----------- -----------
                          1996     1997      1998     1999       2000        2001
                         ------- --------  --------  -------  ----------- -----------
                                   (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
  Revenues
    Systems............. $45,745 $ 60,414  $ 58,033  $68,457   $    226    $ 74,986
    Services............   4,378    8,268    14,891   16,764      1,484      23,482
                         ------- --------  --------  -------   --------    --------
                          50,123   68,682    72,924   85,221      1,710      98,468
                         ------- --------  --------  -------   --------    --------
  Costs of revenues
    Systems.............  27,133   34,740    35,772   38,889        633      39,928
    Services............   4,538    7,898    13,611   14,962      1,445      18,798
                         ------- --------  --------  -------   --------    --------
                          31,671   42,638    49,383   53,851      2,078      58,726
                         ------- --------  --------  -------   --------    --------
Gross profit (loss).....  18,452   26,044    23,541   31,370       (368)     39,742
                         ------- --------  --------  -------   --------    --------
Operating expenses:
  Research and
   development..........   5,393   11,758    15,763   16,302      1,764      20,283
  Selling and
   marketing............   4,694    6,248     8,566    8,595      1,034      12,472
  General and
   administrative.......   2,364    3,932     6,132    5,335        457       7,372
  Restructuring of
   operations...........     --       --        676      --         --          --
  Write-off of acquired
   in-process research
   and development......     --     5,290       --       --         --          --
  Acquisition costs.....     --       --        --       684        --          --
                         ------- --------  --------  -------   --------    --------
                          12,451   27,228    31,137   30,916      3,255      40,127
                         ------- --------  --------  -------   --------    --------
Income (loss) from
 operations.............   6,001   (1,184)   (7,596)     454     (3,623)       (385)
Interest income
 (expense), net.........     375      663       235       28          9        (212)
                         ------- --------  --------  -------   --------    --------
Income (loss) before
 income taxes and
 cumulative effect of
 change in accounting
 principle..............   6,376     (521)   (7,361)     482     (3,614)       (597)
Provision (benefit) for
 income taxes...........   2,483    1,776    (2,789)     (15)    (1,156)       (690)
                         ------- --------  --------  -------   --------    --------
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............   3,893   (2,297)   (4,572)     497     (2,458)         93
Cumulative effect of
 change in accounting
 principle, net of tax
 of $732................     --       --        --       --         --       (1,100)
                         ------- --------  --------  -------   --------    --------
Net income (loss)....... $ 3,893 $ (2,297) $ (4,572) $   497   $ (2,458)   $ (1,007)
                         ======= ========  ========  =======   ========    ========
Basic earnings (loss)
 per share before
 cumulative effect of
 change in accounting
 principle.............. $  0.48  $ (0.15)  $ (0.24) $  0.02    $ (0.12)   $   0.00
Cumulative effect of
 change in accounting
 principle-Basic........     --       --        --       --         --        (0.05)
                         ------- --------  --------  -------   --------    --------
Basic earnings (loss)
 per share.............. $  0.48  $ (0.15)  $ (0.24) $  0.02    $ (0.12)    $ (0.05)
                         ======= ========  ========  =======   ========    ========

                                                              One month
                                                                ended    Year ended
                              Year ended December 31,        January 31, January 31,
                         ----------------------------------- ----------- -----------
                          1996     1997      1998     1999      2000        2001
                         ------- --------  --------  ------- ----------- -----------
                                   (in thousands, except per share data)
Diluted earnings (loss)
 per share before
 cumulative effect of
 change in accounting
 principle.............. $  0.22  $ (0.15)  $ (0.24) $  0.02   $ (0.12)    $  0.00
Cumulative effect of
 change in accounting
 principle-Diluted           --       --        --       --        --        (0.05)
Diluted earnings (loss)
 per share.............. $  0.22  $ (0.15)  $ (0.24) $  0.02   $ (0.12)    $ (0.05)
                         ======= ========  ========  =======  ========     =======
Pro forma amounts
 assuming the change in
 accounting principle is
 applied retroactively:
  Revenue............... $49,884 $ 68,634  $ 71,790  $85,052  $  2,144     $98,468
  Net income (loss)..... $ 3,747 $ (2,509) $ (5,276) $   323  $ (2,163)    $    93
  Basic earnings (loss)
   per share............ $  0.46  $ (0.16)  $ (0.28) $  0.02   $ (0.10)    $  0.00
  Diluted earnings
   (loss) per share..... $  0.21  $ (0.16)  $ (0.28) $  0.01   $ (0.10)    $  0.00

                                  December 31,           January 31, January 31,
                         ------------------------------- ----------- -----------
                          1996    1997    1998    1999      2000        2001
                         ------- ------- ------- ------- ----------- -----------
                                             (in thousands)
  Working capital....... $26,943 $24,949 $22,871 $23,365   $20,983     $28,819
  Total assets..........  46,467  52,512  54,527  62,304    56,712      88,253
  Long-term
   liabilities..........     --      --    1,027   1,231     1,144       3,934
  Deferred revenue......   2,192   3,851   3,939   4,380     6,292       8,435
  Total liabilities.....  14,240  17,510  23,207  27,963    24,761      42,951
  Total stockholders'
   equity...............  32,227  35,004  31,320  34,341    31,951      45,302
Pro forma amounts
 assuming the change in
 accounting principle is
 applied retroactively:
  Working capital....... $26,797 $24,737 $22,167 $23,191   $21,278     $28,819
  Total assets..........  46,467  52,512  54,527  62,304    56,712      88,253
  Long-term liabili-
   ties.................     --      --    1,027   1,231     1,144       3,934
  Deferred revenue......   2,431   3,899   5,073   4,549     5,857       8,435
  Total liabilities.....  14,386  17,722  23,911  28,137    24,466      42,951
  Total stockholders'
   equity...............  32,081  34,792  30,616  34,167    32,246      45,302

                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis together with our financial statements, related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

   We develop, manufacture and sell systems, known as video storage servers, that automate the management and distribution of both short-form video streams, such as advertisements, and long-form video streams, such as movies or other feature presentations, each of which requires precise, accurate and continuous execution, and the related services and movie content to television operators, telecommunications companies and broadcast television companies. Revenues from sales of systems are recognized upon shipment provided title and risk of loss has passed to the customer, there is evidence of an arrangement, fees are fixed or determinable and collection of the related receivable is probable. Installation, project management and training revenue is deferred and recognized as these services are performed. Revenue from technical support and maintenance is deferred and recognized ratably over the period of the related agreements, generally twelve months. Customers are billed for installation, project management, training and maintenance at the time of the product sale. Revenue from content fees, primarily movies, is recognized based on the volume of monthly purchases that are made by hotel guests. Revenue from product development contract services is recognized based on the time and materials incurred to complete the work.

   Our transactions frequently involve the sales of systems and services under multiple element arrangements. Systems sales always include one year of free technical support and maintenance services. Revenue under multiple element arrangements is allocated to all elements except systems based upon the fair value of those elements. The amounts allocated to training, project management, technical support and maintenance and content fees is based upon the price charged when these elements are sold separately and unaccompanied by the other elements. The amount allocated to installation revenue is based upon hourly rates and the estimated time required to complete the service. The amount allocated to systems is done on a residual method basis. Under this method, the total arrangement value is allocated first to undelivered elements, based on their fair values, with the remainder being allocated to systems revenue. Installation, training and project management services are not essential to the functionality of systems as these services do not alter the equipment's capabilities, are available from other vendors and the systems are standard products.

   We have experienced fluctuations in our systems revenues from quarter to quarter due to the timing of receipt of customer orders and the shipment of those orders. The factors that impact the timing of receipt of customer orders include among other factors: (1) customer obtaining authorized signatures on their purchase orders, (2) budgetary approvals within the customer's company for capital purchases and (3) the ability to process the purchase order within the customer's organization in a timely manner. Factors that may impact the shipment of customer orders include: (1) the availability of material to produce the product, and (2) the time required to produce and test the system before delivery. Because the average sales price of our system is high, the delay in the timing of receipt and shipment of any one customer order can result in quarterly fluctuations in our revenue.

   Our results are significantly influenced by a number of factors, including our pricing, the costs of materials used in our products and the expansion of our operations. We price our products and services based upon our costs as well as in consideration of the prices of competitive products and services in the marketplace. The costs of our products primarily consist of the costs of components and subassemblies that have generally declined over time. As a result of the growth of our business, our operating expenses have increased in the areas of research and development, selling and marketing, customer service and support and administration.

   On December 30, 1999, we acquired all of the outstanding capital stock of Digital Video Arts, Ltd. in exchange for 330,000 shares of our common stock using an exchange ratio of 0.033 of one share of our common stock for each share of Digital Video Arts. The acquisition was accounted for as a pooling of interests. Digital Video Arts is a developer of custom software products specializing in digital video and interactive television. As a result of the acquisition, Digital Video Arts became our wholly-owned subsidiary. The accompanying consolidated financial statements for all the periods presented have been restated to include the results of operations, financial position and cash flows of Digital Video Arts.

   On December 10, 1997, we exchanged 937,500 shares of our common stock for all of the outstanding capital stock of IPC Interactive Pte. Ltd. which was renamed to SeaChange Asia Pacific Operations Pte. Ltd. The total consideration including transaction costs was $4,805,000. SC Asia provides interactive television network systems to the hospitality and commercial property markets. The transaction was accounted for under the purchase method and, accordingly, our results of operations include the operating results of SC Asia from the date of acquisition.

Year Ended December 31, 1999 Compared to the Year Ended January 31, 2001

   Systems. Our systems revenues consist of sales of our broadband and broadcast products. Systems revenues increased 10% from $68.5 million in the twelve months ended December 31, 1999 to $75.0 million in the twelve months ended January 31, 2001. Revenues from the broadband segment, which accounted for 55% of total revenues in the twelve months ended January 31, 2001 and 61% of total revenues in the twelve months ended December 31, 1999, increased from $51.7 million in 1999 to $54.4 million in 2001. The increase in broadband revenues is primarily attributable to the sale of interactive television systems to U.S. cable operators who began to deploy residential video-on-demand services to their subscriber base during the twelve months ended January 31, 2001. Broadcast system segment revenues were $20.6 million in the twelve months ended January 31, 2001 compared to $16.8 million in the twelve months ended December 31, 1999. The 23% increase in broadcast revenues for the twelve months ended January 31, 2001 was primarily due to shipments for new broadcast customers in the U.S., Europe and the Far East. We expect future revenue growth, if any, to come principally from our interactive television and broadcast system products as cable and telecommunications companies continue to offer new video-on-demand applications for their customers and the market for digital video servers within the broadcast industry continues to expand. As revenues from broadcast and interactive television products increase, the digital advertising products will become a smaller portion of total system revenues. However, SeaChange believes that there will be a continued demand for expansions to existing digital advertising insertion systems within the U.S. and growth potential for new interactive advertising systems in the future.

   Services. Our services revenues consist of fees for installation, training, product maintenance, technical support services and movie content fees. Our services revenues increased 40% to $23.5 million in twelve months ended January 31, 2001 from $16.8 million in the twelve months ended December 31, 1999. This increase in services revenues primarily resulted from the renewals of existing technical support and maintenance, price increases on certain technical support and maintenance services, the impact of a growing installed base of systems and a higher volume of product development services.

   For the twelve-month periods ended January 31, 2001 and December 31, 1999, certain customers each accounted for more than 10% of our total revenues. Single customers each accounted for 12% and 10% of total revenues in the twelve months ended January 31, 2001 and 15% and 10% of total revenues in the twelve months ended December 31, 1999. Revenue from these customers was primarily in the broadband segment. We believe that revenues from current and future large customers will continue to represent a significant proportion of total revenues.

   International sales accounted for approximately 21% and 23% of total revenues in the twelve-month periods ended January 31, 2001 and December 31, 1999, respectively. We expect that international sales will remain a significant portion of our business in the future. As of January 31, 2001, substantially all sales of our products were made in United States dollars. We do not expect to change this practice in the foreseeable future.

Therefore, we have not experienced, nor do we expect to experience in the near term, any material impact from fluctuations in foreign currency exchange rates on our results of operations or liquidity. If this practice changes in the future, we will reevaluate our foreign currency exchange rate risk.

Gross Profit

   Systems. Costs of systems revenues consist primarily of the cost of purchased components and subassemblies, labor and overhead relating to the final assembly and testing of complete systems and related expenses. Costs of systems revenues increased to $39.9 million in the twelve months ended January 31, 2001 as compared to $38.9 million in the twelve months ended December 31, 1999. In the twelve months ended January 31, 2001, the cost of systems revenues increased from the prior year primarily as a result of higher systems revenues. We expect the cost of systems revenues for the interactive television products within the broadband segment to be higher as a percentage of revenues as the products are first deployed and to decrease as a percentage of revenues as the revenue level increases and we improve our manufacturing and material purchasing efficiencies.

   Systems gross profit as a percentage of systems revenues was 47% and 43% in the twelve months ended January 31, 2001 and December 31, 1999, respectively. The increase in systems gross profit in the twelve months ended January 31, 2001 was primarily due to lower material and other manufacturing costs as a percentage of systems revenue within the broadband segment and specifically for system revenues for the digital advertising insertion products. SeaChange was able to reduce manufacturing material costs principally through improved purchasing methods despite the continued trend towards the purchase of smaller scale digital advertising insertion systems and expansions to existing systems that have higher material content. Gross profit for the broadband segment improved from 43% for the twelve months ended December 31, 1999 to 48% for the twelve months ended January 31, 2001 while gross profit for the broadcast segment was 44% and 45% for the twelve months ended January 31, 2001 and the twelve months ended December 31, 1999, respectively. SeaChange does not know if the reductions in material and labor costs as a percentage of revenues for the broadband segment will continue in the future.

   Services. Costs of services revenues consist primarily of labor, materials and overhead relating to the installation, training, product maintenance and technical support services provided by us and costs associated with providing movie content. Costs of services revenues increased 26% from $15.0 million in the twelve months ended December 31, 1999 to $18.8 million in the twelve months ended January 31, 2001, primarily as a result of increased revenues and the costs associated with our hiring and training additional service personnel to provide worldwide support for the growing installed base of broadband and broadcast systems and costs associated with providing movie content. Services gross profit as a percentage of services revenue was 20% in the twelve months ended January 31, 2001 and 11% in the twelve months ended December 31, 1999. Improvements in the services gross profit in the twelve months ended January 31, 2001 reflect the increase in the installed base of systems under maintenance, price increases on certain annual technical support and maintenance services and higher product development revenues. We expect that we will continue to experience fluctuations in gross profit as a percentage of services revenue as a result of the timing of revenues from product and maintenance support and other services to support the growing installed base of systems and the timing of costs associated with our ongoing investment required to build a service organization to support the installed base of systems and new products.

   Research and Development. Research and development expenses consist primarily of the compensation of development personnel, depreciation of development and test equipment and an allocation of related facilities expenses. Research and development expenses increased 24% from approximately $16.3 million in the twelve months ended December 31, 1999 to $20.3 million in the twelve months ended January 31, 2001. The increase in the dollar amount was primarily attributable to the hiring and contracting of additional development personnel which reflects our continuing investment in new products. We expect that research and development expenses will continue to increase in dollar amount as we continue to focus on the development of new technology and support of new and existing products.

   Selling and Marketing. Selling and marketing expenses consist primarily of the compensation expenses, including sales commissions, travel expenses and certain promotional expenses. Selling and marketing expenses increased 45% from $8.6 million in the twelve months ended December 31, 1999 to $12.5 million in the twelve months ended January 31, 2001. This increase is primarily due to the hiring of additional sales personnel for our broadcast and interactive television products, increased sales commissions on higher revenues and higher marketing expenses specifically for tradeshow and other promotional activities.

   General and Administrative. General and administrative expenses consist primarily of the compensation of executive, finance, human resource and administrative personnel, legal and accounting services and an allocation of related facilities expenses. General and administrative expenses increased 38% from $5.3 million in the twelve months ended December 31, 1999 to $7.4 million in the twelve months ended January 31, 2001. This increase is primarily due to increased legal expenses associated with various litigation matters and accounting expenses associated primarily with tax matters.

   Interest expense (income), net. Interest expense, net, was approximately $212,000 in the twelve months ended January 31, 2001 and interest income, net was approximately $28,000 in the twelve months ended December 31, 1999. The increase in 2001 in interest expense, net, primarily resulted from interest expense on increased borrowings under SeaChange's lines of credit and new borrowings under SeaChange's construction loan.

   Provision (benefit) for Income Taxes. SeaChange's effective tax rate for the twelve months ended January 31, 2001 differed from the U.S. federal statutory tax rate due to the utilization of research and development tax credits. SeaChange's effective tax benefit rate was 116% for the twelve months ended January 31, 2001 as compared to 3% for the twelve months ended December 31, 1999.

   SeaChange had net deferred tax assets of $2.9 million, $4.1 million and $7.7 million at December 31, 1999, January 31, 2000 and January 31, 2001, respectively. Although realizability is not assured, based on the weight of available evidence, SeaChange believes it is more likely than not that all remaining deferred tax assets will be realized. The amount of the deferred tax asset considered realizable is subject to change based on future events, including generating taxable income in future periods. SeaChange will continue to assess the need for the valuation allowance at each balance sheet date based on all available evidence. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if SeaChange does not generate sufficient taxable income in future periods.

   Cumulative effect change in accounting principle. During the fourth quarter of the twelve months ended January 31, 2001, SeaChange implemented the SEC's SAB 101 guidelines, retroactive to the beginning of the year. This was reported as a cumulative effect of a change in accounting principle as of February 1, 2000. Historically, for some of SeaChange's sales transactions, a portion of the sales price, typically 25%, was not due until installation occurred. SeaChange now defers the portion of the sales price not due until installation is complete. The cumulative effect of the change in accounting principle on prior years resulted in a charge to income of $1.1 million (net of income taxes of $732,000) or $0.05 per diluted share which has been included in income for the fiscal year ending January 31, 2001. For the twelve months ended January 31, 2001, SeaChange recognized $1.5 million in revenue that is included in the cumulative effect adjustment as of February 1, 2000.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1999

Revenues

   Systems. Our systems revenues consist of sales of our digital video insertion, movie, broadcast and interactive television system products. Systems revenues increased 18% from $58.0 million in 1998 to $68.5 million in 1999. Revenues from the digital advertising insertion segment or SPOT Systems, which accounted for 60.5% and 52.3% of total revenues in 1998 and 1999, respectively, increased slightly from $44.1 million in 1998 to $44.6 million in 1999. The most significant increase in systems revenues in 1999 compared to 1998 resulted primarily from the sale of broadcast systems, a product that was first introduced and sold by us in the second quarter of 1998. Broadcast segment revenues increased from $4.2 million, or 5.8% of total revenues, in 1998 to $16.8 million, or 19.7% of total revenues, in 1999. In addition, during the third quarter of 1999, we sold our first interactive television systems which are used by cable operators and telecommunications companies to provide movie and other interactive services directly to the home of the cable subscriber. Revenues from the interactive television segment were $500,000 in 1999. These increases in systems revenues were offset in part by a $3.1 million decrease in systems revenues from the movies segment which was due to the timing of receiving a relatively small number of orders with a high average value per order. We expect future revenue growth, if any, to come principally from our broadcast and interactive television segments as the market for digital video servers within the broadcast industry continues to expand and cable and telecommunications companies continue to offer new video-on-demand applications for their customers. As revenues from broadcast and interactive television segments increase, the digital advertising segment will become a smaller portion of total system revenues. However, we believe that there will be a continued demand for expansions to existing digital advertising insertion systems within the U.S. and growth potential for new interactive advertising systems in the future.

   For the years ended December 31, 1998 and 1999, certain customers accounted for more than 10% of our total revenues. Individual customers accounted for 24% and 15% of total revenues in 1998 and 15% and 10% of total revenues in 1999. Revenues from these customers were predominantly in the digital advertising insertion segment. We believe that revenues from current and future large customers will continue to represent a significant proportion of our total revenues.

   International sales accounted for approximately 13% and 23% of total revenues in the years ended December 31, 1998 and 1999, respectively. We expect that international sales will remain a significant portion of our business in the future. As of December 31, 1999, substantially all sales our products were made in United States dollars. We do not expect to change this practice in the foreseeable future. Therefore, we have not experienced, nor do we expect to experience in the near term, any material impact from fluctuations in foreign currency exchange rates on our results of operations or liquidity. If this practice changes in the future, we will reevaluate our foreign currency exchange rate risk.

   Services. Our services revenues consist of fees for installation, training, product maintenance, technical support services and movie content fees. Our services revenues increased 13% to $16.8 million in 1999 from $14.9 million in 1998. This increase in services revenues primarily resulted from the renewals of maintenance and support contracts and the impact of a growing installed base of systems.

Gross Profit

   Systems. Costs of systems revenues consist primarily of the cost of purchased components and subassemblies, labor and overhead relating to the final assembly and testing of complete systems and related expenses. Costs of systems revenues increased 9% from $35.8 million in 1998 to $38.9 million in 1999. In 1999, the increase in costs of systems revenues reflects the higher revenue level and increased manufacturing labor and overhead costs incurred to support changes in the product mix, including the introduction of the new broadcast and video on demand products. We expect costs of systems revenues broadcast and interactive television segments to be higher as a percentage of revenue when the products are first introduced and to decrease as a percentage of revenues as we improve manufacturing efficiencies, spread fixed costs over a larger production volume and achieve lower material costs through improved purchasing efficiencies.

   Systems gross profit as a percentage of systems revenues were 38% and 43% in 1998 and 1999, respectively. Gross profit for the digital advertising insertion and the movies segments increased from 40% and 30% in 1998 to 43% and 38% in 1999, respectively, primarily as a result of continued reductions in manufacturing material and labor costs as a percentage of segment revenues. We were able to reduce manufacturing material costs principally through improved purchasing methods despite the continued trend towards the purchase of smaller scale digital advertising insertion systems and expansions to existing systems that have higher material content. Gross profit for the broadcast segment also improved from 43% in 1998 to 45% in 1999 as a result of higher revenues and lower material and labor manufacturing costs as a percentage of revenues. We do not know if the reductions in material and labor costs as a percentage of revenues for the advertising insertion segment will continue in the future. The gross profits in 1998 and 1999 were impacted by increases of approximately $2.0 million and $500,000, respectively, in our inventory valuation allowance. These increases were within the digital advertising insertion segment and were the result of new product introductions within this segment and the identification and anticipation of inventory write-downs of slower turning excess and obsolete materials. We do not anticipate a significant amount of inventory write-offs in the future because we have established inventory controls of inventory write-offs in the future because we have established inventory controls which provide for better inventory management during the transition period of new product introductions. We evaluate inventory levels and expected usage on a periodic basis and provide a valuation allowance for estimated inactive, obsolete and surplus inventory.

   Services. Costs of services revenues consist primarily of labor, materials and overhead relating to the installation, training, product maintenance and technical support services provided by us and costs associated with providing movie content. Costs of services revenues increased 10% from $13.6 million in 1998 to $15.0 million in 1999, primarily as a result of the costs associated with our hiring and training additional service personnel to provide worldwide support for the growing installed base of digital ad insertion, movie, broadcast and video on demand systems and costs associated with providing movie content. Services gross profit margin as a percentage of services revenue was 9.0% in 1998 and 11% in 1999. The higher services gross profit in 1999 is primarily due to higher level of services revenue. We expect that we will continue to experience fluctuations in gross profit as a percentage of services revenue as a result of the timing of revenues from product and maintenance support and other services to support the growing installed base of systems and the timing of costs associated with our ongoing investment required to build a service organization to support the installed base of systems and new products.

   Research and Development. Research and development expenses consist primarily of compensation of development personnel, depreciation of equipment and an allocation of related facilities expenses. Research and development expenses increased 3% from $15.8 million in 1998 to $16.3 million in 1999. The increase in the dollar amount in 1999 was primarily attributable to the hiring and contracting of additional development personnel which reflects our continuing investment in new products. All internal software development costs to date have been expensed by us. We expect that research and development expenses will continue to increase in dollar amount as we continue our development and support of new and existing products.

   Selling and Marketing. Selling and marketing expenses consist primarily of compensation expenses, including sales commissions, travel expenses and certain promotional expenses. Selling and marketing expenses remained flat at $8.6 million in 1998 and 1999.

   General and Administrative. General and administrative expenses consist primarily of compensation of executive, finance, human resource and administrative personnel, legal and accounting services and an allocation of related facilities expenses. General and administrative expenses decreased 13% from $6.1 million in 1998 to $5.3 million in 1999. The decrease in the dollar amounts was primarily attributable to lower payroll and related costs related to the centralization of accounting and administrative functions and lower legal costs.

   Restructuring of Operations. In March 1998, we recorded a charge of $676,000 for the restructuring of operations as part of a planned consolidation of the operations of SC Asia. The charge for restructuring included $569,000 related to the termination of 13 employees, a provision of $60,000 related to the planned vacating of premises and $47,000 of compensation expense associated with stock options for certain terminated employees. At March 31, 1998, we had notified all terminated employees. All restructuring charges were paid as of December 31, 1998.

   Acquisition Costs. On December 30, 1999, we acquired all of the authorized and outstanding common stock of Digital Video Arts, Ltd. in exchange for 330,000 shares of our common stock using an exchange ratio of 0.033 of one share of our common stock for each share of Digital Video Arts. The acquisition was accounted for as a pooling of interests. Digital Video Arts is a developer of custom software products specializing in digital video and interactive television. As a result of the acquisition, Digital Video Arts became our wholly-owned subsidiary. Total revenues of $85.2 million for the year ended December 31, 1999 consisted of $84.2 million of our revenues and $1.0 million of Digital Video Arts' revenues. Net income of $497,000 for the same period consisted of our net income of $1.1 million and a Digital Video Arts net loss of $592,000. Included in net income were acquisition costs of $684,000 consisting primarily of professional service fees. Due to the acquisition, Digital Video Arts' previously unrecognized tax benefits of operating loss carryforwards were recognized in our consolidated results in the applicable period.

   Interest Income, net. Interest income, net was approximately $235,000 and $28,000 in 1998 and 1999, respectively. The decrease in interest income, net in 1999 primarily resulted from lower average invested balances in 1999 and interest expense on borrowings.

   Provision (Benefit) for Income Taxes. Our effective tax benefit rate was 37.9% and 3% in 1998 and 1999, respectively, due to the taxable loss in 1998 and the utilization of operating tax loss carryforwards associated with the acquisition of Digital Video Arts in 1999.

One Month Ended January 31, 2000 Compared to the One Month Ended January 31,
1999

Revenues

   Systems. Systems revenues decreased 68% from $697,000 in the one month ended January 31, 1999 to $226,000 in the one month ended January 31, 2000. This decreased systems revenues resulted primarily from the timing of receipt of customer orders and related shipment within both the broadband and broadcast segments.

   Services. Our services revenues increased 23% from approximately $1.2 million in the one month ended January 31, 1999 to $1.5 million in the one month ended January 31, 2000. This increase in services revenues resulted primarily from renewals of technical support and maintenance contracts, higher product development revenues and the impact of a growing installed base of systems.

   For the one month period ended January 31, 2000 and January 31, 1999, certain customers accounted for more than 10% of our total revenues. Single customers accounted for 16% and 11% of total revenues in one month ended January 31, 2000 and 17%, 12% and 10% of total revenues in the one month ended January 31, 1999. Revenues from these customers were primarily in the broadband segment. We believe that revenues from current and future large customers will continue to represent a significant proportion of total revenues.

   International sales accounted for approximately 18% and 38% of total revenues for the one month ended January 31, 2000 and January 31, 1999, respectively. We expect that international sales will remain a significant portion of our revenues in the future. As of January 31, 2000, substantially all sales of our products were made in United States dollars. We do not expect any material change to this practice in the foreseeable future. Therefore, we have not experienced, nor do we expect to experience in the near term, any material impact from fluctuations in foreign currency exchange rates on our results of operations or liquidity. If this practice changes in the future, we will reevaluate our foreign currency exchange rate risk.

Gross Profit

   Systems. Costs of systems revenues decreased 6% from $670,000 in the one month ended January 31, 1999 to $633,000 in the one month ended January 31, 2000. For the one month ended January 31, 2000, the decrease in cost of systems revenues primarily reflects lower systems revenue offset in part by fixed manufacturing labor and overhead costs.

   Systems gross profit as a percentage of systems revenues was a negative 180% in the one month ended January 31, 2000. In the one month ended January 31, 1999, gross profit as a percentage of systems revenues was 4%. The decrease in systems gross profit in 2000 was primarily due to lower systems revenue and higher material and fixed manufacturing costs as a percentage of systems revenues.

   Services. Costs of services revenues increased 38% from approximately $1.0 million in the one month ended January 31, 1999 to $1.4 million in the one month ended January 31, 2000, primarily as a result of the costs associated with our hiring and training additional service personnel to provide worldwide support for the growing installed base of broadband and broadcast systems and costs associated with providing movie content. Services gross profit as a percentage of services revenue decreased to 3% in the one month ended January 31, 2000 compared to a gross profit margin of 13% in the one month ended January 31, 1999. We expect that we will continue to experience fluctuations in gross profit as a percentage of services revenue as a result of the timing of revenues from technical support and maintenance and other services to support the growing installed base of systems and the timing of costs associated with our ongoing investment required to build a service organization to support the installed base of systems and new products.

   Research and Development. Research and development expenses increased 33% from approximately $1.3 million, in the one month ended January 31, 1999 to $1.8 million in the one month ended January 31, 2000. The increase in the dollar amount was primarily attributable to the hiring and contracting of additional development personnel which reflects our continuing investment in new products. We expect that research and development expenses will continue to increase in dollar amount as we continue our development and support of new and existing products.

   Selling and Marketing. Selling and marketing expenses increased 98% from $522,000 in the one month ended January 31, 1999 to $1.0 million in the one month ended January 31, 2000. This increase is primarily due to the hiring of additional sales personnel for our broadcast and interactive television products and higher tradeshow expenses.

   General and Administrative. General and administrative expenses increased 2% from $447,000 in the one month ended January 31, 1999 to $457,000 in the one month ended January 31, 2000.

   Interest Income, net. Interest income, net, was approximately $9,000 in the one month ended January 31, 2000 and January 31, 1999, respectively.

   Benefit for Income Taxes. Our effective tax benefit rate was 32% and 33% in the one month ended January 31, 2000 and January 31,1999, respectively.

Quarterly Results of Operations

   The following tables present certain unaudited quarterly information for the quarterly periods in the years ended January 31, 2001, January 31, 2000 and December 31, 1999. Previously reported amounts for the first, second and third quarters of 2001 have been restated to give effect to the cumulative change in accounting principle (see Note 3 to the Consolidated Financial Statements) and the adoption of EITF 00-10, "Accounting for Shipping and Handling Revenues and Costs." In addition, previously reported amounts for the year ended December 31, 1999 have been recast to present prior year periods on a basis comparable with the current year-end. This information is derived from unaudited financial statements and has been prepared on the same basis as our audited financial statements which appear elsewhere in this document. In the opinion of our management, this data reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the information when read in conjunction with our consolidated financial statements and notes thereto. The results for any quarter are not necessarily indicative of future quarterly results, and we believe that period-to-period comparisons should not be relied upon as an indication of future performance.

                                            Year ended January 31, 2001
                                     ------------------------------------------
                                                    As Reported
                                     ------------------------------------------
                                     April 30, July 31, October 31, January 31,
                                       2000      2000      2000        2001
                                     --------- -------- ----------- -----------
                                                   (in thousands)
  Revenue...........................  $22,336  $25,567    $24,222    $ 25,782
  Gross profit......................    8,832   10,182     10,005      10,370
  Operating expenses................    8,346    9,426      9,945      12,410
  Net income (loss).................  $   349  $   512    $     4    $ (1,012)
                                      =======  =======    =======    ========
  Earnings (loss) per share-- Ba-
   sic..............................  $  0.02  $  0.02    $  0.00     $ (0.05)
                                      =======  =======    =======    ========
  Earnings (loss) per share-- Dilut-
   ed...............................  $  0.02  $  0.02    $  0.00     $ (0.05)
                                      =======  =======    =======    ========
                                            Year ended January 31, 2001
                                     ------------------------------------------
                                                    As Adjusted
                                     ------------------------------------------
                                     April 30, July 31, October 31, January 31,
                                       2000      2000      2000        2001
                                     --------- -------- ----------- -----------
  Revenue...........................  $22,304  $25,356    $25,026    $ 25,782
  Gross profit......................    8,706    9,906     10,760      10,370
  Operating expenses................    8,346    9,426      9,945      12,410
  Income (loss) before cumulative
   effect of change
   in accounting principle..........      263  $   330    $   512    $ (1,012)
  Cumulative effect of change in ac-
   counting principle
   net of tax of $732...............   (1,100)     --         --          --
  Net income (loss).................   $ (837) $   330    $   512    $ (1,012)
                                      =======  =======    =======    ========
  Earnings (loss) per share-- Ba-
   sic..............................  $ (0.04) $  0.02    $  0.02     $ (0.05)
                                      =======  =======    =======    ========
  Earnings (loss) per share-- Dilut-
   ed...............................  $ (0.04) $  0.01    $  0.02     $ (0.05)
                                      =======  =======    =======    ========

                                          Year ended December 31, 1999
                                  ---------------------------------------------
                                  March 31, June 30, September 30, December 31,
                                    1999      1999       1999          1999
                                  --------- -------- ------------- ------------
  Revenue........................  $20,811  $21,674     $21,709      $21,027
  Gross profit...................    7,494    7,961       8,001        7,914
  Operating expenses.............    7,504    7,665       7,465        8,282
  Net income (loss)..............    $ (32) $   400     $   292       $ (163)
                                   =======  =======     =======      =======
  Earnings (loss) per share-- Ba-
   sic...........................  $ (0.00) $  0.02     $  0.01      $ (0.01)
                                   =======  =======     =======      =======
  Earnings (loss) per share-- Di-
   luted.........................  $ (0.00) $  0.02     $  0.01      $ (0.01)
                                   =======  =======     =======      =======
                                           Year ended January 31, 2000
                                  ---------------------------------------------
                                  April 30, July 31,  October 31,  January 31,
                                    1999      1999       1999          2000
                                  --------- -------- ------------- ------------
  Revenue........................  $21,289  $22,628     $20,030      $21,076
  Gross profit...................    7,792    8,133       6,544        8,344
  Operating expenses.............    7,763    7,418       7,521        9,176
  Net income (loss)..............  $     1  $   813      $ (614)      $ (757)
                                   =======  =======     =======      =======
  Earnings (loss) per share-- Ba-
   sic...........................  $  0.00  $  0.04     $ (0.03)     $ (0.04)
                                   =======  =======     =======      =======
  Earnings (loss) per share-- Di-
   luted.........................  $  0.00  $  0.04     $ (0.03)     $ (0.04)
                                   =======  =======     =======      =======

   We have experienced significant variations in revenues, expenses and operating results from quarter to quarter and such variations are likely to continue. A significant portion of our revenues have been generated from a limited number of customers and it is difficult to predict the timing of future orders and shipments to these and other customers. Customers can cancel or reschedule shipments, and development or production difficulties could delay shipments. During the quarterly periods for the last two years, we experienced variations in our revenues from quarter to quarter primarily related to the significant growth of our interactive television products in the broadband segment and broadcast segment products. The broadcast segment revenues increased from $3.1 million in the first quarter of 1999 to a high of $7.2 million in the third quarter of fiscal year January 31, 2001. During this same time period, interactive television system revenues increased from $1.3 million in the first quarter of 1999 to $4.6 million in the fourth quarter of the twelve months ended January 31, 2001.

   We have also experienced significant variations in our quarterly systems gross margins. Changes in pricing policies, the product mix, the timing and significance of new product introductions and product enhancements, and fluctuations in the number of systems so affects manufacturing efficiencies and, accordingly, the gross profits. Quarterly services gross margins have historically fluctuated significantly because installation and training service revenue varies by quarter while the related costs are relatively consistent by quarter. During the quarterly periods in 1999 and fiscal year 2001, the gross margins improved significantly from a low of 37% in the first quarter of 1999 to a high of 41% in the third quarter of the twelve months ended January 31, 2001 as a result of a reduction in prices of hardware components for digital advertising insertion and broadcast segment products and increased revenues.

   Operating expenses also vary with the number, timing and significance of new product and product enhancement introductions by us and our competitors, increased competition, the gain or loss of significant customers, the hiring of new personnel and general economic conditions. During the quarterly periods in 1999 and in the twelve months ended January 31, 2001, we experienced certain fluctuations in our operating expenses. Specifically, acquisition costs related to our purchase of Digital Video Arts in the fourth quarter of 1999 resulted in increased operating expenses. During the twelve months ended January 31, 2001, we increased headcount within our research and development and sales and marketing areas to reflect our continued investment in future product development and our desire to increase our interactive television and broadcast revenues. As a result, our expenses in both of these areas increased during the year. In addition, our selling and marketing costs fluctuate from quarter to quarter as a result of large tradeshows that take place in the first and third quarter of the year and significant promotional costs that are incurred for new product introductions. All of the above factors are difficult for us to forecast, and these or other factors may materially adversely effect our business, financial condition and results of operations for one quarter or a series of quarters. Only a small portion of our expenses vary with revenues in the short-term and there would likely be a material adverse effect on our operating results if future revenues are lower than expectations.

   Based upon all of the foregoing, we believe that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and, therefore, should not be relied upon as indications of future performance. For the quarter ended April 30, 2001, SeaChange expects to generate revenues of approximately $29.0 to $30.0 million and net income of a penny per share.

Liquidity and Capital Resources

   We have financed our operations and capital expenditures primarily with the proceeds of our common stock, borrowings and cash flows generated from operations. Cash and cash equivalents increased $3.4 million from $2.7 million at January 31, 2000 to $6.1 million at January 31, 2001. Working capital increased from approximately $21.0 million at January 31, 2000 to approximately $28.8 million at January 31, 2001.

   Net cash used in operating activities was approximately $4.9 million for the twelve months ended January 31, 2001. Net cash provided by operating activities was approximately $8.6 million for the twelve months ended December 31, 1999. The net cash used in operating activities in the twelve months ended January 31, 2001 was the result of the net loss adjusted for non-cash expenses including depreciation and amortization of $4.9 million offset by changes in certain operating assets and liabilities. The significant net changes in assets and liabilities that used cash in operations included an increase in accounts receivable of $10.4 million, an increase in inventories of $5.1 million and an increase in prepaid expenses and other assets of $2.1 million. Inventory levels increased during the period principally as a result of new product introductions within the interactive television and broadcast product areas. Increases of inventory levels occurred in each of these product areas specifically for customer demonstration equipment and procurement commitments in component inventories with an average order to delivery requirement of twelve to fifteen weeks. We expect these inventory levels to decrease and then stabilize as revenues from both these products increase. We expect that the broadcast segment and the interactive television products within the broadband segment will continue to require a significant amount of cash to fund future product development, to manufacture and deploy customer test and demonstration equipment and to meet higher revenue levels in both product segments. These items that used cash in operations were partially offset by an increase in accounts payable of $6.9 million and an increase in deferred revenue of $2.1 million.

   Net cash used in investing activities was approximately $12.8 million and $3.1 million for the twelve months ended January 31, 2001 and December 31, 1999, respectively. Investment activity consisted primarily of capital expenditures related to construction to expand the current manufacturing facility and the acquisition of computer equipment, office furniture, and other capital equipment required to support the expansion and growth of the business.

   Net cash provided by financing activities was approximately $21.1 million and $364,000 for the twelve months ended January 31, 2001 and December 31, 1999, respectively. In the twelve months ended January 31, 2001, the cash provided by financing included $12.8 million received in connection with the issuance of common stock ($10 million of which was issued to Microsoft Corporation) and $10.0 million in borrowings under the lines of credit and our construction loan. Microsoft entered into an agreement with us to collaborate on extending Microsoft Windows Media Technologies from Broadband Internet delivery to cable and broadcast television systems. Concurrent with this agreement, Microsoft purchased 277,162 shares of our common stock for $10 million at 8% below the average closing price of our common stock over the ten trading days ending one trading day prior to the date of the relevant commercial milestones. Microsoft has agreed to purchase additional shares of our common stock based upon the achievement of mutually agreed upon development milestones including the development of software that meets specific streaming performance levels and the commercial release of an enhanced version of the software that will be used with Microsoft's Next Generation Media Server. During the same period, cash used in financing activities included approximately $1.7 million in principal payments under our equipment line of credit and capital lease obligations.

   We had a $6.0 million revolving line of credit and a $5.0 million equipment line of credit with a bank. This revolving line of credit expired in March 2000 and our ability to make purchases under the equipment line of credit expired in March 2000. In July 2000, we renewed our revolving line of credit and equipment line of credit with a bank. The revolving line of credit was extended until March 2001 and borrowings under the facility increased to $7.5 million. The equipment line of credit was extended to provide SeaChange additional equipment financing of $4.0 million through March 2001. In addition, we entered into a $3.0 million line of credit facility with the Export-Import Bank of the United States ("EXIM") which allows us to borrow money based upon eligible foreign customer account balances. Our ability to borrow funds under this facility also expired in March 2001. We are currently in the process of negotiating the renewal of all our lines of credit. Borrowings under all the lines of credit are collateralized by substantially all of our assets. Loans made under the revolving line of credit would generally bear interest at a rate per annum equal to the LIBOR rate plus 2% (9.05% at January 31, 2001). Loans under the EXIM line of credit bear interest at a rate per annum equal to the prime rate (9.5% at January 31, 2001). Loans made under the equipment line of credit bear interest at a rate per annum equal to the bank's base rate plus 1.0% (10.5% at January 31, 2001). The loan agreement relating to the lines of credit requires that we provide the bank with certain periodic financial reports and comply with certain financial ratios including the maintenance of total liabilities, excluding deferred revenue, to net worth ratio of at least .80 to 1.0. At January 31, 2001, we were not in compliance with certain financial covenants of the loan agreement for all the lines of credit. Subsequent to year-end, we received a waiver of non-compliance from the bank. As of January 31, 2001, there were $4.0 million in borrowings against the revolving line of credit and borrowings outstanding under the equipment line of credit were $4.9 million. There were no borrowings outstanding under the EXIM line of credit at January 31, 2001.

   In October 2000, we entered into an agreement with a bank to finance $1.2 million of the construction costs related to the purchase and renovation of a manufacturing mill in New Hampshire that we previously purchased in February 2000. During the construction period, interest is accrued and payable at a per annum rate of 8.875%. Upon occupancy of the building , the loan converted into two promissory notes whereby we will pay principal and interest based upon a fixed interest rate per annum over a five and ten year period, respectively (8.875% at January 31, 2001). Borrowings under the loan are secured by the land and buildings of the renovated mill. The loan agreement requires that we provide the bank with certain periodic financial reports and comply with certain financial ratios. At January 31, 2001, we were in compliance with all covenants. As of January 31, 2001, borrowings outstanding under the loan were $1.2 million.

   On February 28, 2001, we received $10.0 million from a private placement sale of common stock and a warrant to Comcast SC Investment, Inc. (See Note 14 to the Consolidated Financial Statements). We believe that existing funds together with available borrowings under the revolving lines of credit are adequate to satisfy our working capital and capital expenditure requirements for the foreseeable future.

   We had no material capital expenditure commitments as of January 31, 2001. We had non-cancelable purchase commitments for inventories of approximately $5,400,000 at January 31, 2001.

One month ended January 31, 2000

   During the one month periods ended January 31, 2000 and January 31, 1999, we used cash in operations of $8.3 million, and $1.3 million, respectively. It is typical for us to experience fluctuations in our monthly operating results primarily due to the timing of receiving customer orders and the related shipment of these customer orders. As a result of these monthly fluctuations, we may experience an increase in our inventories as a result of procurement of both short and long lead components for anticipated orders for both our product segments, a decrease in our accounts payable balance primarily due to the timing of payments for materials purchased for prior month shipments, a decrease in accounts receivable amounts as a result of customer payments without corresponding customer shipments and a resulting decrease in cash and cash equivalents.




   We believe that existing funds together with available borrowings under the revolving line of credit and equipment line facility are adequate to satisfy our working capital and capital expenditure requirements for the foreseeable future.

   We had no material capital expenditure commitments as of January 31, 2000.

Effects of Inflation

   Our management believes that financial results have not been significantly impacted by inflation and price changes.

Recent Accounting Pronouncements.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standarads No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. This accounting standard amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. We will adopt SFAS No. 133, as amended, in fiscal year 2002. To date we have not utilized derivative instruments or hedging activities and, therefore, the adoption of SFAS 133 is not expected to have a material impact on our financial position or results of operations.

                          QUANTITATIVE AND QUALITATIVE
                         DISCLOSURES ABOUT MARKET RISK

   We face exposure to financial market risks, including adverse movements in foreign currency exchange rates and changes in interest rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results. Our primary exposure has been related to local currency revenue and operating expenses in Europe and Asia. Historically, we have not hedged specific currency exposures as gains and losses on foreign currency transactions have not been material to date. At December 31, 1999 and January 31, 2001, we had $1.7 million and $10.1 million outstanding related to variable rate U.S. dollar denominated short-term debt. The carrying value of these short-term borrowings approximates fair value due to the short maturities of these instruments. Assuming a hypothetical 10% adverse change in the interest rate, interest expense on these short-term borrowings would increase by $16,000 and $95,000 for the twelve month periods ended December 31, 1999 and January 31, 2001.

   The carrying amounts reflected in the consolidated balance sheet of cash and cash equivalents, trade receivables, and trade payables approximates fair value at December 31, 1999 and January 31, 2001 due to the short maturities of these instruments.

   We maintain investment portfolio holdings of various issuers, types, and maturities. Our cash and marketable securities include cash equivalents, which we consider to be securities purchased with original maturities of three months or less. Given the short maturities and investment grade quality of the portfolio holdings at December 31, 1999 and January 31, 2001, a sharp rise in interest rates should not have a material adverse impact on the fair value of our investment portfolio. As a result, we do not currently hedge these interest rate exposures.

                                    BUSINESS

   Incorporated in Delaware in July 1993, we develop, manufacture and sell systems, known as video storage servers, that automate the management and distribution of both short-form video streams, such as advertisements, and long-form video streams, such as movies or other feature presentations, each of which requires precise, accurate and continuous execution, to television operators, telecommunications companies and broadcast television companies. Our systems utilize both standard industry components and our embedded proprietary software that performs the specific functions of information processing such as order processing, invoicing and other similar functions. Our digital video systems with their state-of-the-art electronic storage and retrieval capabilities are designed to provide a higher image quality and to be more reliable, easier to use and less expensive than analog tape-based systems that are based on transmission of a continuous electronic signal that may vary in both frequency and amplitude. We believe that by automating the management and distribution process our systems help our customers reduce their ongoing operating costs while simultaneously allowing our customers to increase revenues by offering more targeted services such as local advertising segments, known as geography-specific spot advertising, inserted into cable programming; movies, known as video-on-demand movies, that the subscriber is able to watch at any time with pause, rewind and fast forward features; and other services, known as interactive television services, that allow consumers to customize and/or interact with their television viewing experience in a manner similar to that of using a personal computer.

   In our broadband or high bandwidth network or facility systems business segment, we have one existing movie product and two video-on-demand products for the interactive television markets. Our Movie System product provides long-form video storage and delivery for the pay-per-view movie markets. Our GuestServe System product delivers video-on-demand and other guest services, Internet access and personal computer games in a hotel environment for cable television and telecommunications companies. Our ITV System product provides residential video on demand or interactive television system services, including accessing movies and other programs, purchasing products and retrieving Internet content through the television, to digitally manage, store and distribute digital video for cable television operators and telecommunications companies. Starting in 1998, the market for our ITV System expanded when we entered into agreements with several cable companies to provide our ITV System for demonstration and testing of their video-on-demand systems and in 2000, several of these cable operators began deploying our ITV System. We also have agreements with leading producers of hardware devices, known as set-top boxes, used to receive and unscramble television signals, including agreements with Scientific-America, Motorola and Sony Corporation to test and integrate their products with our ITV System.

   In addition to our video on demand systems, our broadband system business segment includes our SPOT System product, which, based on currently available industry sources and our internal data, is the leading system in the United States for the transmission of video content, known as a video insertion system, in the multichannel television market for digital advertisement and other short-form video. Our SPOT System converts analog video forms such as advertisements and news updates to digital video forms, stores the digital video forms in remote or local storage devices, known as digital libraries, and inserts them automatically into television network streams. The SPOT System provides both high accuracy relative to the volume of video being played and high video image quality, permits geographic and demographic specificity of advertisements and we believe reduces operating costs by automating the management and distribution process. Our Advertising Management Software product operates in conjunction with our SPOT System to automate and simplify complex sales, scheduling and billing processes for the multichannel television market. A majority of our customers for these products consist of major cable television operators and telecommunications companies in the United States.

   In our broadcast or cable network systems business segment, our Broadcast MediaCluster product offers call letter stations, such as KSTP-Saint Paul, the ability to directly transmit content, such as commercials and syndicated or other programming for broadcast television companies, to their viewers. Today, the technology utilized by broadcasters is going through a transition away from analog tape libraries to digital server based storage of content. We believe that our broadcast MediaCluster system will eliminate the need for analog tape libraries and will provide broadcasters the automated storage and playback features that they require. Since 1998, we have installed broadcast systems at customer locations including network affiliates and multi-channel operations in the United States, Europe and the Far East.

   Financial information regarding our business segments is located in the footnotes to our financial statements included with this prospectus under the heading "Segment Information."

Industry Background

   Television operators, the largest users of professional quality video, historically have relied on videotape technology such as reel-to-reel technology and tape cassettes for the storage and distribution of video streams. These systems, which use videotape as the primary mechanism for the storage and distribution of video, have substantial limitations. Videotapes and their associated recording playback mechanisms are subject to mechanical failure and generational loss of video quality. Tape-based systems also require significant manual intervention, which makes them expensive and cumbersome to operate and limits their flexibility for programming and schedule changes. Finally, videotapes are bulky and have limited storage capacity.

   Over the past decade, the limitations of video tape-based systems have become increasingly apparent. Changes in government regulation and increased competition have forced television operators to seek new revenue sources and reduce costs. In addition, competition has forced television operators to find and offer new and enhanced video services while simultaneously improving the efficiency of their operations. While video tape-based systems are sufficient for some traditional applications, they do not meet the performance and cost requirements of video-on-demand, Internet and other applications.

Cable Television Operators & Telecommunications Companies

   According to industry sources, there are approximately 12,000 cable television systems currently in the United States, serving over 70 million subscribers. In 1999, 96% of all cable systems provided over 30 channels of programming to their subscribers and most systems provided fifty or more channels. The number of cable subscribers world-wide has been estimated at 150 million. Over the last several years, cable operators have spent billions of dollars to upgrade their networks from analog to digital yielding a significant increase in available bandwidth, channel capacity and two-way capability. We believe this investment by the cable operators reflects their commitment to video on demand, advertising insertion, Internet and other applications.

   Video on demand represents a new opportunity for cable television operators. The increased channel capacity through the installation of fiber optic cables is providing many cable television operators with the capacity to offer specific video on demand services to residential cable subscribers. In 2000, cable operators and telecommunications companies began the deployment of residential video on demand services which allows the subscriber the ability to watch video programming at any time with pause, rewind and fast forward capabilities. The first application offered by these cable operators has been movies on demand.

   Because cable television programming is sent over broadband or high bandwidth network or facility lines, operators have the opportunity to segment and target their programming to viewers in selected geographies. In addition, the continuing growth in cable television's multiple specialized programming networks, such as CNN, MTV and ESPN and other networks such as Black Entertainment Television, the Discovery Channel and Nickelodeon, allow advertisers to target viewers in selected demographic profiles.

   Despite this advantage over television broadcasters, cable television operators historically have not realized advertising revenues in proportion to their share of television viewers. According to industry sources, in 1999, 48% of all television viewers were watching cable networks, yet cable television advertising revenue accounted for only 24% of the total television advertising revenue. In addition, advertising represents the major source of revenue for television broadcasters, while most cable television operators derive less than 5% of their gross revenue from advertising. The limitations of video tape-based technology were a major factor which had prevented cable television operators from historically exploiting their advantages over television broadcasters as these systems are difficult to manage in multichannel and multi-zone environments, resulting in relatively poor video insertion accuracy and high operating costs.

   The Telecommunications Act of 1996 has lowered the legal barriers to entry for telecommunications companies to enter the multichannel video delivery market. Telecommunications companies are attempting to capitalize on the new growth opportunities by acquiring existing cable television operators and by leveraging their existing telephony networks to establish new multichannel video delivery operations. However, telecommunications companies face the same limitations as cable television operators in offering targeted, value-added services with analog tape-based systems on a cost-effective basis.

   Increased demand for video and audio content over the Internet will require a substantial increase in storage capacity and bandwidth over time. We believe that cable television operators and telecommunications companies will play an integral role in providing these broadband Internet applications. We also believe that in order to offer high quality video applications over the Internet, cable television operators and telecommunications companies will need storage and distribution products capable of complex management and scheduling of video data streams. We believe that our patented video server technology is well suited to meet this market opportunity.

Television Broadcasters

   The more than 1,500 broadcast stations in the United States, including network affiliates and independent stations, face many of the same technological issues as cable television operators. Additionally, television broadcasters rely on advertising for nearly all of their revenue and require high accuracy relative to the volume of video being played and high image quality. To date, television broadcasters have utilized tape-based systems with robotic libraries, which are cumbersome and require high levels of maintenance and manual intervention to ensure that the needed performance requirements are met. Also, the videotapes in these systems need to be replaced frequently due to repeated use.

   In addition, many television broadcasters are beginning to use the recently available digital bandwidth to originate multiple program streams. As this application develops further, television operators will require video storage and delivery systems that can effectively manage and deliver these multiple television signals. As television broadcasters continue to automate their entire programming in order to reduce overall operating costs and improve reliability, we believe that our Broadcast MediaCluster products provide a unique solution that addresses these requirements.

The SeaChange Solution

   We develop, manufacture and sell systems, known as video storage servers, that automate the management and distribution of both short-form video streams, such as advertisements, and long-form video streams, such as movies or other feature presentations, each of which requires precise, accurate and continuous execution, and the related services and movie content to television operators, telecommunications companies and broadcast television companies. Our solutions are based on the following five core areas of functionality:

  .  real-time conversion of analog video into digital video format;

  .  storage and retrieval of video content to and from digital libraries;

  . scheduled distribution of video streams between digital libraries by means of local and wide area data networks;

  .  delivery of video streams over single and multiple channels; and

  . Management of video sales, scheduling, billing and execution of related business transactions.

   We use these core areas of functionality to provide solutions to a number of commercial markets. Our systems are designed to provide a consistent set of features and benefits, including:

  . Viewer Targeting. Our digital video products enable television operators to efficiently target viewers in specific demographic or geographic groups. The ability to target selected viewers enables television operators to increase revenues by offering more targeted services. Our ITV and GuestServe systems make it possible for television operators to offer video-on-demand movies to individual residences or hotel rooms, our SPOT System offers this capability to television operators and our Broadcast MediaCluster offers this capability to broadcast television networks companies.

  . Cost Reduction. Our products are designed to provide our customers operating cost reductions as compared to analog tape-based systems due to, among other things, the elimination of videotapes and their storage and lower operating personnel requirements. We are also able to price our products on a competitive basis by using standard operating systems and components. We believe that the combination of competitive pricing of our products and reductions in the operating costs of our customers results in attractive payback periods on the initial capital outlay by our customers for our products.

  . Scalability. Our products are scalable to the needs of a particular cable television operator or television broadcaster whether operating in a single channel system concentrated in one specific zone or a system with hundreds of channels serving multiple zones and markets. Moreover, our proprietary storage technology enables the scalability of storage of digital video from a few minutes to hundreds of hours of video.

  . Reliability. Our products eliminate the need for traditional mechanical tape-based systems, thereby reducing the likelihood of breakdowns. Furthermore, through the use of redundant low cost standard computer industry components and proprietary storage technology and application software, our products are designed to be fault resilient, providing the high reliability required for television operations.

  . Scheduling Flexibility. The digitizing and storage of video streams allows advertisements, news updates and movies to be inserted on channels in local communities and allows cable television operators to insert or delete video content rapidly. This flexibility enables the provision of services such as video-on-demand movies and provides advertisers and television broadcasters the opportunity to insert new video content on short notice.

  . Video Image Quality. Because digital video streams do not degrade with playback, image content and quality remain at the original professional level even after multiple airings.

  . Ease of Use. We believe our products are simple to learn, require less maintenance, and are less personnel intensive than analog systems. Due to their innovative architecture, our products offer a number of features that simplify their use, including remote monitoring and service and automated short- and long-form video distribution.

Strategy

   Our objective is to be the leader in the emerging market for the storage, management and distribution of professional quality digital video for the television marketplace. The key elements of our strategy are to:

  . Develop long-term Customer Relationships. We are focusing our product development, marketing and direct sales efforts on developing long-term customer relationships with cable television operators, telecommunications companies and television broadcasters in the United States and internationally. We have formed our customer relationships by providing digital video solutions to address customers' immediate problems, such as advertisement and other short-form video insertion. We intend to continue to leverage our customer relationships to offer new, compatible products to meet evolving market needs, such as video-on-demand programming. We believe that the fundamental shift from analog to digital video and the growing emphasis on interactive technologies will continue to present opportunities for us to develop, market and support our products to both our existing customer base and to customers in additional markets.

  . Offer Complete Solutions. Our customers operate complex networks that require the delivery and management of video programming across multiple channels and target zones. We believe television operators desire complete solutions that integrate all steps of digital video delivery from scheduling to post-air verification and billing. To address these needs, we provide integrated applications and support services, which are more effective than individual functional products not specifically designed to work together. We believe that providing complete integrated solutions has been a significant factor in our success and will be an increasingly important competitive advantage.

  . Establish and Maintain Technological Leadership Through Systems Integration. We believe our competitive position is dependent in a large part on the features and performance of our integrated systems. As a result, we focus our research and development efforts on introducing systems with improved hardware and software capabilities.

  . Provide Superior Customer Service and Support. Our products operate in customer environments where continuous operation is critical. As a result, we believe that providing a high level of service and support give us a competitive advantage and is a differentiating factor in developing and maintaining key customer relationships. Our in- depth industry and application knowledge allows us to better understand the service needs of our customers. As of January 31, 2001 more than 34% of our employees were dedicated to customer service and support, including project design and implementation, installation and training. In addition, using remote diagnostic and communications features embedded in our products, the service organization has the ability to monitor the performance of customer installations and, in most cases, rectify problems remotely. Customers have access to service personnel via 24-hour, seven-day a week telephone support.

Products

   We integrate standard industry components and embedded proprietary software with television components into our products. These products are marketed to cable television operators, telecommunication companies, television broadcasters, systems integrators and value-added resellers.

Broadband Products

 Interactive Television Products

   SeaChange ITV System. We have developed and are deploying our interactive television system. This system is sold to cable television operators and other telecommunications companies and enables them to offer video on demand and other interactive services, including accessing movies and other programs, purchasing products and retrieving Internet content through the television, to their subscribers who have digital set-top boxes and access two way cable plants. This system consists of our MediaCluster product which will reside at headends or nodes in the cable system, our Command Center control software to manage and control the system, and interfaces to digital headend modulators and control systems and subscriber management systems.

   The delivery of video content to the subscriber utilizes our proprietary MediaCluster technology through the following steps:

  . Customer selection: When a customer selects from their set top box a video title to view, a message is transmitted from the set top box to our MediaCluster video server system located at the headend of the cable system.

  . Video selection execution: The MediaCluster video server system receives the video title request and retrieves the selection from the storage disk; which is an MPEG-2 compressed digital video file. The video file is loaded on the video server, which then executes the program.

  . Transmission to the customer: A network management device assesses the best route along the operator's network to deliver the video selection. The video file is delivered to a modulator, which formats the video file so that it can be delivered across the broadband network. The video file is then delivered back to the customer's set top box.

  . Customer viewing: The set top box receives the video file and decrypts the signal and delivers it to the television for viewing. The software in the set top box provides the subscriber with the functionality of a traditional video cassette recorder, allowing the customer to pause, fast-forward and rewind the video file. Some set top boxes have storage capabilities that enable the customer to store the video file for an extended period of time.

   SeaChange Guestserve System. Our Guestserve System product is a platform for the storage and delivery of long-form video streams, particularly movies on demand and interactive guest services such as hotel checkout, Internet access and personal computer games. We are marketing our Guestserve System to cable television operators as part of an integrated product that allows these operators to package full-scale video on demand systems for hotels and apartments. The integrated system consists of user interfaces and application hardware and software, including set-top boxes, remote control devices, and our MediaCluster product that contains software architecture for the delivery and storage of movies. The video servers are installed at the cable headend and the video is delivered over a dedicated fiber optic line. The integrated system is designed to provide cable television operators with a new source of revenue and a competitive advantage over the encroaching services of direct broadcast satellite companies.

   SeaChange Movie System. Our Movie System product provides cable television operators, pay-per-view movie service providers and direct-to-home providers with capability to originate multiple pay-per-view movie channels or any other scheduled video programming. Our Movie System includes both our MediaCluster products that contains technology for storage and delivery of the video programming and an MPEG-2 encoder for capturing movies from video tape, and scheduling software and hardware to enable creating programming schedules for the pay-per-view channels. This system includes fault resiliency in both the video server technology and scheduling technology so as to ensure the highest levels of up time.

 SeaChange SPOT System Product

   Our SPOT System product automates the complex process of advertisement and other video insertion across multiple channels and geographic zones for cable television operators and telecommunications companies. Through our embedded proprietary software, our SPOT System allows cable television operators to insert local and regional advertisements and other short-form video streams into the time allocated for these video streams by cable television networks such as CNN, MTV, ESPN, Black Entertainment Television, the Discovery Channel and Nickelodeon.

   Our SPOT System is an integrated solution composed of software applications, hardware platforms, data networks and easy to use graphical interfaces. Our SPOT System is designed to be installed at local cable transmission sites, known as headends, and advertising sales business offices. Our video insertion process consists of six steps:

  . Encoding: The process begins with our Encoding Station product which uses our embedded proprietary encoding software and hardware that embodies MPEG-2, the industry standard for digital video and audio compression, to transform in real time and compress analog to digital short-and long-form video.

  . Storage: Digital video is then stored in a disk-based video library, capable of storing thousands of spots, where our SPOT System organizes, manages and stores these video streams.

  . Scheduling: Our advertising management software coordinates with the traffic and billing application to determine the designated time slot, channel and geographic zone for each video stream.

  . Distribution: Our strategic digital video software then copies the video files from the master video library and distributes them over the operator's data network to appropriate headends, where they are stored in video servers for future play.

  . Insertion: Following a network cue, our video switch module automatically inserts the video stream into the network feed (initiating the analog conversion, if necessary), where they are then seen by television viewers.

  . Verification: After the video streams run, our proprietary software and hardware verifies the content, accuracy, timing and placement of these video streams to facilitate proper customer billing.

   We have developed a variety of different models of the SPOT System to support operators' differing requirements. The selling price for our SPOT Systems ranges from under $100,000 to several million dollars; the average system selling price of approximately $250,000.

 SeaChange Advertising Management Software

   Our Advertising Management Software product, referred to in the past as our Traffic and Billing Software product, is designed to permit television operators to manage advertising sales, scheduling, packaging and billing operations. This product provides advertising sales executives with management performance reports, inventory tracking, and order entry, billing and accounts receivable management. Our Advertising Management Software can be integrated with our SPOT System and is also compatible with many other commercially available third party advertisement insertion systems.

Broadcast Products

   SeaChange Broadcast MediaCluster System. Our Broadcast MediaCluster System product is designed to provide high quality, MPEG-2 based video storage and playback for use with automation systems in broadcast television stations. This product is intended to replace on-air tape decks used to store and play back advertising, movies and other programming from video tape cart systems and, in some cases, to replace the cart systems themselves. Our Broadcast MediaCluster System is designed for customers both in larger broadcast television markets, which use station automation systems, and in smaller markets, which use control software included in the system.

   As with the ITV System in the broadband segment, our Broadcast MediaCluster System is designed to simultaneously record, encode, store to a disk and play video content using compression and decompression hardware. This product is designed to seamlessly integrate into television broadcasters' current tape-based operations and meet the high performance requirements of television broadcasters.

   Currently, our Broadcast MediaCluster system is composed of three to seven individual video servers arranged in a cluster acting as one system. Each video server in a cluster is connected to every other video server in the cluster creating a system with no single point of failure. Our broadcast system utilizes parity data to ensure fault tolerance in the event of component or video server failure and provides for more efficient data storage and eliminates the need for mirrored back-up video servers. Our Broadcast MediaCluster system also has other features that enable the broadcaster to have end to end functionality and reliability. One feature enables the broadcasters to schedule its programming for a week of television content.

Customer Service and Support

   We install, maintain and support our products in North America, Asia, South America and Europe. We offer basic and advanced formal on-site training for customer employees. We currently provide installation, maintenance and support to international customers and also provide movie content in conjunction with sales of our GuestServe System. We offer technical support to customers, agents and distributors on a 24-hour, seven-day a week basis. Our systems sales include always one year of free maintenance.

Customers

   We currently sell our products primarily to cable television operators, broadcast and telecommunications companies.

   Our customer base is highly concentrated among a limited number of large customers, primarily due to the fact that the cable, movie, broadcast, and telecommunications industries in the United States are dominated by a limited number of large companies. A significant portion of our revenues in any given fiscal period have been derived from substantial orders placed by these large organizations. In the years ended December 31, 1998 and 1999, the one month ended January 31, 2000, and the year ended January 31, 2001, revenues from our five largest customers represented approximately 55%, 47%, 47% and 44% respectively, of our total revenues. Customers accounting for more than 10% of total revenues consisted of AT&T Media Services (formerly Tele-Communications) (24%) and Time Warner (15%) in 1998; AT&T Media Services (15%) and Time Warner (10%) in 1999; AT&T Media Services (16%) and Time Warner (11%) in the one month ended January 31, 2000; and Time Warner (12%) and Cox Communications (10%) in the twelve months ended January 31, 2001. We expect that we will continue to be dependent upon a limited number of customers for a significant portion of our revenues in future periods. As a result of this customer concentration, our business, financial condition and results of operations could be materially adversely affected by the failure of anticipated orders to materialize and by deferrals or cancellations of orders as a result of changes in customer requirements or new product announcements or introductions. In addition, the concentration of customers may make variations in revenue, expenses and operating results due to seasonality of orders more pronounced.

   We believe that our backlog at any particular time is not meaningful as an indicator of our future level of sales for any particular period. Because of the nature of our products and our use of standard components, substantially all of the backlog at the end of a quarter can be manufactured by us and is intended to be shipped by the end of the following quarter. However, because of the requirements of particular customers these backlogs may not be shipped or, if shipped, the related revenues may not be recognized in that quarter. Therefore, there is no direct correlation between the backlog at the end of any quarter and our total sales for the following quarter or other periods.

Selling and Marketing

   We sell and market our products in the United States primarily through a direct field sales organization and internationally primarily through independent agents and distributors, complemented by a coordinated marketing effort of our marketing group. Direct sales activities in the United States are conducted from our Massachusetts headquarters and seven field offices. In October 1996, we entered into an exclusive sales and marketing services agreement with a private Italian company to provide these services throughout continental Europe. We also market certain of our products, namely our MediaCluster, to systems integrators and value-added resellers. As of January 31, 2001, our selling and marketing organization consisted of 40 people.

   In light of the complexity of our digital video products, we primarily employ a consultative direct sales process. Working closely with customers to understand and define their needs enables us to obtain better information regarding market requirements, enhance our expertise in our customers' industries, and more effectively and precisely convey to customers how our solutions address the customer's specific needs. In addition to the direct sales process, customer references and visits by potential customers to sites where our products are in place are often critical in the sales process.

   We use several marketing programs focused on our targeted markets to support the sale and distribution of our products. We use exhibitions at a limited number of prominent industry trade shows and conferences and presentations at technology seminars to promote awareness of us and our products. We also publish technical articles in trade and technical journals and promotional product literature.

Research and Product Development

   Our management believes that our success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion new products and enhancements to our existing products that meet changing customer requirements in our current and new markets. We have in the past made, and intend to continue to make, substantial investments in product and technological development. Through our direct sales process we monitor changing customer needs, changes in the marketplace and emerging industry standards, and are therefore better able to focus our research and development efforts to address these evolving industry requirements.

   Our research and development expenditures totaled approximately $15.8 million, $16.3 million, $1.8 million, and $20.3 million for the years ended December 31, 1998 and 1999, the one month ended January 31, 2000, and the year ended January 31, 2001, respectively. At January 31, 2001, 157 employees were engaged in research and product development. We believe that the experience of our product development personnel is an important factor in our success. We perform our research and product development activities at our headquarters and in offices in Greenville, New Hampshire; Atlanta, Georgia; and Fort Washington, Pennsylvania. We have historically expensed our direct research and development costs as incurred.

   We have a variety of new products being developed and tested, including interactive television products for cable television operators and telecommunications companies, digital play-to-air systems for television broadcasters and the next version of our MediaCluster software. In December 1999, we enhanced our research and development capabilities through the acquisition of Digital Video Arts, Ltd., a developer of custom software products specializing in digital video and interactive television. However, in the future we may not be able to successfully develop and market these products, or to identify, develop, manufacture, market or support other new products or enhancements to our existing products successfully or on a timely basis. In addition, our products may not gain market acceptance, or we may be unable to respond effectively to product announcements by competitors or technological changes.

Manufacturing

   Our manufacturing operations are located at facilities in Maynard, Massachusetts and in Greenville, New Hampshire. The manufacturing operations in Massachusetts consist primarily of component and subassembly procurement, system integration and final assembly, testing and quality control of the complete systems. Our operations in New Hampshire consist primarily of component and subassembly procurement, video server integration and final assembly, testing and quality control of the video servers. We rely on independent contractors to manufacture components and subassemblies to our specifications. Each of our products undergoes testing and quality inspection at the final assembly stage.

   We attempt to use standard parts and components available from multiple vendors. Certain components used in our products, however, are currently purchased from a single source, including a computer chassis manufactured by Trimm Technologic, a disk controller manufactured by Mylex, a decoder card for MPEG-2, the standard for digital video and audio compression, manufactured by Vela Research and an MPEG-2 encoder manufactured by Optivision, Inc. While we believe that there are alternative suppliers available for these components, we believe that the procurement of these components from alternative suppliers would take anywhere from 45-120 days. However, these alternative components may not be functionally equivalent or may be unavailable on a timely basis or on similar terms. In addition, we purchase several other components from a single supplier, although we believe that alternative suppliers for these components are readily available on a timely basis. We generally purchase sole source or other components pursuant to purchase orders placed from time to time in the ordinary course of business and have no written agreements or guaranteed supply arrangements with our sole source suppliers. We have experienced quality control problems and supply shortages for sole source components in the past and, in the future, it is possible that we may again experience significant quality control problems or supply shortages for these components. However, any interruption in the supply of these single source components could have a material adverse effect on our business, financial condition and results of operations. Because of our reliance on these vendors, we may also be subject to increases in component costs which could adversely affect our business, financial condition and results of operations.

Competition

   The markets in which we compete are characterized by intense competition, with a large number of suppliers providing different types of products to different segments of the markets. We currently compete principally on the basis of the breadth of our products' features and benefits, including the ability to precisely target viewers in specific geographic or demographic groups, and the flexibility, scalability, professional quality, ease of use, reliability and cost effectiveness of our products; and our reputation and the depth of our expertise, customer service and support. While we believe that we currently compete favorably overall with respect to these factors and that our ability to provide solutions to manage, store and distribute digital video differentiates us from our competitors, in the future we may not be able to continue to compete successfully with respect to these factors.

   In the digital advertisement insertion market, we generally compete only with nCube (formerly SkyConnect, Inc.). In the market for long-form video products including video-on-demand, we compete with various companies offering video server platforms such as Concurrent Computer Corp., nCube, Diva Systems Corp. and more traditional movie application providers like The Ascent Entertainment Group, Panasonic Company, and Lodgenet Entertainment. In addition, our Advertising Management Software competes against certain products of Columbine Cable Systems, Inc., Cable Computerized Management Systems, Inc., a subsidiary of Indenet Inc., CAM Systems, Inc., a subsidiary of Starnet Inc., LAN International USA, Inc., Visiontel, Inc. and various suppliers of sales, scheduling and billing software products. In the television broadcast market, we compete against Grass Valley Group, Inc., Pinnacle Systems, Inc., Sony Corporation, and ASC Incorporated. We expect the competition in each of these markets to intensify in the future.

   Many of our current and prospective competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than us. As a result, these competitors may be able to devote greater resources to the development, promotion, sale and support of their products than us. Moreover, these companies may introduce additional products that are competitive with ours or enter into strategic relationships to offer complete solutions, and in the future our products may not be able to compete effectively with these products.

   Although we believe that we have certain technological and other advantages over our competitors, maintaining these advantages will require continued investment by us in research and development, selling and marketing and customer service and support. In addition, as we enter new markets, distribution channels, technical requirements and competition levels may be different than those in our current markets. In the future we not be able to compete successfully against either current or potential competitors.

Proprietary Rights

   Our success and our ability to compete is dependent, in part, upon our proprietary rights. We have been granted one U.S. patent for our MediaCluster technology and have filed a foreign patent application for the same technology. We also have other patent applications in process for other technologies. In addition, we rely on a combination of contractual rights, trademark laws, trade secrets and copyright laws to establish and protect our proprietary rights in our products. It is possible that in the future not all of these patents will be issued or that, if issued, the validity of these patents would be upheld. It is also possible that the steps taken by us to protect our intellectual property will be inadequate to prevent misappropriation of our technology or that our competitors will independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries in which our products are or may be distributed do not protect our proprietary rights to the same extent as do the laws of the United States.

   We are also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights of others. We attempt to ensure that our products do not infringe any existing proprietary rights of others.

   A version of our Advertising and Management Software that is in limited distribution was based on software we licensed from Summit Software Systems, Inc. of Boulder, Colorado in May 1996. We have been granted a perpetual, nonexclusive license to this software in return for the payment of an up-front license fee and royalties for sales occurring prior to June 1998.

Employees

   As of January 31, 2001, we employed 448 persons, including 157 in research and development, 153 in customer service and support, 40 in selling and marketing, 64 in manufacturing and 34 in finance and administration. One of our employees is represented by a collective bargaining arrangement. We believe that our relations with our employees are good.

Facilities

   Our corporate headquarters, which is also our principal administrative, selling, marketing, customer service and support and product development facility, is located in Maynard, Massachusetts and consists of approximately 105,000 square feet under a lease which expires on March 31, 2005 with annual base rent of $610,000. We purchased approximately 24,000 square feet of office and manufacturing space in Greenville, New Hampshire on February 15, 2000 for $280,000. We also lease two facilities totaling approximately 13,000 square feet in Greenville, New Hampshire that are used for the development and final assembly of our video servers. In connection with the acquisition in December 1999 of Digital Video Arts, we entered into a lease for approximately 8,000 square feet of office space in Fort Washington, Pennsylvania, which is primarily used for the development of custom software products for companies specializing in digital video and interactive television. We also lease small research and development and/or sales and support offices in Atlanta, Georgia, San Francisco, California, Denver, Colorado, St. Louis, Missouri, Reno, Nevada, Valbonne, France, and Singapore.

Legal Proceedings

   On March 17, 2000, Beam Laser Systems, Inc. and Frank L. Beam instituted a claim (Civil Action No. 2:00-CV-195) in the federal courts in the Eastern District of Virginia against one of our customers, Cox Communications, Inc. This claim was later amended by Beam Laser on June 16, 2000 to also include two related companies of Cox Communications: CableRep, Inc. and CoxCom, Inc. Beam Laser has asserted that the ad insertion technology, which includes our spot ad insertion system, used by Cox Communications, CableRep and CoxCom infringes two of the patents held by Beam Laser (Patents No. 4,814,883 and 5,200,825). Beam Laser is seeking both an injunction and monetary damages from the defendants in that case. The defendants have made a counterclaim against Beam Laser seeking a declaration of non-infringement, invalidity and unenforceability of the two patents held by Beam Laser that are at question. On May 19, 2000, we filed a motion seeking to intervene in the action between our customer and Beam Laser, and to transfer the case to the District Court of Massachusetts. On June 23, 2000, the court granted our intervention motion and deferred ruling on the issue of transfer. Also on June 23, 2000, we filed our intervenor complaint in the Virginia action seeking, among other things, a declaratory judgment of non-infringement, invalidity and unenforceability regarding the two patents of Beam Laser that are at question. In addition, we have agreed to indemnify our customer for claims brought against the customer that are related to the customer's use of our products. On October 23, 2000, the court denied our motion to transfer. On November 29, 2000, Beam Laser filed a motion to amend its pleading to add claims against us seeking equitable relief, a finding of willful or contributory infringement, and attorneys' fees. On January 26, 2001, the magistrate denied Beam Laser's motion to amend. Beam Laser has filed an objection to this denial, and on March 16, 2001, the court allowed Bearn's motion to amend the complaint, to add charges of infringement against SeaChange, but not allowing any claims for damages or willful infringement. In addition, on April 20, 2001, the court denied a motion for summary judgement of laches, stating it will schedule an evidentiary hearing. This dispute has no scheduled trial date, though one is expected this year.

   On June 13, 2000, we filed in the United States District Court for the District of Delaware a lawsuit against one of our competitors, nCube Corp., whereby we alleged that nCube's MediaCube-4 product infringed a patent held by us (Patent No. 5,862,312). In instituting the claim, we sought both a permanent injunction and damages in an unspecified amount. nCube made a counterclaim against us that the patent held by us was invalid and that nCube's MediaCube-4 product did not infringe our patent. On September 6, 2000, nCube conceded, based on the District Court's prior claim construction ruling, that its MediaCube-4 product infringed our patent. On September 25, 2000 the court upheld the validity of our patent. nCube has filed motions challenging both the jury's verdict and the District Court's claim construction ruling. The District Court has yet to rule on nCube's motions. At this time we are awaiting the court's decision regarding a permanent injunction. Damages will be determined in future proceedings.

   On January 8, 2001, nCube Corp. filed a complaint against us in the United States District Court for the District of Delaware alleging that our use of our Media Cluster, Media Express and Media Server technology each infringe a patent held by nCube (Patent No. 5,805,804). In instituting the claim, nCube has sought both an injunction and monetary damages in an unspecified amount. We responded on January 26, 2001, denying that the claim of infringement. We also asserted a counterclaim seeking a declaration from the District court that U.S. Patent No. 5,805,804 is invalid and not infringed.

   On June 14, 1999, we filed a defamation complaint against Jeffrey Putterman, Lathrop Investment Management, Inc. and Concurrent Computer Corporation in the Circuit Court of Pulaski County, Arkansas alleging that the defendants conspired to injure our business and reputation in the marketplace. The complaint further alleges that Mr. Putterman and Lathrop Investment Management, Inc. defamed us through false postings on an Internet message board. The complaint seeks unspecified amounts of compensatory and punitive damages. On June 14, 2000, Concurrent filed a counterclaim under seal against us seeking unspecified damages. These motions are currently pending and no trial date has been set.

   We cannot be certain of the outcome of the foregoing litigation, but do plan to oppose allegations against us and assert our claims against other parties vigorously. In addition, as these claims are in the early stages of discovery and certain claims for damages are as yet unspecified, we are unable to estimate the impact to our business, financial condition, and results of operations or cash flows.

                                   MANAGEMENT

   The following table sets forth for each of our Class I, Class II and Class III Directors, each Class III Director and our executive officers, their ages and the positions currently held by each such person with us:

             Name               Age                  Position
             ----               ---                  --------
William C. Styslinger, III.....  54 President, Chief Executive Officer,
                                    Chairman of the Board and Director
William L. Fiedler.............  56 Chief Financial Officer, Treasurer,
                                    Secretary and Vice President, Finance and
                                    Administration
Scott Blais....................  42 Vice President, Customer Services
Jeffrey M. Boone...............  37 Vice President, Software Engineering
Edward J. Delaney, Jr..........  41 Vice President, Marketing
Ira Goldfarb...................  43 Vice President, Worldwide Sales
Bruce E. Mann..................  52 Vice President, Network Storage Engineering
Martin R. Hoffmann (1)(2)......  68 Director
Carmine Vona (1)(2)............  63 Director

--------
(1) Member of Compensation and Option Committee.
(2) Member of Audit Committee.

   William C. Styslinger, III, has served as our President, Chief Executive Officer and a Director since our inception in July 1993 and as Chairman of the Board since January 1995. Prior to our formation in 1993, Mr. Styslinger was employed at Digital Equipment Corporation since March 1978, most recently as manager of the Cable Television Business Unit from October 1991 to May 1993. Mr. Styslinger is a member of the Board of Directors of Omtool, Inc., a provider of enterprise client/server facsimile software solutions.

   Martin R. Hoffmann has served as one of our Directors since January 1995. Mr. Hoffmann currently engages in consulting activities and is pursuing pro bono opportunities. Mr. Hoffmann served as Of Counsel to the Washington D.C. office of Skadden, Arps, Slate, Meagher & Flom LLP from January 1996 until July 2000. From April 1995 to January 1996, Mr. Hoffmann maintained a law practice and business consulting practice. He was a Visiting Senior Fellow at the Center for Policy, Industry and Industrial Development at Massachusetts Institute of Technology from May 1993 to April 1995, prior to which, from April 1989, he served as Vice President and General Counsel for Digital Equipment Corporation. Mr. Hoffmann is a member of the Boards of Directors of Castle Energy Corporation, an oil and gas exploration and production company, and Mitretek Systems, a non-profit technology and services company.

   Carmine Vona has served as one of our Directors since January 1995. Mr. Vona has been President and Chief Executive Officer of Vona Information Systems, Inc., a consulting firm, since June 1996. Prior to that, Mr. Vona was Executive Vice President and Senior Managing Director for worldwide technology at Bankers Trust Co. from November 1969 to June 1996. From August 1986 to June 1996 Mr. Vona was Chairman of BT-FSIS, a software development company and a wholly owned subsidiary of Bankers Trust Co.

Executive Officers

   Scott Blais has served as our Vice President, Customer Services since October 1998. Prior to joining us, Mr. Blais spent three years holding various positions including Vice President and General Manager at Adra Systems, Inc., a software company. Prior to that, Mr. Blais held the position of Director of Customer Services and Quality Assurance for Keyfile Corporation, a software company.

   Jeffrey M. Boone has served as our Vice President, Software Engineering since January 1998. Prior to that, Mr. Boone served as our Engineering Manager from June 1996 to December 1997, and as a member of the our technical staff from September 1995 to June 1996. Prior to joining us, Mr. Boone was a Systems Architect at Logica North American, a software consulting company, from June 1994 to September 1995.

   Edward J. Delaney, Jr. joined us in February 1994 as our Vice President, Sales and Marketing and Mr. Delaney has served as our Vice President, Marketing since January 1998. Prior to joining us, Mr. Delaney spent 12 years with Digital Equipment Corporation in a variety of positions, including Marketing and Operations Manager for Digital's Cable Television Business Unit, marketing manager of media products for the Asia/Pacific region, executive assistant to the Vice President of United States Sales, and sales manager.

   William L. Fiedler has served as our Chief Financial Officer, Treasurer and Vice President, Finance and Administration since September 1998 and as our Secretary since May 2000. Prior to joining us, Mr. Fiedler served from July 1984 to June 1998 as the Chief Financial Officer, Treasurer and Senior Vice President, Finance and Administration of Matrix One, Inc., a developer of product data management systems. Prior to that, Mr. Fiedler served as the Chief Financial Officer of Hendrix Electronics Inc., a developer of text processing and graphics publishing systems, and had also held controllership positions at Bose Corporation and GTE Sylvania.

   Ira Goldfarb has served as our Vice President, Worldwide Sales since January 1998. Prior to that, Mr. Goldfarb served as our Vice President, U.S. Systems Sales from August 1997 to January 1998, as our Vice President, Eastern Region from January 1997 to August 1997, and as Vice President, Central Region, from August 1994 to January 1997. Prior to joining us, Mr. Goldfarb held several sales management positions at Digital Equipment Corporation from September 1983 to July 1994.

   Bruce E. Mann joined us in September 1994 as Vice President, Network Storage Engineering. Mr. Mann is also President of SeaChange Systems, Inc., one of our subsidiaries which develops and manufactures video server-based products. Prior to joining us, Mr. Mann served as Director of Engineering at Ungermann-Bass, Inc., a subsidiary of Tandem Computers Inc., from March 1993 to September 1994. Prior to that, from September 1976 to March 1993, Mr. Mann was an engineer at Digital Equipment Corporation, most recently as Senior Consulting Engineer.

   Our executive officers are appointed by, and serve at the discretion of, our board of directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the our executive officers or directors.

Certain Relationships and Related Transactions

   We have adopted a policy that all transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

   The following table sets forth summary information concerning the compensation we paid for services rendered to us during the fiscal year ended January 31, 2001, the one-month period ended January 31, 2000, and the preceding two fiscal years ended December 31, 1999 and 1998, respectively, by our chief executive officer and each of our four other most highly compensated executive officers who serve as of January 31, 2001. This presentation reflects the change on April 14, 2000 in our fiscal year-end from December 31 to January
31. In addition, the disclosure regarding Mr. Fiedler for the fiscal year ended December 31, 1998 reflects the fact that he began employment with us in September 1998.

                           SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                                                  Compensation
                                                                     Awards
                                                                  ------------
                                            Annual Compensation    Securities
                                          -----------------------  Underlying
        Name and Principal Position       Period  Salary   Bonus   Options(#)
        ---------------------------       ------ -------- ------- ------------
   William C. Styslinger, III              2001  $217,372     --     41,000
    President and Chief Executive          2000    15,545     --        --
    Officer..............................  1999   184,108     --     30,000
                                           1998   174,509     --      6,000

   William L. Fiedler                      2001  $194,258 $22,862    32,400
    Chief Financial Officer, Treasurer     2000    15,750   7,291       --
    and Vice President, Finance and        1999   179,398  20,000    15,000
    Administration.......................  1998    55,080     --    112,500

   Edward J. Delaney, Jr.                  2001  $169,820 $19,800    32,400
    Vice President, Marketing............  2000    13,736   2,088       --
                                           1999   154,071     --      7,500
                                           1998   147,388     --      6,000

   Bruce E. Mann                           2001  $188,858 $30,329    78,000
    Vice President, Network Storage        2000    15,580     --        --
    Engineering..........................  1999   173,852  15,739     7,500
                                           1998   165,674     --      6,000

   Ira Goldfarb                            2001  $298,510 $   --     32,400
    Vice President, Worldwide Sales......  2000    10,417     --        --
                                           1999   232,373     --      7,500
                                           1998   216,384     --     16,050

Option Grants in Last Fiscal Year

   The following table sets forth information as to stock options granted to each of our named executive officers during the fiscal year ended January 31, 2001 under our amended and restated 1995 stock option plan. No stock options were granted in the one month period ending January 31, 2000 to our named executive officers. All options listed below were granted under our amended and restated 1995 stock option plan and vest 20% on the first anniversary of the date of grant and 5% each quarter thereafter.

   The percentage of total options granted to our employees in the fiscal year ended January 31, 2001 is based on options granted during that period to purchase an aggregate of 1,022,717 shares.

   Amounts that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) on the market value of the common stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of exercise and the future performance of the common stock. However, the rates of appreciation assumed in this table may not be realized or the amounts reflected may not be received by the individuals.

                                      Individual Grants
                          ------------------------------------------
                                                                     Potential Realizable
                                                                       Value At Assumed
                                     Percent of                        Annual Rates of
                            No. of     Total                             Stock Price
                          Securities  Options   Exercise               Appreciation for
                          Underlying Granted to  or Base                 Option Term
                           Options   Employees  Price Per Expiration --------------------
    Name                   Granted    in Year     Share      Date       5%        10%
    ----                  ---------- ---------- --------- ---------- -------- -----------
William C. Styslinger,
 III....................    41,000     4.01%     $26.75     5/24/10  $690,953 $ 1,743,833

William L. Fiedler......     7,668     0.75%     $34.00     4/14/10  $164,249 $   414,532
                            10,332     1.01%     $26.75     5/24/10  $174,120 $   439,446
                            14,400     1.41%     $23.31    11/30/10  $211,468 $   533,706

Edward J. Delaney, Jr...     7,668     0.75%     $34.00     4/14/10  $164,249 $   414,532
                            10,332     1.01%     $26.75     5/24/10  $174,120 $   439,446
                            14,400     1.41%     $23.31    11/30/10  $211,468 $   533,706

Bruce E. Mann...........     7,668     0.75%     $34.00     4/14/10  $164,249 $   414,532
                            10,332     1.01%     $26.75     5/24/10  $174,120 $   439,446
                            60,000     5.87%     $23.31    11/30/10  $881,118 $12,223,774

Ira Goldfarb............     7,668     0.75%     $34.00     4/14/10  $164,249 $   414,532
                            10,332     1.01%     $26.75     5/24/10  $174,120 $   439,446
                            14,400     1.41%     $23.31    11/30/10  $211,468 $   533,706

Option Exercises and Fiscal Year-End Values

   The following table sets forth as of January 31, 2001 information with respect to options to purchase our common stock granted under our amended and restated 1995 stock option plan to our named executive officers.

   The value of unexercised in-the-money options as of January 31, 2001 is based on the difference between the option exercise price and the fair market value of our common stock at January 31, 2001, our fiscal year-end ($26.453 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   Number of Securities
                                                  Underlying Unexercised      Value of Unexercised
                                                        Options at            In-the-Money Options
                            Shares                   January 31, 2001          at January 31, 2001
                           Acquired     Value    ------------------------- ---------------------------
          Name            on Exercise  Realized  Exercisable/Unexercisable  Exercisable/Unexercisable
          ----            ----------- ---------- ------------------------- ---------------------------
William C. Styslinger,
 III....................    40,500    $1,007,438       28,597/56,403       $  316,159.70/$427,880.35
William L. Fiedler......    11,500    $  410,500       69,784/99,486       $1,469,409.31/$1,601,406.01
Edward J. Delaney, Jr...    31,575    $  785,428        7,049/37,776       $   51,838.35/$205,066.13
Bruce E. Mann...........       --            --        13,499/18,501       $  181,441.58/$348,272.93
Ira Goldfarb............       --            --        19,456/42,494       $     269,256/$258,865

Compensation Committee Interlocks and Insider Participation

   The members of our compensation and option committee are Messrs. Hoffmann and Vona. In addition, prior to his resignation on December 14, 2000 as one of our directors, Mr. Paul Saunders also served as a member of our compensation and option committee. No person who served as a member of this committee was, during the past fiscal year, an officer or employee of us or any of our subsidiaries, was formerly an officer of us or any of our subsidiaries, or had any relationship requiring disclosure herein. In addition, none of our executive officers served as a member of the compensation committee of another entity (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served as one of our directors.

Compensation of Directors

   During the fiscal year ended January 31, 2001, directors who were also employees of us received no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings. In fiscal 2001, we paid directors who are not employees of us a fee of $1,000 for each meeting of the Board of Directors that they attended in person and such directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings. Messrs. Hoffmann and Saunders were each paid $1,000 in fiscal 2001. Each non-employee director is also entitled to participate in our 1996 non-employee director stock option plan.

Limitation of Liability and Indemnification of Officers and Directors

   Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for us or on our behalf. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they:

  .  violated their duty of loyalty to us or our stockholders;

  .  acted or failed to act in bad faith;

  .  knowingly or intentionally violated the law;

  .  authorized illegal dividends or redemptions; or

  .  derived an improper benefit from their action as directors.

   We have insurance that insures our directors and officers against certain losses and us against our obligations to indemnify our directors and officers.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of April 23, 2001 by:

  . each person or entity who is known by us to beneficially own more than 5% of our common stock;

  .  each of our directors and named executive officers; and

  .  all of our directors and executive officers as a group.

   Except as indicated below, none of these entities has a relationship with us. Unless otherwise indicated, the address of each person or entity named in the table is c/o SeaChange International, Inc., 124 Acton Street, Maynard, Massachusetts 01754, and each person or entity has sole voting power and investment power, (or shares such power with his or her spouse,) with respect to all shares of capital stock listed as owned by such person or entity.

   The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying options or warrants that are exercisable by that person within 60 days of April 23, 2001. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated in the footnotes, each person has sole voting and investment power, (or shares such powers with his or her spouse,) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership prior to the offering is based on 22,825,233 shares of our common stock outstanding as of April 23, 2001 and assumes the conversion of all outstanding shares of our convertible preferred stock into shares of common stock.

                                                                  Percent of
                                                      Amount and Common Stock
                                                      Nature of  Outstanding
                                                      Beneficial  Before the
           Name                                       Ownership    Offering
           ----                                       ---------- ------------
   William C. Styslinger, III(1)..................... 2,235,525      9.8%
   William L. Fiedler(2).............................    70,623       *
   Scott Blais(3)....................................    18,353       *
   Jeffrey M. Boone(4)...............................    89,967       *
   Edward J. Delaney, Jr.(5)......................... 1,363,143      6.0%
   Ira Goldfarb(6)...................................   120,835       *
   Martin R. Hoffmann(7).............................   202,080       *
   Bruce E. Mann(8)..................................   369,648      1.6%
   Carmine Vona(9)...................................    29,053       *
   Credit Suisse Asset Management, LLC............... 1,202,255      5.3%
    466 Lexington Avenue New York,
    New York 10017
   All executive officers and directors as a group
    (9 persons)(10).................................. 4,499,227     19.5%

--------
  *  Less than 1%

 (1) Includes 225,000 shares of Common Stock owned by Merrill Lynch, Trustee f/b/o William C. Styslinger, III, IRA. Excludes (i) 96,429 shares of Common Stock owned by Thomas and Emily Franeta as Trustees of The Styslinger Family Trust; (ii) 10,147 shares of Common Stock held by Thomas Franeta as Custodian for Kimberly J. Styslinger; and (iii) 75,000 shares of Common Stock owned by his wife, Joyce Styslinger. Mr. Styslinger disclaims beneficial ownership of the shares held by The Styslinger Family Trust, by Thomas Franeta as Custodian for Kimberly J. Styslinger and by his wife, Joyce Styslinger. Includes 32,846 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of April 23, 2001.

 (2) Includes 70,623 shares of Common Stock issuable pursuant to outstanding options that may be exercised within 60 days of April 23, 2001.

 (3) Includes 8,105 shares of Common Stock issuable pursuant to outstanding options that may be exercised within 60 days of April 23, 2001.

 (4) Includes 28,542 shares of Common Stock issuable pursuant to outstanding options that may be exercised within 60 days of April 23, 2001.

 (5) Includes (i) 540,000 shares of Common Stock held by The Delaney Family Limited Partnership of which Mr. Delaney is both a general and a limited partner; and (ii) 9,023 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of April 23, 2001. Excludes (i) 206,760 shares of Common Stock held by Merrill Lynch, Trustee f/b/o Kathryn H. Delaney, IRA; (ii) 1,700 shares of Common Stock owned by Mr. Delaney's son, Joseph; and (iii) 1,700 shares of Common Stock owned by Mr. Delaney's daughter, Mary. Mr. Delaney disclaims beneficial ownership of the shares held by Merrill Lynch and his children.

 (6) Includes 22,201 shares of Common Stock issuable pursuant to outstanding options that may be exercised within 60 days of April 23, 2001.

 (7) Includes 12,178 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of April 23, 2001.

 (8) Includes 18,098 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of April 23, 2001. Excludes an aggregate of 23,824 shares of Common Stock held by Mr. Mann's three children.

 (9) Includes 12,178 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of April 23, 2001.

(10) Includes 215,937 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of April 23, 2001.

                                  MARKET PRICE

   Our common stock is traded on the Nasdaq National Market under the symbol "SEAC." The following table sets forth the high and low closing sale prices for the Common Stock for the periods indicated, as reported on the Nasdaq National Market.

                                                                 High     Low
                                                                ------- -------
     Three Month Period Ended:
       March 31, 1998.......................................... $ 5.667 $ 4.417
       June 30, 1998...........................................   8.667   3.959
       September 30, 1998......................................   7.833   3.833
       December 31, 1998.......................................   5.833   3.833
       March 31, 1999..........................................   6.083   4.000
       June 30, 1999...........................................  12.078   5.297
       September 30, 1999......................................  14.220   8.750
       December 31, 1999.......................................  35.375  10.670
     One Month Period Ended January 31, 2000...................  46.750  27.750
     Three Month Period Ended:
       April 30, 2000..........................................  73.500  30.000
       July 31, 2000...........................................  41.188  21.078
       October 31, 2000........................................  40.750  19.063
       January 31, 2001........................................  34.750  16.375

   On May 2, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $16.050.

   We have not paid any cash dividends on our capital stock since its inception, and do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings for use in the operation and expansion of the business.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of April 23, 2001, there were outstanding (1) 22,825,233 shares of common stock held by 126 stockholders of record, (2) no shares of preferred stock and (3) options to purchase an aggregate of 3,464,964 shares of common stock.

Common Stock

   As of April 23, 2001 there were 22,825,233 shares of common stock outstanding held by 126 stockholders of record. We believe that the number of beneficial holders of our common stock exceeds 2,500. In addition, as of April 23, 2001, there were outstanding stock options to purchase 3,605,924 shares of common stock.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in this election. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   The board of directors generally will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

   Our stockholders have granted the board of directors authority to issue the preferred stock and to determine the rights and preferences of the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of this preferred stock.

Anti-takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and By-Laws

   Upon completion of this offering, the provisions of section 203 of the Delaware General Corporation Law of Delaware will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally defined as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our amended and restated by-laws provides for the division of the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. In addition, our amended and restated by-laws provide that the number of directors will be determined from time to time by resolution adopted by a majority of the board of directors, vacancies on the board of directors may be filled by the board unless and until filled by the stockholders, and directors may be removed only for cause by the vote of the holders of at least 75% of the shares then entitled to vote at an election of directors. The classification of the board of directors and the limitations on the removal of directors and the filling of vacancies could make it more difficult for a third party to acquire or discourage a third party from acquiring control of us by increasing the time required for the stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings of the stockholders will be necessary to effect a change in a majority of the members of the board of directors.

   Our amended and restated by-laws also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written consent in lieu of a meeting. Our amended and restated by-laws provide that special meetings of stockholders may only be called by the board of directors, the chairman of the board of directors or the president. Our amended and restated by-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because, even if it acquired a majority of our outstanding voting securities, the third party would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders' meeting, and not by written consent.

   Our amended and restated certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account any factors that it determines to be relevant, including, without limitation:

  . the interests of our stockholders, including the possibility that these interests might be best served by our continued independence;

  .  whether the proposed transaction might violate federal or state laws;

  . not only the consideration being offered in the proposed transaction, in relation to the then current market price for our outstanding capital stock, but also to the market price for our capital stock over a period of years, the estimated price that might be achieved in a negotiated sale of our business as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and our financial condition and future prospects;

  . the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with us, upon the communities in which we conduct our business and upon the economy of the state, region and nation.

   These provisions may discourage a third party from making a tender offer for our common stock, as these provisions decrease the likelihood that our board of directors would find such a transaction to be in the interests of our stockholders.

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our fifth amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the fifth amended and restated certificate of incorporation. Our third amended and restated by-laws may generally be amended or repealed by a majority vote of the board of directors and may also be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required in accordance with the terms of any series of preferred stock that might be outstanding at the time these amendments are submitted to stockholders.

                          COMCAST SC INVESTMENT, INC.

   The following table sets forth, as of the date of the prospectus, the number and percentage of shares of our common stock beneficially owned by Comcast SC prior to this offering and the maximum number of shares that Comcast SC, its transferees, distributees, pledgees, donees or other successors in interest may offer and sell under the terms of this prospectus. Since Comcast SC may sell all, some or none of its shares, we cannot estimate the actual number of shares of our common stock that will be sold by Comcast SC or the aggregate number or percentage of shares of our common stock that Comcast SC will own upon completion of this offering. See "Plan of Distribution."

   The shares of our common stock offered under this prospectus may be offered from time to time by and for the account of Comcast SC, a wholly-owned subsidiary of Comcast Corporation. Accordingly, Comcast Corporation may be deemed to exercise voting or investment control over the investment by Comcast SC in us.

   The applicable percentage of ownership listed below is based on 22,825,233 shares of our common stock outstanding as of April 23, 2001 and assumes the exercise of the warrant held by Comcast SC that is currently exercisable to purchase 125,000 shares of our common stock. As described below, this warrant will be exercisable for an additional 333.33 shares of our common stock per day beginning on and including May 1, 2001 for each day up to and including the day this registration statement is declared effective.

                                     Number and Percentage
                                    of Shares Beneficially     Number of Shares
                                    Owned Prior to Offering     Offered Under
                                    --------------------------   the terms of
     Selling Stockholder              Number        Percent    this Prospectus
     -------------------            ------------- ------------ ----------------
     Comcast SC Investment, Inc....       881,144         3.8%     856,144

   On December 1, 2000, we entered into a common stock and warrant purchase agreement with Comcast SC under the terms of which we agreed to sell in a private placement to Comcast SC in exchange for approximately $10,000,000 an aggregate of 466,255 shares of common stock and a warrant to purchase 100,000 shares of our common stock with an exercise price of $21.4475 per share. This agreement was terminated by Comcast SC and us on February 28, 2001.

   On February 28, 2001, we signed and closed a new common stock and warrant purchase agreement on terms similar to the prior agreement. Under the terms of this new agreement, we sold in a private placement to Comcast SC for approximately $10,000,000 an aggregate of 756,144 shares of our common stock and a warrant to purchase 100,000 shares of our common stock with an exercise price of $13.225 per share.

   Under certain conditions determined upon the effectiveness of the registration of the shares, the number of common shares purchased and the number of common stock purchase warrants and related exercise price are subject to adjustment. An additional number of shares of common stock shall be issued to Comcast SC without any additional consideration as is equal to the difference between 756,144, the number of shares of common stock issued on February 28, 2001, and the number of shares obtained by dividing $10,000,000 by the lower of 1) 92% of the closing market price of our common stock on the date of effectiveness of this registration statement, and 2) the average of the closing market price of our common stock for the five trading days ending on the effective date of this registration statement, if either of such prices is lower than $13.225. For example, were the closing price of our common stock on the date of effectiveness of this registration statement to be $14.00, an additional 20,253 shares of our common stock would be issued. This number of additional shares is derived from the difference between 756,144, the number of shares initially issued by us to Comcast SC, and 776,397, the quotient of $10,000,000 divided by 92% of $14.00 ($12.88).

   The warrant agreement contains an adjustment mechanism such that the warrant is exercisable for an additional 25,000 shares of our common stock if this registration has not been declared effective on or before March 31, 2001 and an additional 333.33 shares of our common stock per day beginning on and including May 1, 2001 for each day up to and including the day this registration statement is declared effective. The warrant agreement also provides that the exercise price of the warrant will be reduced on the effective date of the registration statement to the lower 1) 92% of the closing market price of our common stock on the effective date of the registration statement, and 2) the average of the closing market prices of our common stock for the five trading days ending on the date of effectiveness of the registration statement if either of such prices is lower than $13.225, the exercise price as of the closing date. For example, were the closing price of our common stock on the date of effectiveness of this registration statement to be $14.00, the per share exercise price of the warrant would be reduced from $13.225 to $12.88 per share of common stock.

   This registration statement covers only the 756,144 shares of our common stock purchased pursuant to the purchase agreement and the initial 100,000 shares of our common stock that may be issued upon exercise of the warrant.


   Comcast SC represented to us that it was acquiring these shares and the warrant in the private placement without any present intention of effecting a distribution of those shares, the warrant, or the shares of our common stock issuable upon exercise of the warrant other than in compliance with applicable securities laws. In recognition of the fact, however, that Comcast SC may desire the ability to sell those shares of our common stock it owns or will own upon exercise of the warrant when it considers it appropriate, in connection with the private placement we agreed to file this registration statement with the Securities and Exchange Commission to permit the public sale of these shares and to use our best efforts to keep this registration statement effective until the earlier of the second anniversary of the effective date of this registration statement or the sale of all of the shares covered by this registration statement. We will prepare and file amendments and supplements to this registration statement as may be necessary to keep it effective during this period.

                             PLAN OF DISTRIBUTION

   The shares of our common stock offered hereby may be sold from time to time by Comcast SC or its transferees, distributees, pledgees, donees or other successors in interest, in each case for its own respective account. We are responsible for the expenses incurred in the registration of the shares, other than the underwriting discounts and selling commissions and stock transfer fees and taxes applicable to the sale of the shares. In addition, we have agreed to indemnify Comcast SC against certain liabilities, including liabilities under the Securities Act, and Comcast SC has agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.

   The distribution of the shares by Comcast SC is not currently subject to any underwriting agreement. Sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices, or at negotiated prices. Sales may be effected in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, on the Nasdaq National Market, or on any exchange on which the shares may then be listed. Sales may be effected by one or more of the following:

  . one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by that broker or dealer for its account under the terms of this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . in negotiated transactions, including short sales and transactions relating to the purchase or sale of options to purchase shares; and

  .  through other means.

   These transactions may be effected by selling shares to or through broker-dealers, and these broker-dealers will receive compensation in negotiated amounts in the form of underwriting discounts, concessions, commissions or fees from the seller and/or the purchasers of the shares for whom these broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). These brokers or dealers or the participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with these sales, and any commissions received by these broker-dealers may be deemed to be underwriting compensation.

   We have informed Comcast SC that the antimanipulation rules under the Securities Exchange Act of 1934 (including, without limitation, Rule 10b-5 and Regulation M--Rule 102) may apply to sales in the market and will furnish Comcast SC upon request with a copy of these Rules. We will also inform Comcast SC of the need for delivery of copies of this prospectus.

   Any shares of our common stock covered by the prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

   We agreed to file a registration statement to register the resale of the shares and to use our best efforts to maintain the effectiveness of the registration statement until the earlier of the second anniversary of the effective date of this registration statement and the sale of all of the shares covered by this registration statement.

   Sales of shares offered hereby are not restricted as to the price or prices at which these sales may be effected. Sales of these shares at less than the market prices may depress the market price of our common stock. During the effective time of this prospectus, Comcast SC has agreed to potential restrictions on resale if notified by us of certain potential material events, the disclosure of which could have a material adverse effect on our business and financial condition, for a period commencing upon the date of that notice and ending upon the earlier of forty-five days after we have notified Comcast SC of that event and the time we notify Comcast SC that the event has been disclosed to the public or has ceased to be material or that sales under this registration statement may otherwise be resumed. Notwithstanding the foregoing, we have agreed that no sales blackout shall occur within ninety days of the purchase by Comcast SC of our shares covered hereby or any other sales blackout period and that no more than two sales blackouts shall be commenced by us in any twelve month period. There is no restriction as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

Transfer Agent and Registrar

   ChaseMellon Shareholder Services, L.L.C., 111 Founders Plaza, Suite 1100, East Hartford, Connecticut 06108 is the transfer agent for our common stock.

                                 LEGAL MATTERS

   Certain legal matters with respect to the issuance of the shares offered hereby will be passed upon for SeaChange International by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. As of the date of this prospectus, certain attorneys with the firm of Testa, Hurwitz & Thibeault, LLP beneficially own an aggregate of 2,250 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1999, January 31, 2000 and January 31, 2001 and for each of the two years in the period ended December 31, 1999, the one month ended January 31, 2000 and the year ended January 31, 2001, included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by SeaChange International may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

   Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Our common stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning SeaChange International may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered hereby. This prospectus does not contain all information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding us and the shares of our common stock offered hereby, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are necessarily summaries of those documents, and in each instance we refer you to the copy of that document filed as an exhibit to the registration statement for a more complete description of the matters involved. The registration statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from that office upon payment of the prescribed fees. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

   We will provide without charge to each person who is delivered a prospectus, on written or oral request, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents). Requests for copies should be directed to Investor Relations, SeaChange International, Inc., 124 Acton Street, Maynard, Massachusetts 01754,
Telephone: (978) 897-0100.

                         SEACHANGE INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS.........................................   F-2

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999 AND AS OF JANUARY 31,
 2000 AND 2001............................................................   F-3

CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998
 AND 1999, THE ONE MONTH ENDED JANUARY 31, 2000, THE YEAR ENDED JANUARY
 31, 2001 AND THE ONE MONTH ENDED JANUARY 31, 1999........................   F-4

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
 DECEMBER 31, 1998 AND 1999, THE ONE MONTH ENDED JANUARY 31, 1999 AND
 JANUARY 31, 2000 AND THE YEAR ENDED JANUARY 31, 2001.....................   F-5

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1998
 AND 1999, THE ONE MONTH ENDED JANUARY 31, 2000, THE YEAR ENDED JANUARY
 31, 2001 AND THE ONE MONTH ENDED JANUARY 31, 1999........................   F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................   F-7

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE.........  F-26

VALUATION OF QUALIFYING ACCOUNTS AND RESERVES.............................  F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SeaChange International, Inc.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of SeaChange International, Inc. and its subsidiaries at December 31, 1999, January 31, 2000 and January 31, 2001 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, the one month ended January 31, 2000 and the year ended January 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 3 to the consolidated financial statements, during the year ended January 31, 2001, the Company changed its method of recognizing revenue.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

March 5, 2001 (except for the

information presented in Note 12

for which the date is April 30, 2001)

                       SEACHANGE INTERNATIONAL, INC.

                        CONSOLIDATED BALANCE SHEET

                     (in thousands, except share data)

                                           December 31, January 31, January 31,
                                               1999        2000        2001
                                           ------------ ----------- -----------
Assets
Current assets
  Cash and cash equivalents..............    $11,318      $ 2,721     $ 6,145
  Accounts receivable, net of allowance
   for doubtful accounts of $908 at
   December 31, 1999 and January 31, 2000
   and $742 at January 31, 2001..........     17,840       16,756      27,112
  Inventories............................     17,128       20,089      24,907
  Prepaid expenses and other current
   assets................................      1,568        1,634       2,671
  Deferred income taxes..................      2,243        3,400       7,001
                                             -------      -------     -------
    Total current assets.................     50,097       44,600      67,836
Property and equipment, net..............     10,538       10,492      15,886
Other assets.............................        884          869       1,833
Goodwill and intangibles.................        785          751       2,698
                                             -------      -------     -------
                                             $62,304      $56,712     $88,253
                                             =======      =======     =======
Liabilities and Stockholders' Equity
Current liabilities
  Line of credit.........................    $   --       $   --      $ 4,000
  Current portion of equipment line of
   credit and obligations under capital
   lease.................................      1,048        1,045       2,532
  Accounts payable.......................     15,038       10,451      17,332
  Accrued expenses.......................      3,499        2,776       1,816
  Customer deposits......................      2,092        2,428       3,946
  Deferred revenue.......................      4,380        6,292       8,435
  Income taxes payable...................        675          625         956
                                             -------      -------     -------
    Total current liabilities............     26,732       23,617      39,017
                                             -------      -------     -------
Long-term portion of equipment line of
 credit and obligations under capital
 lease...................................      1,231        1,144       3,934
                                             -------      -------     -------
Commitments and contingencies (Note 12)
Stockholders' Equity
Convertible preferred stock, 5,000,000
 shares authorized, none outstanding.....        --           --          --
Common stock, $.01 par value; 100,000,000
 shares authorized; 21,285,855,
 21,300,185 and 22,037,811 shares issued
 at December 31, 1999 and January 31,
 2000 and 2001, respectively.............        213          213         221
Additional paid-in capital...............     35,633       35,695      50,157
Accumulated deficit......................     (1,440)      (3,898)     (4,905)
Accumulated other comprehensive loss.....        (65)         (59)       (171)
                                             -------      -------     -------
    Total stockholders' equity...........     34,341       31,951      45,302
                                             -------      -------     -------
                                             $62,304      $56,712     $88,253
                                             =======      =======     =======

           The accompanying notes are an integral part of these

                    consolidated financial statements.

                       SEACHANGE INTERNATIONAL, INC.

                   CONSOLIDATED STATEMENT OF OPERATIONS

                   (in thousands, except per share data)

                            Year ended          One                     One
                           December 31,     Month ended Year ended  Month ended
                          ----------------  January 31, January 31, January 31,
                           1998     1999       2000        2001        1999
                          -------  -------  ----------- ----------- -----------
                                                                    (unaudited)
Revenues
 Systems................. $58,033  $68,457    $   226     $74,986     $   697
 Services................  14,891   16,764      1,484      23,482       1,211
                          -------  -------    -------     -------     -------
                           72,924   85,221      1,710      98,468       1,908
                          -------  -------    -------     -------     -------
Costs of revenues
 Systems.................  35,772   38,889        633      39,928         670
 Services................  13,611   14,962      1,445      18,798       1,049
                          -------  -------    -------     -------     -------
                           49,383   53,851      2,078      58,726       1,719
                          -------  -------    -------     -------     -------
 Gross profit (loss).....  23,541   31,370       (368)     39,742         189
                          -------  -------    -------     -------     -------
Operating expenses
 Research and
  development............  15,763   16,302      1,764      20,283       1,324
 Selling and marketing...   8,566    8,595      1,034      12,472         522
 General and
  administrative.........   6,132    5,335        457       7,372         447
 Restructuring of
  operations.............     676      --         --          --          --
 Acquisition costs.......     --       684        --          --          --
                          -------  -------    -------     -------     -------
                           31,137   30,916      3,255      40,127       2,293
                          -------  -------    -------     -------     -------
Income (loss) from
 operations..............  (7,596)     454     (3,623)       (385)     (2,104)
Interest income
 (expense), net..........     235       28          9        (212)          9
                          -------  -------    -------     -------     -------
 Income (loss) before
  income taxes...........  (7,361)     482     (3,614)       (597)     (2,095)
Provision (benefit) for
 income taxes............  (2,789)     (15)    (1,156)       (690)       (691)
                          -------  -------    -------     -------     -------
Income (loss) before
 cumulative effect of
 change in accounting
 principle...............  (4,572)     497     (2,458)         93      (1,404)
Cumulative effect of
 change in accounting
 principle, net of tax of
 $732....................     --       --         --       (1,100)        --
                          -------  -------    -------     -------     -------
Net income (loss)........ $(4,572) $   497    $(2,458)    $(1,007)    $(1,404)
                          =======  =======    =======     =======     =======
Basic and diluted
 earnings (loss) per
 share before cumulative
 effect of change in
 accounting principle.... $ (0.24) $  0.02    $ (0.12)    $  0.00     $ (0.07)
Cumulative effect of
 change in accounting
 principle...............     --       --         --        (0.05)        --
                          -------  -------    -------     -------     -------
Basic and diluted
 earnings (loss) per
 share................... $ (0.24) $  0.02    $ (0.12)    $ (0.05)    $ (0.07)
                          =======  =======    =======     =======     =======
Pro forma amounts
 assuming the change in
 accounting principle is
 applied retroactively:
 Net income (loss)....... $(5,276) $   323    $(2,163)    $    93
                          =======  =======    =======     =======
 Earnings (loss) per
  share--Basic........... $ (0.28) $  0.02    $ (0.10)    $  0.00
                          =======  =======    =======     =======
 Earnings (loss) per
  share--Diluted......... $ (0.28) $  0.01    $ (0.10)    $  0.00
                          =======  =======    =======     =======
Shares used in
 calculating:
 Basic earnings (loss)
  per share..............  18,982   20,883     21,269      21,745      20,901
                          =======  =======    =======     =======     =======
 Diluted earnings (loss)
  per share..............  18,982   21,774     21,269      23,234      20,901
                          =======  =======    =======     =======     =======

              The accompanying notes are an integral part of

                 these consolidated financial statements.

                       SEACHANGE INTERNATIONAL, INC.

              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                     (in thousands, except share data)

                            Common Stock                 Retained                 Total    Compre-
                          ----------------- Additional   earnings    Cumulative   stock-   hensive
                          Number of    Par   paid-in   (accumulated) translation holders'  income
                            shares    value  capital      deficit    adjustment   equity   (Loss)
                          ----------  ----- ---------- ------------- ----------- --------  -------
Balance at December 31,
 1997...................  20,703,313  $207   $32,148      $ 2,635       $  14    $35,004
Issuance of common stock
 pursuant to exercise of
 stock options..........     135,790     1       507          --          --         508
Issuance of common stock
 in connection with
 employee stock purchase
 plan...................      79,157     1       405          --          --         406
Compensation expense
 associated with stock
 issuance...............         --    --         47          --          --          47
Translation adjustment..         --    --        --           --          (73)       (73)      (73)
Net loss................         --    --        --        (4,572)        --      (4,572)   (4,572)
                          ----------  ----   -------      -------       -----    -------   -------
Comprehensive loss......                                                                   $(4,645)
Balance at December 31,
 1998...................  20,918,260   209    33,107       (1,937)        (59)    31,320
Issuance of common stock
 pursuant to exercise of
 stock options..........      13,905   --         50                                  50
Translation adjustment..                                                   25         25        25
Net loss................         --    --        --        (1,404)        --      (1,404)   (1,404)
                          ----------  ----   -------      -------       -----    -------   -------
Comprehensive loss......                                                                    (1,379)
Balance at January 31,
 1999 (unaudited).......  20,932,165   209    33,157       (3,341)        (34)    29,991
Issuance of common stock
 pursuant to exercise of
 stock options..........     296,848     3     1,145          --          --       1,148
Issuance of common stock
 in connection with
 employee stock purchase
 plan...................      87,014     1       422          --          --         423
Issuance of common stock
 in connection with
 Digital Video Arts,
 Ltd. acquisition.......      17,078   --        528          --          --         528
Purchase and retirement
 of treasury stock......     (47,250)  --         (1)         --          --          (1)
Tax benefit from stock
 options................         --    --        382          --          --         382
Translation adjustment..         --    --        --           --          (31)       (31)      (31)
Net income..............         --    --        --         1,901         --       1,901     1,901
                          ----------  ----   -------      -------       -----    -------   -------
Comprehensive income....                                                                   $ 1,870
Balance at December 31,
 1999...................  21,285,855   213    35,633       (1,440)        (65)    34,341
Issuance of common stock
 pursuant to exercise of
 stock options..........      14,330   --         62          --          --          62
Translation adjustment..         --    --        --           --            6          6         6
Net loss................         --    --        --        (2,458)        --      (2,458)   (2,458)
                          ----------  ----   -------      -------       -----    -------   -------
Comprehensive loss......                                                                   $(2,452)
Balance at January 31,
 2000...................  21,300,185   213    35,695       (3,898)        (59)    31,951
Issuance of common stock
 pursuant to exercise of
 stock options..........     392,669     4     1,802          --          --       1,806
Issuance of common stock
 in connection with
 employee stock purchase
 plan...................      67,795     1     1,013          --          --       1,014
Issuance of common stock
 in connection with
 Microsoft Corporation
 investment.............     277,162     3     9,997          --          --      10,000
Tax benefit from stock
 options................         --    --      1,650          --          --       1,650
Translation adjustment..         --    --        --           --         (112)      (112)     (112)
Net loss................         --    --        --        (1,007)        --      (1,007)   (1,007)
                          ----------  ----   -------      -------       -----    -------   -------
Comprehensive loss......                                                                   $(1,119)
Balance at January 31,
 2001...................  22,037,811  $221   $50,157      $(4,905)      $(171)   $45,302
                          ==========  ====   =======      =======       =====    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       SEACHANGE INTERNATIONAL, INC.

                   CONSOLIDATED STATEMENT OF CASH FLOWS

      Increase (Decrease) in Cash and Cash Equivalents (in thousands)

                            Year ended       One Month               One Month
                           December 31,        ended    Year ended     ended
                          ----------------  January 31, January 31, January 31,
                           1998     1999       2000        2001        1999
                          -------  -------  ----------- ----------- -----------
                                                                    (unaudited)
Cash flows from
 operating activities...
Net income (loss).......  $(4,572) $   497    $(2,458)   $ (1,007)    $(1,404)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........    4,813    4,218        355       4,920         379
 Inventory valuation
  allowance.............    2,016      458        --          823         --
 Compensation expense
  associated with stock
  and stock options.....       47      --         --          --          --
 Acquisition costs......      --       684        --          --          --
 Deferred income
  taxes.................     (876)    (933)    (1,156)     (3,601)       (691)
 Changes in operating
  assets and
  liabilities:
 Accounts receivable....   (6,525)    (177)     1,084     (10,356)      5,019
 Inventories............   (4,368)  (4,257)    (2,961)     (5,126)     (1,630)
 Prepaid expenses and
  other current assets
  and other assets......   (1,610)   2,249        (46)     (2,113)       (743)
 Accounts payable.......    1,255    4,935     (4,587)      6,881      (2,678)
 Accrued expenses.......      656      (61)      (723)       (960)       (652)
 Customer deposits......     (345)     388        336       1,518         188
 Deferred revenue.......    1,644      441      1,912       2,143       1,037
 Income taxes payable...      390      200        (50)      1,981        (115)
                          -------  -------    -------    --------     -------
   Net cash provided by
    (used in) operating
    activities..........   (7,475)   8,642     (8,294)     (4,897)     (1,290)
                          -------  -------    -------    --------     -------
Cash flows from
 investing activities
 Purchases of property
  and equipment.........   (3,816)  (3,130)      (275)    (10,276)        (62)
 Proceeds from sale and
  maturity of
  marketable
  securities............   10,212      --         --          --          --
 Purchases of
  marketable
  securities............     (902)     --         --          --          --
 Increase in intangible
  assets................      --       --         --       (2,500)        --
                          -------  -------    -------    --------     -------
   Net cash provided by
    (used in) investing
    activities..........    5,494   (3,130)      (275)    (12,776)        (62)
                          -------  -------    -------    --------     -------
Cash flows from
 financing activities
 Proceeds from
  borrowings under line
  of credit.............    2,000      --         --        4,000         --
 Proceeds from
  borrowings under
  equipment line of
  credit................    1,226    1,106        --        4,823         --
 Proceeds from
  borrowings under
  construction loan.....      --       --         --        1,183         --
 Repayments under line
  of credit and
  equipment line of
  credit................      --    (2,245)       (72)     (1,569)     (2,039)
 Repayment of
  obligation under
  capital lease.........      (18)    (500)       (18)       (160)        (11)
 Proceeds from issuance
  of common stock.......      914    2,003         62      12,820          50
                          -------  -------    -------    --------     -------
   Net cash provided by
    (used in) financing
    activities..........    4,122      364        (28)     21,097      (2,000)
                          -------  -------    -------    --------     -------
Net increase (decrease)
 in cash and cash
 equivalents............    2,141    5,876     (8,597)      3,424      (3,352)
Cash and cash
 equivalents, beginning
 of period..............    3,301    5,442     11,318       2,721       5,442
                          -------  -------    -------    --------     -------
Cash and cash
 equivalents, end of
 period.................  $ 5,442  $11,318    $ 2,721    $  6,145     $ 2,090
                          =======  =======    =======    ========     =======
Supplemental disclosure
 of cash flow
 information:
Income taxes paid.......  $   132  $    81    $    --    $    303     $    --
Interest paid...........  $    35  $   210    $    19    $    473     $    17
Supplemental disclosure
 of noncash activity:
Transfer of items
 originally classified
 as inventories to fixed
 assets.................  $   584  $   227    $    --    $     --     $   109
Transfer of items
 originally classified
 as fixed assets to
 inventories............  $   668  $ 3,055    $    --    $    515     $    --
Equipment acquired under
 capital lease..........  $   374  $   336    $    --    $     --     $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                       SEACHANGE INTERNATIONAL, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

       SeaChange develops, manufactures and sells systems, known as video storage servers, that automate the management and distribution of both short-form video streams, such as advertisements, and long-form video streams, such as movies or other feature presentations, each of which requires precise, accurate and continuous execution, to television operators, telecommunications companies and broadcast television companies. Through January 31, 2001, substantially all of SeaChange's revenues were derived from the sale of broadband and broadcast systems and related services and content to cable television operators, broadcast and telecommunications companies in the United States and internationally.

       In April 2000, SeaChange's Board of Directors voted to change SeaChange's fiscal accounting year from December 31 to January 31, such that its fiscal year began on February 1, 2000 and ended on January 31, 2001.

2. Summary of Significant Accounting Policies

       Significant accounting policies followed in the preparation of the accompanying consolidated financial statements are as follows:

   Principles of Consolidation

       The consolidated financial statements include the accounts of SeaChange and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Revenue Recognition

       Revenues from sales of systems are recognized upon shipment provided title and risk of loss has passed to the customer, there is evidence of an arrangement, fees are fixed or determinable and collection of the related receivable is probable. Installation, project management and training revenue is deferred and recognized as these services are performed. Revenue from technical support and maintenance is deferred and recognized ratably over the period of the related agreements, generally twelve months. Customers are billed for installation, project management, training and maintenance at the time of the product sale. If a portion of the sales price is not due until installation of the system is complete, that portion of the sales price is deferred until installation is complete. Revenue from content fees, primarily movies, is recognized based on the volume of monthly purchases that are made by hotel guests. Revenue from product development contract services is recognized based on the time and materials incurred to complete the work. Shipping and handling costs are included in revenue and cost of revenues.

       SeaChange's transactions frequently involve the sales of systems and services under multiple element arrangements. Systems sales always include one year of free technical support and maintenance services. Revenue under multiple element arrangements is allocated to all elements except systems based upon the fair value of those elements. The amounts allocated to training, project management, technical support and maintenance and content fees is based upon the price charged when these elements are sold separately and unaccompanied by the other elements. The amount allocated to installation revenue is based upon hourly rates and the estimated time required to complete the service. The amount allocated to systems is done on a residual method basis. Under this method, the total arrangement value is allocated first to undelivered elements, based on their fair values, with the remainder being allocated to systems revenue. Installation, training and project management services are not essential to the functionality of systems as these services do not alter the equipment's capabilities, are available from other vendors and the systems are standard products.

                       SEACHANGE INTERNATIONAL, INC.

   Concentration of Credit Risk

       Financial instruments which potentially expose SeaChange to concentrations of credit risk include trade accounts receivable. To minimize this risk, SeaChange evaluates customers' financial condition, requires advance payments from certain of its customers and maintains reserves for potential credit losses. At December 31, 1998 and 1999, and at January 31, 2000 and 2001, SeaChange had an allowance for doubtful accounts of $870,000, $908,000, $908,000, and $742,000, respectively, to provide for potential credit losses and such losses to date have not exceeded management's expectations.

       In the years ended December 31, 1998 and 1999, the month ended January 31, 2000, and the year ended January 31, 2001, revenues from SeaChange's five largest customers represented approximately 55%, 47%, 47%, and 44% respectively, of SeaChange's total revenues. In the years ended December 31, 1998 and 1999, the one month ended January 31, 2000, and the year ended January 31, 2001, two customers each accounted for more than 10% of SeaChange's revenues. The same two customers accounted for more than 10% of SeaChange's revenues in the years ended December 31, 1998 and 1999, and the one month ended January 31, 2000.

   Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Cash, Cash Equivalents and Marketable Securities

       SeaChange considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. SeaChange invests its excess cash in money market funds, municipal securities and corporate debt securities that are subject to minimal credit and market risk. Marketable securities are classified as available-for-sale and are carried at market value, and any unrealized gains or losses are recorded as a part of stockholders' equity. Gross unrealized gains and losses on securities for the years ended December 31, 1998 and 1999, the one month ended January 31, 2000 and the year ended January 31, 2001, the cost of which is based upon the specific identification method, were not significant.

   Property and Equipment

       Property and equipment consist of land and buildings, office and computer equipment, leasehold improvements, demonstration equipment, deployed assets and spare components and assemblies used to service SeaChange's installed base. Demonstration equipment consists of systems manufactured by SeaChange for use in marketing and selling activities. Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases by use of the straight-line method. Deployed assets are the movie systems owned and manufactured by us that are installed in a hotel environment. Deployed assets are depreciated over the life of the related service agreements ranging from 3 to 7 years. Maintenance and repair costs are expensed as incurred. Significant improvements are capitalized and depreciated. Upon retirement or sale, the cost of the assets disposed of, and the related accumulated depreciation, are removed from the accounts, and any resulting gain or loss is included in the determination of net income.

                       SEACHANGE INTERNATIONAL, INC.

   Inventories

       Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist primarily of components and subassemblies and finished products held for sale. Rapid technological change and new product introductions and enhancements could result in excess or obsolete inventory. To minimize this risk, SeaChange evaluates inventory levels and expected usage on a periodic basis and records valuation allowances as required.

       SeaChange is dependent upon certain vendors for the manufacture of significant components of its digital advertising insertion, movie and broadcast systems. If these vendors were to become unwilling or unable to continue to manufacture these products in required volumes, SeaChange would have to identify and qualify acceptable alternative vendors. The inability to develop alternate sources, if required in the future, could result in delays or reductions in product shipments and thereby adversely affect SeaChange's revenue and profits.

   Goodwill and Intangible Assets

       Goodwill and assembled workforce are amortized on a straight-line basis over five to seven years. Software acquired in connection with acquisitions is amortized over the greater of the amount computed using (a) the ratio that current gross revenues for related products bear to total current and anticipated future gross revenues for that product or (b) on a straight-line basis over the estimated remaining life of the software. The carrying value of goodwill and intangible assets is reviewed on a quarterly basis for the existence of facts and circumstances both internally and externally that may suggest impairment or that the useful lives of these assets are no longer appropriate. To date, no such impairment has occurred. SeaChange determines whether an impairment has occurred based on gross expected future cash flows and measures the amount of impairment based on the related future flow estimated discounted cash flows. The cash estimates used to determine the impairment, if any, contain management's best estimates, using appropriate and customary assumptions and projections at that time.

       SeaChange defers legal costs associated with defending its existing patents. If the patent defense is successful, the costs are capitalized and amortized over their estimated remaining useful life. If the patent defense is unsuccessful, the amounts deferred are charged to operating expense. Included in goodwill and intangible assets at January 31, 2001 is approximately $2,500,000 of capitalized legal costs associated with the successful defense of SeaChange's patents. The patent intangible is being amortized over four years. Included in other assets at January 31, 2001 is approximately $715,000 in deferred legal costs associated with the on-going defense of certain of our patents. Accumulated amortization of goodwill and intangible assets was $850,000, $884,000 and $1,438,000 at December 31, 1999, January 31, 2000 and
January 31, 2001, respectively.

   Research and Development and Software Development Costs

       Costs incurred in the research and development of SeaChange's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to establishing technological feasibility and capitalized thereafter until the product is released for sale. Software development costs eligible for capitalization to date have not been material to SeaChange's financial statements. Costs associated with acquired software rights are capitalized if technological feasibility of the software has been established.

   Stock Compensation

       Employee stock awards under SeaChange's and its subsidiaries' compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                       SEACHANGE INTERNATIONAL, INC.

Employees", ("APB 25") and related interpretations. SeaChange provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123") and related interpretations. Non-employee stock awards are accounted for in accordance with Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

   Foreign Currency Translation

       SeaChange has determined that the functional currency of its foreign subsidiaries is the local currency. Accordingly, assets and liabilities are translated to U.S. dollars at current exchange rates as of each balance sheet date. Income and expense items are translated using average exchange rates during the year. Cumulative currency translation adjustments are presented as a separate component of stockholders' equity. Transaction gains and losses and unrealized gains and losses on intercompany receivables are recognized in the Statement of Operations and have not been material to date.

   Comprehensive Income

       Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. SeaChange has presented accumulated other comprehensive income and other comprehensive income in the Statement of Stockholders' (Deficit) Equity. Other comprehensive loss consists primarily of cumulative translation adjustments.

   Advertising Costs

       Advertising costs are charged to expense as incurred. Advertising costs were $624,000, $857,000, $40,000, and $1,089,000, for the years ended December
31, 1998 and 1999, the month ended January 31, 2000, and the year ended January 31, 2001, respectively.

   Earnings Per Share

       Earnings per share are presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share", ("SFAS 128") which requires the presentation of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average shares of common stock outstanding during the period. For the purposes of calculating diluted earnings per share the denominator includes both the weighted average number of shares of common stock outstanding during the period and the weighted average number of potential common stock, such as stock options and restricted stock.

       For the year ended December 31, 1998, the one month ended January 31, 2000 and the one month ended January 31, 1999, 2,114,000, 2,055,000 and
2,057,000 common shares issuable upon the exercise of stock options, respectively, and 1,792,000 shares of unvested restricted common stock for the year ended December 31, 1998, are antidilutive because SeaChange recorded a net loss for the periods and, therefore, have been excluded from the diluted earnings per share computations.

                       SEACHANGE INTERNATIONAL, INC.

       Below is a summary of the shares used in calculating basic and diluted earnings per share for the periods indicated:

                                 Year Ended
                                December 31,      Month Ended Year Ended Month Ended
                            --------------------- January 31,  January   January 31,
                               1998       1999       2000      31, 2001     1999
                            ---------- ---------- ----------- ---------- -----------
                                                                         (unaudited)
   Weighted average shares
    used in calculating
    earnings per share--
    Basic.................. 18,982,000 20,883,000 21,269,000  21,745,000 20,901,000
   Dilutive common stock
    equivalents............        --     891,000        --    1,489,000        --
                            ---------- ---------- ----------  ---------- ----------
   Weighted average shares
    used in calculating
    earnings per share--
    Diluted................ 18,982,000 21,774,000 21,269,000  23,234,000 20,901,000
                            ========== ========== ==========  ========== ==========

   New Accounting Pronouncements

       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. This accounting standard amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. We will adopt SFAS No. 133, as amended, in fiscal year 2002. To date we have not utilized derivative instruments or hedging activities and, therefore, the adoption of SFAS 133 is not expected to have a material impact on our financial position or results of operations.

3. Change in Accounting Principle

       In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Historically, for some of SeaChange's sales transactions, a portion of the sales price, typically 25%, was not due until installation occurred. Under SAB 101 and the new accounting method adopted retroactive to February 1, 2000, SeaChange now defers the portion of the sales price not due until installation is complete. During the fourth quarter of the twelve months ended January 31, 2001, SeaChange implemented the SEC's SAB 101 guidelines, retroactive to the beginning of the year. This was reported as a cumulative effect of a change in accounting principle as of February 1, 2000. The cumulative effect of the change in accounting principle on prior years resulted in a charge to income of $1.1 million (net of income taxes of $732,000), or $0.05 per diluted share, which has been included in income for the twelve months ended January 31, 2001. For the twelve months ended January 31, 2001, SeaChange recognized $1.5 million in revenue that is included in the cumulative effect adjustment as of February 1, 2000. During the twelve months ended January 31, 2001, SeaChange changed its standard payment terms such that no portion of the sales price is due upon installation. The results for the first three quarters of twelve months ended January 31, 2001 have been restated to conform with SAB 101. The pro forma results for prior periods presented in the consolidated statement of operations were calculated assuming the accounting change was made retroactively to all prior periods presented.

                       SEACHANGE INTERNATIONAL, INC.

4. Consolidated Balance Sheet Detail

       Inventories consist of the following:

                                                              January 31,
                                             December   -----------------------
                                             31, 1999      2000        2001
                                            ----------- ----------- -----------
   Components and assemblies............... $14,739,000 $17,602,000 $18,695,000
   Finished products.......................   2,389,000   2,487,000   6,212,000
                                            ----------- ----------- -----------
                                            $17,128,000 $20,089,000 $24,907,000
                                            =========== =========== ===========

       Property and equipment consist of the following:

                                 Estimated
                                  useful                     January 31,
                                   life     December   -----------------------
                                  (years)   31, 1999      2000        2001
                                 --------- ----------- ----------- -----------
   Land.........................           $       --  $       --  $   283,000
   Buildings....................     20            --          --    1,201,000
   Office furniture and
    equipment...................      5      1,645,000   2,268,000   2,454,000
   Computer and demonstration
    equipment...................      3     12,213,000  11,752,000  17,317,000
   Deployed assets..............    3-7      4,065,000   4,209,000   5,413,000
   Service and spare
    components..................      5      2,584,000   2,584,000   2,951,000
   Leasehold improvements.......    1-7      1,096,000   1,065,000   1,676,000
   Automobiles..................      5         56,000      56,000     101,000
                                           ----------- ----------- -----------
                                            21,659,000  21,934,000  31,396,000
   Less--Accumulated
    depreciation and
    amortization................            11,121,000  11,442,000  15,510,000
                                           ----------- ----------- -----------
                                           $10,538,000 $10,492,000 $15,886,000
                                           =========== =========== ===========

       Depreciation expense was $3,857,000, $3,806,000, $319,000, and
$4,345,000 for the years ended December 31, 1998 and 1999, for the month ended January 31, 2000, and the year ended January 31, 2001, respectively.

       Accrued expenses consist of the following:

                                                               January 31,
                                             December 31, ---------------------
                                                 1999        2000       2001
                                             ------------ ---------- ----------
   Accrued software license fees............  $1,565,000  $1,565,000 $  157,000
   Accrued sales and use taxes..............     647,000         --     581,000
   Other accrued expenses...................   1,287,000   1,211,000  1,078,000
                                              ----------  ---------- ----------
                                              $3,499,000  $2,776,000 $1,816,000
                                              ==========  ========== ==========

5. Segment Information

       SeaChange has three reportable segments: broadband systems, broadcast systems and services. The broadband systems segment provides products to digitally manage, store and distribute digital video for television operators and telecommunications companies. The broadcast systems segment provides products for the storage, archival, on-air playback of advertising and other video programming for the broadcast television industry. The service segment provides installation, training, product maintenance and technical support for all

                       SEACHANGE INTERNATIONAL, INC.

of the above systems and content which is distributed by the broadband product segment. SeaChange does not measure the assets allocated to the segments. SeaChange measures results of the segments based on the respective gross profits. There were no inter-segment sales or transfers. Long-lived assets are principally located in the United States. SeaChange has changed its reportable segments from the prior year and has reclassed prior period amounts to conform to these current segments. The following summarizes the revenues and cost of revenues by reportable segment:

                                              One month               One month
                      Year ended December 31,   ended    Year ended     ended
                      -----------------------  January   January 31, January 31,
                         1998        1999      31, 2000     2001        1999
                      ----------- ----------- ---------- ----------- -----------
                                                                     (unaudited)
   Revenues
     Broadband......  $53,810,000 $51,664,000 $  190,000 $54,412,000 $  467,000
     Broadcast......    4,223,000  16,793,000     36,000  20,574,000    230,000
     Services.......   14,891,000  16,764,000  1,484,000  23,482,000  1,211,000
                      ----------- ----------- ---------- ----------- ----------
                      $72,924,000 $85,221,000 $1,710,000 $98,468,000 $1,908,000
                      =========== =========== ========== =========== ==========
   Costs of revenues
     Broadband......  $33,352,000 $29,702,000 $  503,000 $28,481,000 $  463,000
     Broadcast......    2,420,000   9,187,000    130,000  11,447,000    207,000
     Services.......   13,611,000  14,962,000  1,445,000  18,798,000  1,049,000
                      ----------- ----------- ---------- ----------- ----------
                      $49,383,000 $53,851,000 $2,078,000 $58,726,000 $1,719,000
                      =========== =========== ========== =========== ==========

       The following summarizes revenues by geographic locations:

                                                    One month               One month
                            Year ended December 31,   ended    Year ended     ended
                            -----------------------  January   January 31, January 31,
                               1998        1999      31, 2000     2001        1999
                            ----------- ----------- ---------- ----------- -----------
                                                                           (unaudited)
   Revenues
     United States......... $63,497,000 $65,730,000 $1,398,000 $78,025,000 $1,185,000
     Canada and South
      America..............     691,000   5,371,000     44,000   4,161,000    626,000
     Europe................   4,272,000   9,777,000    234,000   8,827,000     19,000
     Rest of world.........   4,464,000   4,343,000     34,000   7,455,000     78,000
                            ----------- ----------- ---------- ----------- ----------
                            $72,924,000 $85,221,000 $1,710,000 $98,468,000 $1,908,000
                            =========== =========== ========== =========== ==========

       For the years ended December 31, 1998 and 1999, the one month ended January 31, 2000, and the year ended January 31, 2001, certain customers accounted for more than 10% of SeaChange's revenues. Individual customers accounted for 24% and 15% in 1998; 15% and 10% in 1999; 16% and 11% in the one month ended January 31, 2000; and 12% and 10% in twelve months ended January 31, 2001. The following summarizes revenues by significant customer:

                                          Year ended        One month
                                         December 31,         ended    Year ended
                                         ---------------   January 31, January 31,
                                          1998     1999       2000        2001
                                         ------   ------   ----------- -----------
   Customer A...........................     24%      15%       16%        --
   Customer B...........................     15%      10%       11%         12%
   Customer C...........................    --       --        --           10%

                       SEACHANGE INTERNATIONAL, INC.

6. ACQUISITION AND RESTRUCTURING OF OPERATIONS

   Acquisition

       On December 30, 1999, SeaChange acquired all of the authorized and outstanding common stock of Digital Video Arts, Ltd. in exchange for 330,000 shares of SeaChange's common stock using an exchange ratio of 0.033 of one share of SeaChange's common stock for each share of Digital Video Arts. The acquisition was accounted for as a pooling of interests. Digital Video Arts is a developer of custom software products specializing in digital video and interactive television. As a result of the acquisition, Digital Video Arts became a wholly-owned subsidiary of SeaChange. Total revenues of $85.2 million for the year ended December 31, 1999 consisted of $84.2 million of SeaChange's revenues and $1.0 million of Digital Video Arts' revenues. Net income of $497,000 for the same period consisted of SeaChange's net income of $1.1 million and Digital Video Arts' net loss of $592,000. Included in net income were acquisition costs of $684,000 consisting primarily of professional service fees. All intercompany transactions were eliminated in consolidation. Due to the acquisition, Digital Video Arts' previously unrecognized tax benefits of operating loss carryforwards were recognized by the combined Company in the applicable period. The accompanying consolidated financial statements for all the periods presented have been restated to include the results of operations, financial position and cash flows of Digital Video Arts.

   Restructuring of Operations

       In March 1998, SeaChange recorded a charge of $676,000 for the restructuring of operations as part of a planned consolidation of the operations of SC Asia. The charge for restructuring included $569,000 related to the termination of 13 employees, a provision of $60,000 related to the planned vacating of premises and $47,000 of compensation expense associated with stock options for certain terminated employees. At March 31, 1998, SeaChange had notified all terminated employees. All restructuring charges were paid as of December 31, 1998.

7. Lines of Credit and Long-Term Bank Debt

       SeaChange had a $6.0 million revolving line of credit and a $5.0 million equipment line of credit with a bank. This revolving line of credit expired in March 2000 and SeaChange's ability to make purchases under the equipment line of credit expired in March 2000. In July 2000, SeaChange renewed its revolving line of credit and equipment line of credit with a bank. The revolving line of credit was extended until March 2001 and borrowings under the facility increased to $7.5 million. The equipment line of credit was extended to provide SeaChange additional equipment financing of $4.0 million through March 2001. In addition, SeaChange entered into a $3.0 million line of credit facility with the Export-Import Bank of the United States ("EXIM") which allows SeaChange to borrow money based upon eligible foreign customer account balances. The ability to borrow funds by SeaChange under this facility also expired in March 2001. SeaChange is currently in the process of negotiating the renewal of all the lines of credit. Borrowings under all the lines of credit are collateralized by substantially all of SeaChange's assets. Loans made under the revolving line of credit would generally bear interest at a rate per annum equal to the LIBOR rate plus 2% (9.05% at January 31, 2001). Loans under the EXIM line of credit bear interest at a rate per annum equal to the prime rate (9.5% at January 31, 2001). Loans made under the equipment line of credit bear interest at a rate per annum equal to the bank's base rate plus 1.0% (10.5% at January 31, 2001). The loan agreement relating to the lines of credit requires that SeaChange provide the bank with certain periodic financial reports and comply with certain financial ratios including the maintenance of total liabilities, excluding deferred revenue, to net worth ratio of at least .80 to 1.0. At January 31, 2001, SeaChange was not in compliance with certain financial covenants of the loan agreement for all the lines of credit. Subsequent to year-end, SeaChange received a waiver of non-

                       SEACHANGE INTERNATIONAL, INC.

compliance from the bank. As of January 31, 2001, there were $4.0 million in borrowings against the revolving line of credit and borrowings outstanding under the equipment line of credit were $4.9 million. There were no borrowings outstanding under the EXIM line of credit at January 31, 2001.

       In October 2000, SeaChange entered into an agreement with a bank to finance $1.2 million of the construction costs related to the purchase and renovation of a manufacturing mill in New Hampshire that SeaChange previously purchased in February 2000. During the construction period, interest is accrued and payable at a per annum rate of 8.875%. Upon occupancy of the building, the loan converted into two promissory notes whereby SeaChange will pay principal and interest based upon a fixed interest rate per annum over a five and ten year period, respectively (8.875% at January 31, 2001). Borrowings under the loan are secured by the land and buildings of the renovated mill. The loan agreement requires that SeaChange provide the bank with certain periodic financial reports and comply with certain financial ratios. At January 31, 2001, SeaChange were in compliance with all covenants. As of January 31, 2001, borrowings outstanding under the loan were $1.2 million.

       Principal payments under the lines of credit and the construction loan are payable over the next five years as follows:

                                                                     Payments
                                                                    -----------
     Year ended January 31, 2002................................... $ 6,329,000
       2003........................................................   2,074,000
       2004........................................................     938,000
       2005........................................................     186,000
       2006........................................................     203,000
       Thereafter..................................................     349,000
                                                                    -----------
     Total......................................................... $10,079,000
                                                                    ===========

8. INCOME TAXES

       The components of income (loss) before income taxes are as follows:

                                 Year ended December
                                         31,           Month ended  Year ended
                                 --------------------- January 31,  January 31,
                                    1998        1999      2000         2001
                                 -----------  -------- -----------  -----------
     Domestic................... $(7,361,000) $331,000 $(3,614,000) $(2,704,000)
     Foreign....................         --    151,000         --     2,107,000
                                 -----------  -------- -----------  -----------
                                 $(7,361,000) $482,000 $(3,614,000) $  (597,000)
                                 ===========  ======== ===========  ===========

                       SEACHANGE INTERNATIONAL, INC.

       The components of the provision (benefit) for income taxes are as follows:

                               Year ended December                   Year
                                       31,            Month ended    ended
                              ----------------------  January 31,   January
                                 1998        1999        2000      31, 2001
                              -----------  ---------  -----------  ---------
   Current provision
    (benefit):
     Federal................. $(1,913,000) $ 532,000  $       --   $     --
     State...................         --     354,000          --         --
     Foreign.................         --      56,000          --         --
                              -----------  ---------  -----------  ---------
                               (1,913,000)   942,000          --         --
                              -----------  ---------  -----------  ---------
   Deferred benefit:
     Federal.................    (124,000)  (586,000)    (889,000)  (538,000)
     State...................    (752,000)  (371,000)    (267,000)   (86,000)
     Foreign.................         --         --           --     (66,000)
                              -----------  ---------  -----------  ---------
                                 (876,000)  (957,000)  (1,156,000)  (690,000)
                              -----------  ---------  -----------  ---------
                              $(2,789,000) $ (15,000) $(1,156,000) $(690,000)
                              ===========  =========  ===========  =========

       The components of deferred income taxes are as follows:

                                        December 31,  January 31,  January 31,
                                            1999         2000         2001
                                        ------------  -----------  -----------
   Deferred tax assets:
     Inventories......................  $ 1,282,000   $ 1,133,000  $ 1,396,000
     Allowance for doubtful accounts..      405,000       366,000      207,000
     Deferred revenue.................      115,000           --           --
     Software.........................      107,000       106,000       97,000
     Accrued expenses.................      135,000       335,000        8,000
     Property and equipment...........      104,000       200,000       57,000
     Research and development credit
      carryforwards...................      198,000       268,000    1,358,000
     Federal net operating loss
      carryforwards...................          --      1,339,000    3,769,000
     State net operating loss
      carryforwards...................      554,000       573,000      717,000
     Foreign net operating loss
      carryforwards...................          --            --        66,000
     Acquired net operating loss
      carryforwards and basis
      differences.....................    3,361,000     3,361,000    3,361,000
                                        -----------   -----------  -----------
                                          6,261,000     7,681,000   11,036,000
   Valuation allowance................   (3,361,000)   (3,361,000)  (3,361,000)
                                        -----------   -----------  -----------
       Total deferred tax assets......    2,900,000     4,320,000    7,675,000
                                        -----------   -----------  -----------
   Deferred tax liabilities:
     Property and equipment...........          --            --           --
     Deferred Revenue.................          --        246,000          --
                                        -----------   -----------  -----------
       Total deferred tax
        liabilities...................          --        246,000          --
                                        -----------   -----------  -----------
   Net deferred income taxes..........  $ 2,900,000   $ 4,074,000  $ 7,675,000
                                        ===========   ===========  ===========

Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the benefit associated

                       SEACHANGE INTERNATIONAL, INC.

with future deductible temporary differences is recognized if it is more likely than not that the benefit will be realized. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

       The valuation allowance of $3,361,000 at December 31, 1999, January 31, 2000 and January 31, 2001 relates to net operating loss carryforwards and tax basis differences acquired in SeaChange's purchase of SC Asia. These acquired deferred tax assets may only be utilized to offset future taxable income attributable to SC Asia. In addition, the recognition of these deferred tax assets are subject to Internal Revenue Code change in ownership rules which may limit the amount that can be utilized to offset future taxable income. SeaChange believes that the valuation allowance is appropriate given the weight of objective evidence, including the historical operating results of IPC. Any tax benefits subsequently recognized related to these assets will first reduce the remaining balance in goodwill and then other acquired intangible assets.

       Although realizability is not assured, based on the weight of available evidence, SeaChange believes it is more likely than not that all remaining deferred tax assets will be realized. The amount of the deferred tax asset considered realizable is subject to change based on future events, including generating taxable income in future periods. SeaChange will continue to assess the need for the valuation allowance at each balance sheet date based on all available evidence. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if SeaChange does not generate sufficient taxable income in future periods.

       In accordance with APB 23, SeaChange does not provide for U.S. federal income taxes on the earnings of its non-U.S. subsidiaries, as it is management's plan to permanently reinvest in operations outside the U.S. At January 31, 2001, undistributed earnings of approximately $163,000 are considered by SeaChange to be permanently invested in certain foreign subsidiaries. The amount of tax that would be owed if the profits were distributed is $56,000.

       At January 31, 2001, SeaChange had federal and state net operating loss carryforwards of approximately $10,341,000 and $15,467,000, respectively, which expire at various dates through 2021. Of these amounts, $4,030,000 and $4,030,000, respectively, relate to deductions for disqualifying dispositions of incentive stock options that will be credited to paid-in capital, when realized.

       At January 31, 2001, SeaChange had federal and state research and development tax credit carryforwards of approximately $1,098,000 and $359,000, respectively, which expire at various dates through 2016. Of these amounts, $38,000 and $0, respectively, relate to qualified wage expenses incurred as a result of disqualifying dispositions of incentive stock options by employees that will be credited to paid-in capital, when realized.

                       SEACHANGE INTERNATIONAL, INC.

       The income tax provision (benefit) computed using the federal statutory income tax rate differs from SeaChange's effective tax rate primarily due to the following:

                                  Year Ended December                   Year
                                           31            Month Ended    Ended
                                  ---------------------  January 31,   January
                                     1998        1999       2000      31, 2001
                                  -----------  --------  -----------  ---------
   Statutory U.S. federal tax
    rate........................  $(2,552,000) $164,000  $(1,239,000) $(203,000)
     State taxes after state tax
      credits, net of federal
      tax benefits..............     (496,000)  (12,000)    (176,000)   (28,000)
     Other......................      355,000    98,000      278,000    (93,000)
     Research and development
      tax credits...............     (316,000) (446,000)     (25,000)  (443,000)
     Non-deductible acquisition
      costs.....................          --    233,000          --         --
   Acquired net operating
    losses......................          --   (192,000)         --         --
     Nondeductible expenses,
      including write-off of
      acquired in-process
      research and development
      in 1997...................      220,000   140,000        6,000     77,000
                                  -----------  --------  -----------  ---------
                                  $(2,789,000) $(15,000) $(1,156,000) $(690,000)
                                  ===========  ========  ===========  =========

       SeaChange's effective tax benefit rate was 38% and 3% in the year ended December 31, 1998 and 1999, respectively, 32% in the month ended January 31, 2000 and 116% in the year ended January 31, 2001. In the second quarter of 1999, the separate return limitation year (SRLY) regulations were finalized to allow for the use of acquired net operating loss carryforwards where an ownership change and an acquisition has taken place within a six month period. As a result of SeaChange's acquisition of Digital Video Arts, SeaChange recorded a tax benefit of $192,000 in the second quarter of 1999 related to the use of Digital Video Arts net operating loss carryforwards. In the fourth quarter of 1999, the federal research and development tax credit was retroactively extended through June 30, 2004. As a result, SeaChange recorded a tax benefit of $446,000 in the fourth quarter of 1999 related to the utilization of these tax credits.

9. Convertible Preferred Stock

   Stock Authorization

       The Board of Directors is authorized to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges to be determined by the Board of Directors, including dividend rights, voting rights, redemption rights and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

10. Common Stock

   Microsoft investment

       On May 8, 2000, SeaChange and Microsoft Licensing, Inc. entered into a licensing and development agreement whereby Microsoft agreed to license to SeaChange certain technology to be used by SeaChange in connection with the development by SeaChange of plug-ins for the streaming media server software update currently being developed by Microsoft to its Windows NT/Windows 2000 operating system. Under the terms of the agreement, SeaChange is also entitled to use the Microsoft technology to enhance SeaChange's software to use the updated streaming media server software being developed by Microsoft. The parties intend that SeaChange will be able to promote and ship the enhanced SeaChange software as its primary streaming media system for all Microsoft Windows 2000-based SeaChange systems.

                       SEACHANGE INTERNATIONAL, INC.

       In addition to the ability to use the technology owned by Microsoft and licensed to SeaChange pursuant to the licensing and development agreement, Microsoft purchased 277,162 shares of SeaChange's common stock for $10 million. In addition, under the terms of the agreement, Microsoft may purchase approximately $10 million of additional shares of SeaChange's common stock upon the satisfaction of certain commercial milestones. The initial shares purchased for $10 million was completed by SeaChange and Microsoft on May 23, 2000.

   Stock Split

       On December 10, 1999, the Board of Directors authorized a 3-for-2 stock split of SeaChange's common stock, which became effective on December 27, 1999. All shares of common stock, common stock options, preferred stock conversion ratios and per share amounts included in the accompanying consolidated financial statements have been adjusted to give retroactive effect to the stock split for 1999.

   Treasury Stock

       In 1999, SeaChange repurchased and retired 47,250 shares of its common stock from employees of SeaChange. All of the shares were held for more than six months from the time the shares became vested. Accordingly, no compensation expense was recorded for the difference between the repurchase price and the original purchase price paid by the stockholder.

   Reserved Shares

       At January 31, 2001, SeaChange had 3,982,183 shares of common stock reserved for issuance upon the exercise of common stock options and the purchase of stock under the Employee Stock Purchase Plan.

11. Stock Plans

   Employee Stock Purchase Plan

       In September 1996, SeaChange's Board of Directors adopted and the stockholders approved an employee stock purchase plan (the "Stock Purchase Plan"), effective January 1, 1997, which provides for the issuance of a maximum of 450,000 shares of common stock to participating employees who meet eligibility requirements. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of SeaChange's stock and directors who are not employees of SeaChange may not participate in the Stock Purchase Plan. The purchase price of the stock is 85% of the lesser of the average market price of the common stock on the first or last business day of each six-month plan period. During the year ended December 31, 1998, and 1999, the one month ended January 31, 2000 and the year ended January 31, 2001, 79,157, 87,014, 0, and 67,795 shares of common stock, respectively, were issued under the Stock Purchase Plan. As of January 31, 2001, 171,992 shares are available under the Stock Purchase Plan for issuance.

   1995 Stock Option Plan

       The Amended and Restated 1995 Stock Option Plan (the "1995 Stock Option Plan") provides for the grant of incentive stock options and nonqualified stock options for the purchase of up to an aggregate of 4,800,000 shares of SeaChange's common stock by officers, employees, consultants and directors of SeaChange. The Board of Directors is responsible for administration of the 1995 Stock Option Plan and determining the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options generally vest ratably over five years. SeaChange may

                       SEACHANGE INTERNATIONAL, INC.

not grant an employee incentive stock options with a fair value in excess of $100,000 that are initially exercisable during any one calendar year.

       Incentive stock options may be granted to employees at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of SeaChange's voting stock). Nonqualified stock options may be granted to any officer, employee, director or consultant at an exercise price per share as determined by SeaChange's Board of Directors.

       Options granted under the 1995 Stock Option Plan generally expire ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of SeaChange's voting stock).

   Director Stock Option Plan

       In June 1996, SeaChange's Board of Directors adopted and the stockholders approved a director stock option plan (the "Director Option Plan") which provides for the grant of options to full time directors of SeaChange to purchase a maximum of 45,000 shares of common stock under the Director Option Plan. Under the Director Option Plan, participating directors receive an option to purchase 5,062 shares of common stock per annum. Options granted under the Director Option Plan vest as to 33 1/3% of the shares underlying the option immediately upon the date of the grant, and vest as to an additional 8 1/3% of the shares underlying the option at the end of each of the next 8 quarters, provided that the optionee remains a director. Directors will also receive, on each three-year anniversary of such director's option grant date, an additional option to purchase 5,062 shares of common stock, provided that such director continues to serve on the Board of Directors. All options granted under the Director Option Plan have an exercise price equal to the fair value of the common stock on the date of grant and a term of ten years from the date of grant.

       Transactions under the 1995 Stock Option Plan and the Director Option Plan during the years ended December 31, 1998 and 1999, the one month ended January 31, 2000 and the year ended January 31, 2001 are summarized as follows:

                                                                     Month ended          Year ended
                                 Year ended December 31,             January 31,         January 31,
                          --------------------------------------- ------------------- -------------------
                                 1998                1999                2000                2001
                          ------------------- ------------------- ------------------- -------------------
                                     Weighted            Weighted            Weighted            Weighted
                                     average             average             average             average
                                     exercise            exercise            exercise            exercise
                           Shares     price    Shares     price    Shares     price    Shares     price
                          ---------  -------- ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning
 of period..............  1,714,586   $7.60   2,113,824   $ 5.34  2,040,053   $ 7.79  2,054,539   $ 8.29
Granted.................  1,334,594    4.95     524,739    14.76     35,400    35.50  2,006,977    26.82
Exercised...............   (135,790)   3.71    (310,753)    3.94    (14,330)    4.28   (392,669)    4.57
Cancelled...............   (799,566)   9.99    (287,757)    6.00     (6,584)    6.61   (203,883)   19.57
                          =========           =========           =========           =========
Outstanding at period
 end....................  2,113,824   $5.34   2,040,053   $ 7.79  2,054,539   $ 8.29  3,464,964   $18.80
                          =========           =========           =========           =========
Options exercisable at
 period end.............    473,465             594,265             625,387             834,024
Weighted average fair
 value of options
 granted during the
 period.................              $3.54               $ 7.11              $26.57              $22.36

                       SEACHANGE INTERNATIONAL, INC.

   The following table summarizes information about employee and director stock options outstanding at January 31, 2000 and January 31, 2001:

                                  Options outstanding at           Options outstanding at
                                     January 31, 2000                 January 31, 2001
                             -------------------------------- --------------------------------
                                          Weighted                         Weighted
                                           average                          average
                                          remaining  Weighted              remaining  Weighted
                                         contractual average              contractual average
                               Number       life     exercise   Number       life     exercise
                             outstanding   (years)    price   outstanding   (years)    price
                             ----------- ----------- -------- ----------- ----------- --------
   Range of exercise prices
     $0.33 to 0.82.........     142,580     3.48      $0.75       34,496     4.68      $ 0.70
      2.80 to 4.00.........     540,831     8.51       3.87      393,814     7.72        3.95
      4.45 to 6.25.........     697,412     8.01       5.48      543,049     7.02        5.47
      6.58 to 10.00........     285,505     8.50       7.47      237,247     7.59        7.49
     10.33 to 14.33........     143,677     9.17      11.55      128,271     8.24       11.46
     19.17 to 23.31........      74,138     6.73      19.46    1,017,361     9.60       23.08
     26.75 to 39.13........     170,396     9.91      33.92    1,110,726     9.22       30.49
                              ---------     ----      -----    ---------     ----      ------
                              2,054,539     8.09      $8.29    3,464,964     8.62      $18.80
                              =========     ====      =====    =========     ====      ======

                                       Options exercisable  Options exercisable
                                                at                   at
                                         January 31, 2000     January 31, 2001
                                       -------------------- --------------------
                                                   Weighted             Weighted
                                                   average              average
                                         Number    exercise   Number    exercise
                                       exercisable  price   exercisable  price
                                       ----------- -------- ----------- --------
   Range of exercise prices
     $0.33 to 0.82....................   117,781    $0.76      34,496    $ 0.70
      2.80 to 4.00....................   152,791     3.72     143,364      3.87
      4.45 to 6.25....................   250,966     5.41     288,960      5.41
      6.58 to 10.00...................    48,899     7.64      97,122      7.54
     10.33 to 14.33...................    12,812    12.91      41,847     11.63
     19.17 to 23.31...................    42,138    19.33      39,343     19.47
     26.75 to 39.13...................       --       --      188,892     30.68
                                         -------    -----     -------    ------
                                         625,387    $5.39     834,024    $11.90
                                         =======    =====     =======    ======

                       SEACHANGE INTERNATIONAL, INC.

   Fair Value Disclosures

       SeaChange applies APB 25 in accounting for employee stock awards. Compensation expense associated with equity awards of $47,000 has been recorded for the year ended December 31, 1998. Had compensation expense for SeaChange's employee stock plans been determined based on the fair value at the grant dates, as prescribed in SFAS 123, SeaChange's net income (loss) and earnings
(loss) per share would have been as follows:

                              Year ended December
                                      31,           Month ended   Year ended
                              --------------------- January 31,  January 31,
                                 1998        1999      2000          2001
                              -----------  -------- -----------  ------------
   Net income (loss)
     As reported............. $(4,572,000) $497,000 $(2,458,000) $ (1,007,000)
     Pro forma............... $(6,456,000) $122,000 $(2,703,000) $(14,825,000)
   Basic earnings (loss) per
    share
     As reported............. $     (0.24) $   0.02 $     (0.12) $      (0.05)
     Pro forma............... $     (0.34) $   0.01 $     (0.13) $      (0.68)
   Diluted earnings (loss)
    per share
     As reported............. $     (0.24) $   0.02 $     (0.12) $      (0.05)
     Pro forma............... $     (0.34) $   0.01 $     (0.13) $      (0.68)

       The fair value of each option granted was estimated on the date of grant assuming a weighted average volatility factor of 67% for the year ended December 31, 1998, 46% for the year ended December 31, 1999, and 100% for the month ended January 31, 2000 and twelve months ended January 31, 2001. Additional weighted average assumptions used for grants during the years ended December 31, 1998 and 1999, the one month ended January 31, 2000 and the year ended January 31, 2001 included: dividend yield of 0.0% for all periods; risk-free interest rates of 6.00% for options granted during the year ended December 31, 1998, 5.54% for options granted during the year ended December 31, 1999 and the one month ended January 31, 2000 and 4.94% for option granted the year ended January 31, 2001; and an expected option term of 5 years for all periods.

       Because additional option grants are expected to be made each year and options vest over several years, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

   Stock Option Repricing

       On January 23, 1998, the Compensation and Option Committee of the Board of Directors of SeaChange ("Committee") determined that, because certain stock options held by employees of SeaChange had an exercise price significantly higher than the fair market value of SeaChange's common stock, such stock options were not providing the desired long-term incentive to employees. Accordingly, the Committee granted those employees whose options were between $10.00 and $16.42 per share an opportunity to cancel their existing options for new options on a 1-for-1 basis, with a new five-year vesting schedule beginning on January 23, 1998. Employees whose options were above $16.42 were offered an opportunity to cancel their existing options for new options on a 2-for-3 basis, with no change in their original vesting schedule. As a result of this stock option repricing, new options were granted to purchase 319,169 shares of common stock and the average exercise price of such options was reduced from $14.79 per share to $5.50 per share, the fair market value of SeaChange's common stock at the close of the market on January 22, 1998. With the exception of one executive officer, SeaChange's directors and executive officers were not eligible to participate in this stock option repricing. During the execution of the stock option repricing plan, SeaChange's stock price was below $5.50 per share and, therefore, no compensation charge was recorded as a result of the stock option repricing.

                       SEACHANGE INTERNATIONAL, INC.

12. Commitments and Contingencies

       SeaChange leases its operating facilities and certain office equipment under non-cancelable capital and operating leases, which expire at various dates through 2007. Rental expense under operating leases was approximately $1,341,000, $1,681,000, $167,000, and $2,307,000 for the years ended December
31, 1998 and 1999, the month ended January 31, 2000, and the year ended January 31, 2001, respectively. Future commitments under minimum lease payments as of January 31, 2001 are as follows:

                                                            Capital  Operating
                                                            -------- ----------
   Year ended January 31, 2002............................. $221,000 $1,638,000
     2003..................................................  145,000  1,334,000
     2004..................................................   60,000    871,000
     2005..................................................      --     861,000
     2006..................................................      --     295,000
   Thereafter..............................................      --     327,000
                                                            -------- ----------
   Minimum lease payments..................................  426,000 $5,326,000
                                                                     ==========
   Less: Amount representing interest......................   39,000
                                                            --------
                                                            $387,000
                                                            ========

       SeaChange had non-cancelable purchase commitments for inventories of approximately $5,400,000 at January 31, 2001.

       On March 17, 2000, Beam Laser Systems, Inc. and Frank L. Beam instituted a claim (Civil Action No. 2:00-CV-195) in the federal courts in the Eastern District of Virginia against one of our customers, Cox Communications, Inc. This claim was later amended by Beam Laser on June 16, 2000 to also include two related companies of Cox Communications: CableRep, Inc. and CoxCom, Inc. Beam Laser has asserted that the ad insertion technology, which includes our spot ad insertion system, used by Cox Communications, CableRep and CoxCom infringes two of the patents held by Beam Laser (Patents No. 4,814,883 and 5,200,825). Beam Laser is seeking both an injunction and monetary damages from the defendants in that case. The defendants have made a counterclaim against Beam Laser seeking a declaration of non-infringement, invalidity and unenforceability of the two patents held by Beam Laser that are at question. On May 19, 2000, we filed a motion seeking to intervene in the action between our customer and Beam Laser, and to transfer the case to the District Court of Massachusetts. On June 23, 2000, the court granted our intervention motion and deferred ruling on the issue of transfer. Also on June 23, 2000, we filed our intervenor complaint in the Virginia action seeking, among other things, a declaratory judgment of non-infringement, invalidity and unenforceability regarding the two patents of Beam Laser that are at question. In addition, we have agreed to indemnify our customer for claims brought against the customer that are related to the customer's use of our products. On October 23, 2000, the court denied our motion to transfer. On November 29, 2000, Beam Laser filed a motion to amend its pleading to add claims against us seeking equitable relief, a finding of willful or contributory infringement, and attorneys' fees. On January 26, 2001, the magistrate denied Beam Laser's motion to amend. Beam Laser has filed an objection to this denial, and on March 16, 2001, the court allowed Bearn's motion to amend the complaint, to add charges of infringement against SeaChange, but not allowing any claims for damages or willful infringement. In addition, on April 20, 2001, the court denied a motion for summary judgement of laches, stating it will schedule an evidentiary hearing. This dispute has no scheduled trial date, though one is expected this year.

       On June 13, 2000, we filed in the United States District Court for the District of Delaware a lawsuit against one of our competitors, nCube Corp., whereby we alleged that nCube's MediaCube-4 product infringed

                       SEACHANGE INTERNATIONAL, INC.

a patent held by us (Patent No. 5,862,312). In instituting the claim, we sought both a permanent injunction and damages in an unspecified amount. nCube made a counterclaim against us that the patent held by us was invalid and that nCube's MediaCube-4 product did not infringe our patent. On September 6, 2000, nCube conceded, based on the District Court's prior claim construction ruling, that its MediaCube-4 product infringed our patent. On September 25, 2000 the court upheld the validity of our patent. nCube has filed motions challenging both the jury's verdict and the District Court's claim construction ruling. The District Court has yet to rule on nCube's motions. At this time we are awaiting the court's decision regarding a permanent injunction. Damages will be determined in future proceedings.

       On January 8, 2001, nCube Corp. filed a complaint against us in the United States District Court for the District of Delaware alleging that our use of our Media Cluster, Media Express and Media Server technology each infringe a patent held by nCube (Patent No. 5,805,804). In instituting the claim, nCube has sought both an injunction and monetary damages in an unspecified amount. We responded on January 26, 2001, denying that the claim of infringement. We also asserted a counterclaim seeking a declaration from the District Court that U.S. Patent No. 5,805,804 is invalid and not infringed.

       On June 14, 1999, we filed a defamation complaint against Jeffrey Putterman, Lathrop Investment Management, Inc. and Concurrent Computer Corporation in the Circuit Court of Pulaski County, Arkansas alleging that the defendants conspired to injure our business and reputation in the marketplace. The complaint further alleges that Mr. Putterman and Lathrop Investment Management, Inc. defamed us through false postings on an Internet message board. The complaint seeks unspecified amounts of compensatory and punitive damages. On June 14, 2000, Concurrent filed a counterclaim under seal against us seeking unspecified damages. These motions are currently pending and no trial date has been set.

       We cannot be certain of the outcome of the foregoing litigation, but do plan to oppose allegations against us and assert our claims against other parties vigorously. In addition, as these claims are in the early stages of discovery and certain claims for damages are as yet unspecified, we are unable to estimate the impact to our business, financial condition, and results of operations or cash flows.

13. Employee Benefit Plan

       SeaChange sponsors a 401(k) retirement savings plan (the "Plan"). Participation in the Plan is available to full-time employees who meet eligibility requirements. Eligible employees may contribute up to 15% of their annual salary, subject to certain limitations. SeaChange matches contributions up to 25% of the first 6% of compensation contributed by the employee to the Plan. During the years ended December 31, 1998 and 1999, the month ended January 31, 2000, and the year ended January 31, 2001, SeaChange contributed $189,000, $225,000, $19,000, and $286,000, respectively, to the Plan.

14. Comcast Equity Investment and Video-on-Demand Purchase Agreements

       On December 1, 2000, SeaChange and Comcast Cable Communications, Inc. entered into a video-on-demand purchase agreement for SeaChange's interactive television video servers and related services. Under the terms of the video-on-demand purchase agreement, Comcast has committed to purchase SeaChange's equipment capable of serving a minimum of one million cable subscribers by approximately December 2002. In addition, Comcast may earn up to an additional 450,000 incentive common stock purchase warrants through December 2003 based on the number of cable subscribers in excess of one million who are served by SeaChange's equipment which has been purchased by Comcast. In connection with the execution of this

                       SEACHANGE INTERNATIONAL, INC.

commercial agreement, SeaChange entered into a common stock and warrant purchase agreement, dated as of December 1, 2000, with Comcast SC Investment, Inc., whereby Comcast SC agreed to purchase, subject to certain closing conditions including registration of the shares purchased thereby, 466,255 shares of SeaChange's common stock for approximately $10 million and Comcast SC would receive a warrant to purchase 100,000 shares, exercisable at $21.445 per share, of SeaChange's common stock. This stock and warrant purchase agreement was terminated by SeaChange and Comcast SC on February 28, 2001. The terms and conditions of the video-on-demand purchase agreement have not been modified.

       On February 28, 2001, SeaChange and Comcast SC signed and closed a new common stock and warrant purchase agreement on terms similar to the prior agreement. Under the terms of this new agreement, SeaChange sold in a private placement to Comcast SC for approximately $10,000,000 an aggregate of 756,144 shares of SeaChange's common stock and a warrant to purchase 100,000 shares of SeaChange's common stock with an exercise price of $13.225 per share. Under certain conditions determined upon the effectiveness of the registration of the shares, the number of common shares purchased and the number of common stock purchase warrants and related exercise price are subject to adjustment. An additional number of shares of common stock shall be issued to Comcast SC without any additional consideration as is equal to the difference between 756,144, the number of shares of common stock issued on February 28, 2001, and the number of shares obtained by dividing $10,000,000 by the lower of 1) 92% of the closing market price of SeaChange's common stock on the date of effectiveness of this registration statement, and 2) the average of the closing market price of SeaChange's common stock for the five trading days ending on the effective date of this registration statement, if either of such prices is lower than $13.225. The warrant agreement contains an adjustment mechanism such that the warrant is exercisable for an additional 25,000 shares of SeaChange's common stock if the registration statement has not been declared effective on or before March 31, 2001 and an additional 333.33 shares of SeaChange's common stock per day beginning on and including May 1, 2001 for each day up to and including the day the registration statement is declared effective. The warrant agreement also provides that the exercise price of the warrant will be reduced on the effective date of the registration statement to the lower of 1) 92% of the closing market price of SeaChange's common stock on the effective date of the registration statement, and 2) the average of the closing market prices of SeaChange's common stock for the five trading days ending on the date of effectiveness of the registration statement, if either of such prices is lower than $13.225, the exercise price as of the closing date.

       SeaChange will determine the intrinsic value of the common stock purchase and will measure the fair value of the 100,000 common stock purchase warrants at the closing date and will record these amounts as contra-equity. Upon effectiveness of the registration statement, SeaChange will measure the fair value of the additional common shares issued, if any, and the incremental fair value of the common stock warrants, and will add those amounts to the amount of contra-equity initially recorded at the closing date. The contra-equity amount will be amortized in future periods as an offset to gross revenue in proportion to the revenue recognized from the sale of equipment with respect to the first one million subscribers Comcast has committed to under the video-on-demand purchase agreement. The fair value of the additional incentive common stock purchase warrants will also be recorded as an offset to gross revenue as the warrants are earned by Comcast, if any.

                   REPORT OF INDEPENDENT ACCOUNTANTS ON

                       FINANCIAL STATEMENT SCHEDULE

To the Board of Directors

of SeaChange International, Inc.:

   Our audits of the consolidated financial statements referred to in our report dated March 5, 2001, except for the information presented in Note 12 for which the date is April 30, 2001, appearing in the Annual Report to Shareholders of SeaChange International Inc. also included an audit of the financial statement schedule listed in Item 14(a)(2) of Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 5, 2001

                                Schedule II

                       SEACHANGE INTERNATIONAL, INC.

               VALUATION OF QUALIFYING ACCOUNTS AND RESERVES

                            Balance at Charged to Deductions        Balance at
                            beginning  costs and  and write-          end of
                            of period   expenses     offs     Other   period
                            ---------- ---------- ----------  ----- ----------
Allowance for Doubtful
 Accounts:
  Year ended December 31,
   1998.................... $  559,000 $  497,000 $(186,000)  $--   $  870,000
  Year ended December 31,
   1999.................... $  870,000 $  225,000 $(187,000)  $--   $  908,000
  Month ended January 31,
   2000.................... $  908,000 $      --  $     --    $--   $  908,000
  Year ended January 31,
   2001.................... $  908,000 $  516,000 $(682,000)  $--   $  742,000
Inventory Valuation
 Allowance:
  Year ended December 31,
   1998.................... $1,504,000 $2,016,000 $(919,000)  $--   $2,601,000
  Year ended December 31,
   1999.................... $2,601,000 $  458,000 $(395,000)  $--   $2,664,000
  Month ended January 31,
   2000.................... $2,664,000 $   11,000 $     --    $--   $2,675,000
  Year ended January 31,
   2001.................... $2,675,000 $  823,000 $(722,000)  $--   $2,776,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Comcast SC Investment, Inc. is offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained in this document is correct as of any time subsequent to the date hereof or that the affairs of SeaChange have not changed since the date hereof. In this prospectus, references to "SeaChange International," "we," "our" and "us" refer to SeaChange International, Inc.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
SeaChange International..................................................   2
Risk Factors.............................................................   4
Forward-Looking Statements...............................................   9
Use of Proceeds..........................................................   9
Selected Financial Data..................................................  10
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  12
Quantitative and Qualitative Disclosures About Market Risk...............  24
Business.................................................................  25
Management...............................................................  37
Principal Stockholders...................................................  42
Market Price.............................................................  44
Description of Capital Stock.............................................  45
Comcast SC Investment, Inc...............................................  48
Plan of Distribution.....................................................  49
Legal Matters............................................................  51
Experts..................................................................  51
Where You Can Find More Information......................................  51
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                856,144 Shares

                         SEACHANGE INTERNATIONAL, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                                       , 2001

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

   SEC Registration Fee............................................ $  3,076.78
   Nasdaq Filing Fees..............................................    8,561.44
   Legal fees and expenses.........................................  100,000.00
   Accounting fees and expenses....................................   10,000.00
                                                                    -----------
     Total......................................................... $121,638.22
                                                                    ===========

     We will bear all expenses shown above. Comcast SC will bear all underwriting discounts and selling commissions and stock transfer fees and taxes applicable to the sale of the shares sold under this prospectus.

Item 14. Indemnification of Directors and Officers.

     The Delaware General Corporation Law and our Certificate of Incorporation provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SeaChange, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our Certificate of Incorporation filed as Exhibit 4.2 to our registration statement on Form S-8 filed with the SEC on December 8, 1996 (File No. 333-17379) and the amendment thereto filed as Exhibit 4.2 to our registration statement on Form S-3 filed with the SEC on December 6, 2000 (File No. 333-51386).

     We maintain directors' and officers' liability insurance to insure our directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

     In addition, the stock purchase agreement executed in connection with the private placement provides that Comcast SC is obligated, under certain circumstances, to indemnify SeaChange and its directors and officers against certain liabilities, including liabilities under the Securities Act. Reference is made to the common stock and warrant purchase agreement filed as Exhibit
10.1 to this registration statement on Form S-1.

Item 15. Recent Sales of Unregistered Securities

     On December 30, 1999, in connection with the acquisition by us of all of the issued and outstanding shares of capital stock of Digital Video Arts, Ltd., we issued an aggregate of 330,000 shares of common stock to the shareholders of Digital Video Arts, Ltd. and to Corum Group Ltd. pursuant to Section 4(2) of the Securities Act. No underwriter was used in connection with this private placement of securities.

     On May 23, 2000, we sold 277,162 shares of our common stock to Microsoft Corporation in exchange for an aggregate purchase price of $10,000,004.96. This sale was exempt from the registration requirements of the Securities Act, pursuant to Rule 506 of Regulation D of the rules promulgated by the SEC pursuant to the Securities Act as we did not make any general solicitation relating to the sale of these shares and Microsoft Corporation represented to us that it was an accredited investor as such term is defined pursuant to Rule 501 of Regulation D of the rules promulgated by the SEC pursuant to the Securities Act.

     On February 28, 2001, we sold in a private placement to Comcast SC Investment, Inc. for approximately $10,000,000 an aggregate of 756,144 shares of our common stock and a warrant to purchase 100,000 shares of our common stock with an exercise price of $13.225 per share. The number of shares purchased under the purchase agreement, the number of shares for which the warrant is exercisable and the per share exercise price of the warrant is subject to adjustment, as detailed in the prospectus under the heading "Comcast SC Investment, Inc." This sale was exempt from the registration requirements of the Securities Act, pursuant to Rule 506 of Regulation D of the rules promulgated by the SEC pursuant to the Securities Act as we did not make any general solicitation relating to the sale of these shares and Comcast SC represented to us that it was an accredited investor as such term is defined pursuant to Rule 501 of Regulation D of the rules promulgated by the SEC pursuant to the Securities Act.

Item 16. Exhibits.

 Exhibit No.                             Description
 -----------                             -----------
   3.1       --Amended and Restated Certificate of Incorporation of the Company
              (filed as Exhibit 3.3 to the Company's Registration Statement on
              Form S-1 previously filed on November 4, 1996 with the Commission
              (File No. 333-12233) and incorporated herein by reference).

   3.2       --Certificate of Amendment, filed May 25, 2000 with the Secretary of State in the State of Delaware, to the Amended and Restated
              Certificate of Incorporation of the Company (filed as Exhibit 4.1 to the Company's Quarterly Report on 10-Q previously filed on December 15, 2000 with the Commission (Filed No. 000-21393) and incorporated herein by reference).

   3.3       --Amended and Restated By-laws of the Company (filed as Exhibit
              3.5 to the Company's Registration Statement on Form S-1 previously filed on November 4, 1996 with the Commission (File
              No. 333-12233) and incorporated herein by reference).

   4.1       --Specimen certificate representing the Common Stock (filed as
              Exhibit 4.1 to the Company's Registration Statement on Form S-1 previously filed on November 4, 1996 with the Commission (File
              No. 333-12233) and incorporated herein by reference).

   4.2       --Amended and Restated Certificate of Incorporation of the Company
              (filed as Exhibit 3.3 to the Company's Registration Statement on
              Form S-1 previously filed on November 4, 1996 with the Commission
              (File No. 333-12233) and incorporated herein by reference).

   4.3       --Certificate of Amendment, filed May 25, 2000 with the Secretary of State in the State of Delaware, to the Amended and Restated
              Certificate of Incorporation of the Company (filed as Exhibit 4.2 to the Company's registration statement on Form S-3 previously filed on December 6, 2000 with the Commission (Filed No. 333-
              51386) and incorporated herein by reference).

   5.1*      --Opinion of Testa, Hurwitz & Thibeault, LLP.

  10.1       --Amended and Restated 1995 Stock Option Plan (filed as Annex A to the Company's Proxy Statement on Form 14a previously filed on April 28, 2000 with the Commission (File No. 000-21393) and incorporated herein by reference).

  10.2       --1996 Non-Employee Director Stock Option Plan (filed as Exhibit
              10.2 to the Company's Registration Statement on Form S-1 previously filed on November 4, 1996 with the Commission (File
              No. 333-12233) and incorporated herein by reference).

  10.3*      --Second Amended and Restated 1996 Employee Stock Purchase Plan of
              the Company.

  10.4       --Loan Agreement, dated as of October 16, 2000, by and between the
              Company and the Bank of New Hampshire, N.A. (filed as Exhibit
              10.2 to the Company's Quarterly Report on Form 10-Q previously filed on December 15, 2000 with the Commission (File No. 000-
              21393) and incorporated herein by reference).

 Exhibit No.                             Description
 -----------                             -----------

  10.5       --Loan and Security Agreement, dated as of November 10, 1998, by and between Silicon Valley Bank and the Company (filed as Exhibit
              10.5 to the Company's Annual Report on Form 10-K previously filed on March 24, 1999 with the Commission (File No. 000-21393) and incorporated herein by reference).

  10.6       --First Loan Modification Agreement, dated as of March 27, 2000, by and between the Company and Silicon Valley Bank (filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K/A previously filed on April 14, 2000 with the Commission (File
              No.000-21393) and incorporated herein by reference).

  10.7       --Second Loan Modification Agreement, dated as of July 25, 2000, by and among the Company, Silicon Valley Bank and Silicon Valley
              Bank, doing business as Silicon Valley East (filed as Exhibit
              10.1 to the Company's Quarterly Report on Form 10-Q previously filed on September 14, 2000 with the Commission (File No. 000-
              21393) and incorporated herein by reference).

  10.8       --Revolving Line of Credit Amendment, dated as of March 1, 2000, by and between the Company and Silicon Valley Bank (filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K/A previously filed on April 14, 2000 with the Commission (File
              No.000-21393) and incorporated herein by reference).

  10.9       --Export-Import Bank Loan and Security Agreement, dated as of July
              25, 2000, by and among the Company, Silicon Valley Bank and
              Silicon Valley Bank, doing business as Silicon Valley East (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q previously filed on September 14, 2000 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

  10.10      --Common Stock Purchase Agreement, dated as of May 23, 2000, by and between the Company and Microsoft Corporation (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q previously filed on September 14, 2000 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

  10.11      --Registration Rights Agreement, dated as of May 23, 2000, by and between the Company and Microsoft Corporation (filed as Exhibit
              10.4 to the Company's Quarterly Report on Form 10-Q previously filed on September 14, 2000 with the Commission (File No. 000-
              21393) and incorporated herein by reference).

  10.12**    --License and Development Agreement, dated as of May 8, 2000, by and between the Company and Microsoft Licensing, Inc. (filed as
              Exhibit 10.5 to the Company's Amended Quarterly Report on 10-Q
              for the quarterly period ended July 31, 2000 filed on March 1,
              2001 with the Commission (File No. 000-21393) and incorporated herein by reference).

  10.13**    --Investment Term Sheet, dated as of May 8, 2000, by and between the Company and Microsoft Corporation (filed as Exhibit 10.6 to the Company's Amended Quarterly Report on 10-Q for the quarterly period ended July 31, 2000 filed on March 1, 2001 with the
              Commission (File No. 000-21393) and incorporated herein by reference).

  10.14**    --Video-on-Demand Purchase Agreement, dated as of December 1,
              2000, by and between the Company and Comcast Cable Communications of Pennsylvania, Inc. (filed as Exhibit 10.1 to the Company's
              Quarterly Report on Form 10-Q filed on December 15, 2000 with the
              Commission (File No. 000-21393) and incorporated herein by reference).

  10.15*     --Stock Purchase Agreement, dated as of February 28, 2001, by and between the Company and Comcast SC Investment, Inc.

  10.16*     --Amended and Restated Registration Rights Agreement, dated as of
              February 28, 2001, by and between the Company and Comcast SC
              Investment, Inc.

 Exhibit No.                             Description
 -----------                             -----------
  10.17      --Stock Purchase Agreement, dated as of December 10, 1997, by and among the Company, IPC Interactive Pte. Ltd. and the shareholders of IPC Interactive Pte. Ltd. (filed as Exhibit 2.1 to the
              Company's Current Report on Form 8-K previously filed on December
              24, 1997 with the Commission (File No. 000-21393) and
              incorporated herein by reference).

  10.18      --Stock Purchase Agreement, dated as of December 30, 1999, by and among the Company, Digital Video Arts, Ltd. and the stockholders of Digital Video Arts, Ltd. and Corum Group Ltd. (filed as
              Exhibit 2.1 to the Company's Current Report on Form 8-K previously filed on January 14, 2000 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

  10.19      --Registration Rights Agreement, dated as of December 30, 1999, by and among the Company, Digital Video Arts, Ltd. and the stockholders of Digital Video Arts, Ltd. and Corum Group Ltd.
              (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K previously filed on January 14, 2000 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

  10.20      --License Agreement dated May 30, 1996 between Summit Software
              Systems, Inc. and the Company (filed as Exhibit 10.7 to the
              Company's Registration Statement on Form S-1 previously filed on
              November 4, 1996 with the Commission (File No. 333-12233) and incorporated herein by reference).

  10.21      --Lease Agreement dated May 28, 1998 between Robert Quirk, Trustee of Maynard Industrial Properties Associates Trust and the Company
              (filed as Exhibit 10.3 to the Company's Annual Report on Form 10-
              K previously filed on March 24, 1999 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

  21.1       --List of Significant Subsidiaries (filed as Exhibit 21.1 to the
              Company's Annual Report on Form 10-K/A previously filed on April
              14, 2000 with the Commission (File No.000-21393) and incorporated herein by reference).

  23.1***    --Consent of PricewaterhouseCoopers LLP

  23.2       --Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
              5.1)

  24.1       --Power of Attorney (included on signature page).

--------

* Previously filed.

** Confidential treatment requested as to certain portions of the document, which portions have been omitted and filed separately with the Commission.

*** Filed herewith.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maynard and Commonwealth of Massachusetts on May 3, 2001.

                                          Seachange International, Inc.

                                                          *
                                          By: _________________________________
                                                William C. Styslinger, III
                                                President, Chief Executive
                                              Officer, Director and Chairman

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of SeaChange International, Inc., hereby severally constitute and appoint William C. Styslinger, III and William L. Fiedler, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally do all things in our names and on our behalf in such capacities to enable SeaChange International, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Titles                  Date
              ---------                          ------                  ----

                  *                    President, Chief Executive     May 3, 2001
______________________________________  Officer, Director and
      William C. Styslinger, III        Chairman (Principal
                                        Executive Officer)

        /s/ William L. Fiedler         Chief Financial Officer,       May 3, 2001
______________________________________  Secretary, Treasurer and
          William L. Fiedler            Vice President, Finance
                                        and Administration
                                        (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

                  *                    Director                       May 3, 2001
______________________________________
          Martin R. Hoffmann

                  *                    Director                       May 3, 2001
______________________________________
             Carmine Vona

        /s/ William L. Fiedler         Attorney-in-fact
*By: _________________________________
          William L. Fiedler

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
   3.1       --Amended and Restated Certificate of Incorporation of the Company
              (filed as Exhibit 3.3 to the Company's Registration Statement on
              Form S-1 previously filed on November 4, 1996 with the Commission
              (File No. 333-12233) and incorporated herein by reference).

   3.2       --Certificate of Amendment, filed May 25, 2000 with the Secretary of State in the State of Delaware, to the Amended and Restated
              Certificate of Incorporation of the Company (filed as Exhibit 4.1 to the Company's Quarterly Report on 10-Q previously filed on December 15, 2000 with the Commission (Filed No. 000-21393) and incorporated herein by reference).

   3.3       --Amended and Restated By-laws of the Company (filed as Exhibit
              3.5 to the Company's Registration Statement on Form S-1 previously filed on November 4, 1996 with the Commission (File
              No. 333-12233) and incorporated herein by reference).

   4.1       --Specimen certificate representing the Common Stock (filed as
              Exhibit 4.1 to the Company's Registration Statement on Form S-1 previously filed on November 4, 1996 with the Commission (File
              No. 333-12233) and incorporated herein by reference).

   4.2       --Amended and Restated Certificate of Incorporation of the Company
              (filed as Exhibit 3.3 to the Company's Registration Statement on
              Form S-1 previously filed on November 4, 1996 with the Commission
              (File No. 333-12233) and incorporated herein by reference).

   4.3       --Certificate of Amendment, filed May 25, 2000 with the Secretary of State in the State of Delaware, to the Amended and Restated
              Certificate of Incorporation of the Company (filed as Exhibit 4.2 to the Company's registration statement on Form S-3 previously filed on December 6, 2000 with the Commission (Filed No. 333-
              51386) and incorporated herein by reference).

   5.1*      --Opinion of Testa, Hurwitz & Thibeault, LLP.

  10.1       --Amended and Restated 1995 Stock Option Plan (filed as Annex A to the Company's Proxy Statement on Form 14a previously filed on April 28, 2000 with the Commission (File No. 000-21393) and incorporated herein by reference).

  10.2       --1996 Non-Employee Director Stock Option Plan (filed as Exhibit
              10.2 to the Company's Registration Statement on Form S-1 previously filed on November 4, 1996 with the Commission (File
              No. 333-12233) and incorporated herein by reference).

  10.3*      --Second Amended and Restated 1996 Employee Stock Purchase Plan of
              the Company.

  10.4       --Loan Agreement, dated as of October 16, 2000, by and between the
              Company and the Bank of New Hampshire, N.A. (filed as Exhibit
              10.2 to the Company's Quarterly Report on Form 10-Q previously filed on December 15, 2000 with the Commission (File No. 000-
              21393) and incorporated herein by reference).

  10.5       --Loan and Security Agreement, dated as of November 10, 1998, by and between Silicon Valley Bank and the Company (filed as Exhibit
              10.5 to the Company's Annual Report on Form 10-K previously filed on March 24, 1999 with the Commission (File No. 000-21393) and incorporated herein by reference).

  10.6       --First Loan Modification Agreement, dated as of March 27, 2000, by and between the Company and Silicon Valley Bank (filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K/A previously filed on April 14, 2000 with the Commission (File No.
              000-21393) and incorporated herein by reference).

 Exhibit No.                             Description
 -----------                             -----------
  10.7       --Second Loan Modification Agreement, dated as of July 25, 2000, by and among the Company, Silicon Valley Bank and Silicon Valley
              Bank, doing business as Silicon Valley East (filed as Exhibit
              10.1 to the Company's Quarterly Report on Form 10-Q previously filed on September 14, 2000 with the Commission (File No. 000-
              21393) and incorporated herein by reference).

  10.8       --Revolving Line of Credit Amendment, dated as of March 1, 2000, by and between the Company and Silicon Valley Bank (filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K/A previously filed on April 14, 2000 with the Commission (File
              No.000-21393) and incorporated herein by reference).

  10.9       --Export-Import Bank Loan and Security Agreement, dated as of July
              25, 2000, by and among the Company, Silicon Valley Bank and
              Silicon Valley Bank, doing business as Silicon Valley East (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q previously filed on September 14, 2000 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

  10.10      --Common Stock Purchase Agreement, dated as of May 23, 2000, by and between the Company and Microsoft Corporation (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q previously filed on September 14, 2000 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

  10.11      --Registration Rights Agreement, dated as of May 23, 2000, by and between the Company and Microsoft Corporation (filed as Exhibit
              10.4 to the Company's Quarterly Report on Form 10-Q previously filed on September 14, 2000 with the Commission (File No. 000-
              21393) and incorporated herein by reference).

  10.12**    --License and Development Agreement, dated as of May 8, 2000, by and between the Company and Microsoft Licensing, Inc. (filed as
              Exhibit 10.5 to the Company's Amended Quarterly Report on 10-Q
              for the quarterly period ended July 31, 2000 filed on March 1,
              2001 with the Commission (File No. 000-21393) and incorporated herein by reference).

  10.13**    --Investment Term Sheet, dated as of May 8, 2000, by and between the Company and Microsoft Corporation (filed as Exhibit 10.6 to the Company's Amended Quarterly Report on 10-Q for the quarterly period ended July 31, 2000 filed on March 1, 2001 with the
              Commission (File No. 000-21393) and incorporated herein by reference).

  10.14**    --Video-on-Demand Purchase Agreement, dated as of December 1,
              2000, by and between the Company and Comcast Cable Communications of Pennsylvania, Inc. (filed as Exhibit 10.1 to the Company's
              Quarterly Report on Form 10-Q filed on December 15, 2000 with the
              Commission (File No. 000-21393) and incorporated herein by reference).

  10.15*     --Stock Purchase Agreement, dated as of February 28, 2001, by and between the Company and Comcast SC Investment, Inc.

  10.16*     --Amended and Restated Registration Rights Agreement, dated as of
              February 28, 2001, by and between the Company and Comcast SC
              Investment, Inc.

  10.17      --Stock Purchase Agreement, dated as of December 10, 1997, by and among the Company, IPC Interactive Pte. Ltd. and the shareholders of IPC Interactive Pte. Ltd. (filed as Exhibit 2.1 to the
              Company's Current Report on Form 8-K previously filed on December
              24, 1997 with the Commission (File No. 000-21393) and incorporated herein by reference).

  10.18      --Stock Purchase Agreement, dated as of December 30, 1999, by and among the Company, Digital Video Arts, Ltd. and the stockholders of Digital Video Arts, Ltd. and Corum Group Ltd. (filed as
              Exhibit 2.1 to the Company's Current Report on Form 8-K previously filed on January 14, 2000 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

 Exhibit No.                             Description
 -----------                             -----------
 10.19       --Registration Rights Agreement, dated as of December 30, 1999, by and among the Company, Digital Video Arts, Ltd. and the
              stockholders of Digital Video Arts, Ltd. and Corum Group Ltd.
              (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K
              previously filed on January 14, 2000 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

 10.20       --License Agreement dated May 30, 1996 between Summit Software
              Systems, Inc. and the Company (filed as Exhibit 10.7 to the
              Company's Registration Statement on Form S-1 previously filed on
              November 4, 1996 with the Commission (File No. 333-12233) and incorporated herein by reference).

 10.21       --Lease Agreement dated May 28, 1998 between Robert Quirk, Trustee of Maynard Industrial Properties Associates Trust and the Company
              (filed as Exhibit 10.3 to the Company's Annual Report on Form 10-
              K previously filed on March 24, 1999 with the Commission (File
              No. 000-21393) and incorporated herein by reference).

 21.1        --List of Significant Subsidiaries (filed as Exhibit 21.1 to the
              Company's Annual Report on Form 10-K/A previously filed on April
              14, 2000 with the Commission (File No. 000-21393) and incorporated herein by reference).

 23.1***     --Consent of PricewaterhouseCoopers LLP.

 23.2        --Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
              5.1).

 24.1        --Power of Attorney (included on signature page).

--------

*   Previously filed.

** Confidential treatment requested as to certain portions of the document, which portions have been omitted and filed separately with the Commission.

***  Filed herewith.